UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PARTY CITY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Party City Corporation (the “Party City common stock”)

(2)	Aggregate number of securities to which transaction applies:
17,319,386 shares of Party City common stock
3,092,516 options to purchase shares of Party City common stock with an exercise price of less than $17.50
29,230 shares of Party City common stock issuable pursuant to the employee stock purchase plan
5,420 shares of Party City common stock issuable pursuant to the management stock purchase plan

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$17.50 per share of Party City common stock

$17.50 minus weighted average price of $11.83 per share of outstanding options to purchase shares of Party City common stock with an exercise price of less than $17.50

$17.50 minus weighted average price of $11.98 per share of Party City common stock issuable pursuant to the employee stock purchase plan

$17.50 minus weighted average price of $10.56 per share of Party City common stock issuable pursuant to the management stock purchase plan

$17.50 minus weighted average price of $1.07 per share of outstanding warrants to purchase shares of Party City common stock with an exercise price of less than $17.50

(4)	Proposed maximum aggregate value of transaction: $361,794,450

(5)	Total fee paid: $42,583

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PARTY CITY CORPORATION
400 Commons Way
Rockaway, New Jersey 07866
, 2005
Dear Stockholder:
      You are cordially invited to attend a special meeting of the stockholders of Party City Corporation, which will be held at                     , on                     , 2005, beginning at                     , local time.
      On September 26, 2005, the board of directors of Party City approved, and Party City entered into an Agreement and Plan of Merger (which we refer to, as amended, as the “merger agreement”) with Amscan Holdings, Inc. and its wholly owned subsidiary, BWP Acquisition, Inc. Amscan Holdings, Inc. and BWP Acquisition, Inc. are currently indirectly owned by investment funds affiliated with Berkshire Partners LLC and Weston Presidio. If the merger is completed, Party City will become a wholly owned subsidiary of Amscan Holdings, Inc., and you will be entitled to receive $17.50 in cash, without interest, for each share of Party City common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement.
      After careful consideration, our board of directors has unanimously approved the merger agreement and the board of directors and its special committee determined that the merger and the merger agreement are fair to, advisable and in the best interests of our company and our stockholders. The special committee and our board of directors unanimously recommend that you vote “FOR” the adoption of the merger agreement. In reaching their respective determinations, the special committee and our board of directors considered a number of factors, as described in the accompanying proxy statement.
      The accompanying proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Party City from documents filed with the Securities and Exchange Commission.
      Regardless of the number of shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Party City common stock entitled to vote. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.
      Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or submit your proxy by telephone or over the internet following the instructions on the proxy card as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.
      Thank you for your cooperation and your continued support of Party City Corporation.

Sincerely,

Ralph D. Dillon
Non-Executive Chairman of the Board
      Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.
      This proxy statement is dated                     , 2005 and is first being mailed to stockholders on or about                     , 2005.

PARTY CITY CORPORATION
400 Commons Way
Rockaway, New Jersey 07866
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On                       , 2005
To Our Stockholders:
     We will hold a special meeting of the stockholders of Party City Corporation at                   , on                   , 2005, beginning at                   , local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2005, as amended, by and among Amscan Holdings, Inc., BWP Acquisition, Inc. and Party City Corporation, which provides for the merger of BWP Acquisition, Inc., a wholly-owned subsidiary of Amscan Holdings, Inc., with and into Party City Corporation, with Party City Corporation continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of Party City Corporation (other than shares held (i) as treasury shares or by any subsidiary of Party City Corporation or (ii) by Amscan Holdings, Inc., BWP Acquisition, Inc. or any subsidiary of BWP Acquisition, Inc.) into the right to receive $17.50 in cash, without interest;

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting.
     Only holders of record of our common stock as of the close of business on                   , 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.
     You are cordially invited to attend the meeting in person.
     Your vote is important, regardless of the number of shares of our common stock you own. The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote. The proposal to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies, requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to adjourn or postpone the meeting, if necessary, to permit further solicitation of proxies, and in accordance with the recommendation of the board of directors on any other matters properly brought before the meeting for a vote.
     If you fail to vote by proxy (whether by mail, by telephone or over the internet) or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment or postponement of the meeting, if necessary, to permit further solicitation of proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.
     Holders of our common stock are entitled to appraisal rights under the General Corporation Law of the State of Delaware in connection with the merger. See “Appraisal Rights” on page 49.

By Order of the Board of Directors,

By:	Joseph J. Zepf

Secretary
Rockaway, New Jersey
                  , 2005
PROPOSED MERGER — YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.
Please do not send your Party City Corporation common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE SPECIAL MEETING OF PARTY CITY STOCKHOLDERS
Date, Time, Place and Purpose of the Special Meeting
Record Date; Quorum
Vote Required
Voting by Directors and Executive Officers
Voting
Revocability of Proxies
Solicitation of Proxies
Other Business
Adjournments and Postponements
Attending the Special Meeting
THE MERGER
Background of the Merger
Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors
Opinion of Our Financial Advisor
Certain Effects of the Merger
Effects on Party City if the Merger is Not Completed
Delisting and Deregistration of Party City Common Stock
Financing
Interests of Certain Persons in the Merger
Fees and Expenses of the Merger
Certain Projections
Voting Agreement
REGULATORY MATTERS
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
THE MERGER AGREEMENT (PROPOSAL 1)
Form of the Merger
Structure
Effective Time
Certificate of Incorporation and Bylaws
Board of Directors and Officers of the Surviving Corporation
Consideration to be Received in the Merger
Payment Procedures
Stock Options and Warrants
Representations and Warranties
Covenants Relating to the Conduct of Our Business
Covenant Relating to the Conduct of Amscan Holdings, Inc.’s Business
No Solicitation
Stockholders Meeting
Indemnification and Insurance
Benefit Arrangements
Conditions to the Merger
Termination of the Merger Agreement
Termination Fees
Amendment
APPRAISAL RIGHTS
MARKET PRICE AND DIVIDEND DATA
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
TRANSACTIONS IN SHARES OF COMMON STOCK
Issuer Purchases of Equity Securities
Purchases by AAH Holdings, Amscan Holdings, Inc. and BWP Acquisition, Inc.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DIRECTORS AND EXECUTIVE OFFICERS OF PARTY CITY
DESCRIPTION OF PARTY CITY CORPORATION
DESCRIPTION OF AMSCAN HOLDINGS, INC.
DESCRIPTION OF BWP ACQUISITION, INC.
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 2)
FUTURE STOCKHOLDER PROPOSALS
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
WHERE YOU CAN FIND MORE INFORMATION
Incorporation by Reference
Section 262 of the General Corporation Law of the State of Delaware
PARTY CITY CORPORATION PROXY FOR SPECIAL MEETING OF STOCKHOLDERS , 2005

Conditions to the Merger	47
Termination of the Merger Agreement	49
Termination Fees	50
Amendment	51
APPRAISAL RIGHTS	51
MARKET PRICE AND DIVIDEND DATA	54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
TRANSACTIONS IN SHARES OF COMMON STOCK	57
Issuer Purchases of Equity Securities	57
Purchases by AAH Holdings, Amscan Holdings, Inc. and BWP Acquisition, Inc.	57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
DIRECTORS AND EXECUTIVE OFFICERS OF PARTY CITY	59
DESCRIPTION OF PARTY CITY CORPORATION	60
DESCRIPTION OF AMSCAN HOLDINGS, INC	60
DESCRIPTION OF BWP ACQUISITION, INC	61
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 2)	61
FUTURE STOCKHOLDER PROPOSALS	61
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	61
WHERE YOU CAN FIND MORE INFORMATION	62
Incorporation by Reference	62
ANNEX A — Agreement and Plan of Merger, dated as of September 26, 2005, as amended on October 11, 2005, by and among Amscan Holdings, Inc., BWP Acquisition, Inc. and Party City Corporation	A-1
ANNEX B — Opinion of Credit Suisse First Boston LLC	B-1
ANNEX C — Section 262 of the General Corporation Law of the State of Delaware	C-1

SUMMARY TERM SHEET
      The following summary term sheet highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 59.
      In this proxy statement, unless the context requires otherwise, the terms “Party City,” “company,” “corporation,” “we,” “our,” “ours” and “us” refer to Party City Corporation and its subsidiaries, and the term the “merger agreement” refers to the agreement and plan of merger, dated as of September 26, 2005, as amended, by and among Amscan Holdings, Inc., BWP Acquisition, Inc. and Party City Corporation. Unless otherwise specifically set forth herein, references to the “date of the merger agreement” refer to the initial date of the agreement, September 26, 2005. We refer to AAH Holdings Corporation herein as “AAH Holdings.”

•	Parties Involved in the Proposed Transaction

Party City Corporation
400 Commons Way
Rockaway, New Jersey 07866
(973) 983-0888
      Party City Corporation is based in Rockaway, New Jersey and was incorporated in the State of Delaware in 1996. Party City is America’s largest party goods chain. Party City operates retail party supplies stores in the United States and sells franchises on an individual store and area franchise basis throughout the United States and Puerto Rico. Party City is publicly traded on The Nasdaq National Market under the symbol “PCTY.”

Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, New York 10523
(914) 345-2020
      Amscan Holdings, Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of AAH Holdings, which is primarily owned by the private equity investment firms of Berkshire Partners LLC and Weston Presidio. Amscan Holdings, Inc. designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan Holdings, Inc. also designs and distributes home, baby, wedding and other gift items.

BWP Acquisition, Inc.
c/o Berkshire Partners LLC
One Boston Place
Boston, MA 02108
(617) 227-0500
      BWP Acquisition, Inc., is a newly formed Delaware corporation and a wholly-owned subsidiary of Amscan Holdings, Inc. Amscan Holdings, Inc. formed BWP Acquisition, Inc. for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

•	The Merger
      On September 26, 2005, the board of directors of Party City approved, and Party City entered into, a merger agreement with Amscan Holdings, Inc. and its wholly owned subsidiary, BWP Acquisition, Inc. Amscan Holdings, Inc. and BWP Acquisition, Inc. are currently indirectly owned by investment funds affiliated with Berkshire Partners LLC and Weston Presidio. If the merger is completed, Party City will become a wholly owned subsidiary of Amscan Holdings, Inc., and each stockholder will be entitled to receive $17.50 in cash, without interest, for each share of Party City common stock owned prior to the merger.

•	The Special Meeting

Date, Time and Place (page 15)
      The special meeting will be held on                     , 2005, at                     , local time, at                     .

Matters to be Considered (page 15)
      You will be asked to consider and vote upon a proposal to adopt the merger agreement that we have entered into with Amscan Holdings, Inc. and BWP Acquisition, Inc., a proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies to adopt the merger agreement and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Recommendation of Special Committee to Board of Directors (page 15)
      Our board of directors established a special committee comprised of certain independent and disinterested members of our board of directors. The special committee was given full authority of the board of directors, including the authority to, among other things, consider, evaluate, negotiate or solicit any offer to purchase all of our outstanding stock or substantially all of our assets on such terms and conditions as it deemed to be in the best interests of us and our stockholders.
      The special committee and our board of directors have unanimously determined that the merger, the merger agreement and the voting agreement are fair to, and in the best interests of, our stockholders. The special committee and our board of directors approved the merger agreement and the transactions contemplated thereby, including the merger, and the related agreements, and recommended that our stockholders vote to adopt the merger agreement.

Record Date (page 15)
      If you owned shares of our common stock at the close of business on                     , 2005, the record date for the special meeting, you are entitled to notice of, and to vote at, the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on the record date, there were                      shares of our common stock outstanding and entitled to be voted at the special meeting.

Required Vote and Voting Agreement (page 15)
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter. Failure to vote by proxy either by mail or in person will have the same effect as a vote “AGAINST” the adoption of the merger agreement but will have no effect on the proposal to adjourn or postpone the meeting. At the request of Amscan Holdings, Inc., Michael E. Tennenbaum, Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC, Special Value Bond Fund, LLC, Special Value Absolute Return Fund, LLC and Special Value Bond Fund II, LLC (collectively “Tennenbaum”) have entered into a voting agreement pursuant to which Tennenbaum has agreed to vote its shares of Party City common stock “FOR” adoption of the merger agreement. As of the record date, such holders represent approximately % of the fully-diluted voting power of the Party City common stock.

Voting by Proxy (page 16)
      You may vote by proxy by completing, signing, dating and returning the enclosed proxy card, or by telephone or over the internet by following the directions on the proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxy (page 16)
      You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy (including by telephone or over the internet) bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Party City; or

•	voting in person at the special meeting.
      Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

•	The Merger Agreement

Structure of the Merger (page 36)
      Upon the terms and subject to the conditions of the merger agreement, BWP Acquisition, Inc., a wholly owned subsidiary of Amscan Holdings, Inc., will be merged with and into us. We will be the surviving corporation. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of Amscan Holdings, Inc. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

What You Will Receive in the Merger (page 37)
      Each holder of shares of our common stock (other than shares held in our treasury, owned by our direct or indirect subsidiaries and owned by Amscan Holdings, Inc., BWP Acquisition, Inc. or any other wholly owned subsidiary of Amscan Holdings, Inc. or BWP Acquisition, Inc. or held by shareholders who are entitled to and who properly exercise dissenters’ rights in compliance with all of the required procedures under the Delaware General Corporation Law) will be entitled to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger.

Party City Stock Options and Warrants (page 38)
      Prior to the effective time of the merger, the merger agreement provides that each unexpired and unexercised option, restricted stock unit or similar rights to purchase shares of Party City common stock, whether or not then exercisable or vested, shall become cancelled and the holder of any such cancelled option or restricted stock unit will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of Party City common stock subject to the option, restricted stock unit or similar right multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock under such option, restricted stock unit or similar right. On and after the date of the merger agreement, no future offer periods may be commenced under our employee stock purchase plan, and any offering period in progress on the date of the merger agreement shall terminate on the earlier of December 30, 2005 and the effective time of the merger. Any accumulated contributions that are required in accordance with the terms of the employee stock purchase plan to be applied to the purchase of our common stock must be so applied no later than the effective time of the merger.
      Prior to the effective time of the merger, the merger agreement provides that Party City will take all necessary actions to provide that all unexpired and unexercised warrants to purchase shares of our common stock shall be cancelled. In consideration for the cancellation, the holders of such warrants will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of common stock subject to the warrant, whether or not then exercisable, multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock subject to the warrant. In addition, the voting agreement provides that, at the request of Amscan Holdings, Inc. at any time prior to the record date for the special meeting, Special Value Bond Fund, LLC, an affiliate of Tennenbaum & Co., LLC, must exercise its warrant in full to purchase 2,496,000 shares of common stock immediately prior to the record date.

Recommendation to Stockholders (page 20)
      The special committee and our board of directors have determined that the merger agreement and the merger are advisable and in the best interests of Party City and its stockholders. Accordingly, our board of directors has unanimously approved the merger agreement, the voting agreement and the merger and our board of directors and the special committee recommend that you vote “FOR” the adoption of the merger agreement.

Opinion of Our Financial Advisor (page 22)
      In connection with the merger, our financial advisor, Credit Suisse First Boston LLC, delivered a written opinion, dated September 26, 2005, to the Party City board of directors as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration. The full text of Credit Suisse First Boston’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse First Boston’s opinion was provided to the Party City board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Financing (page 28)
      Party City and Amscan Holdings, Inc. estimate that the total amount of funds necessary to consummate the merger and the related transactions will be approximately $360 million. These funds will come principally from debt financing arranged by Amscan Holdings, Inc. and BWP Acquisition, Inc. In addition, Amscan Holdings, Inc.’s parent, AAH Holdings, has obtained equity commitments of $68.2 million and $34.2 million from funds affiliated with Berkshire Partners LLC and Weston Presidio, respectively.
      See “The Merger — Financing” beginning on page 28.

Voting Agreement (page 32)
      Concurrently with the execution and delivery of the merger agreement, Amscan Holdings, Inc. and Tennenbaum have entered into a voting agreement pursuant to which Tennenbaum will vote all of its shares of common stock that it is entitled to vote in favor of the merger and the merger agreement. In addition, Tennenbaum has agreed to vote its shares of common stock against any competing acquisition proposal. Under the voting agreement, Tennenbaum has granted to and appointed, until the termination date of the voting agreement, Amscan Holdings, Inc. (including its President and Secretary) and any designee of Amscan Holdings, Inc. its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote its shares of common stock in accordance with the voting agreement. In addition, the voting agreement requires Special Value Bond Fund, LLC, an affiliate of Tennenbaum & Co., LLC, to exercise in full its warrant to purchase common stock under certain conditions. The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement or (iii) written notice of termination of the voting agreement by Amscan Holdings, Inc. to Tennenbaum. Upon termination of the merger agreement pursuant to certain conditions, and the subsequent sale or other disposition of Tennenbaum’s shares to a third party, Tennenbaum will be required to pay to Amscan Holdings, Inc. an amount equal to 50% of any increase in consideration paid to Tennenbaum in respect of their shares over the amounts that would be otherwise payable pursuant to the merger agreement. For a full description of the voting agreement or to review a copy of the voting agreement, see our Current Report on Form 8-K, and the exhibits thereto, filed with the Securities and Exchange Commission on September 27, 2005.
      As of the record date, Tennenbaum beneficially held an aggregate of                      shares of our common stock, representing over      % of the votes eligible to be cast at the special meeting.

Conditions to the Merger (page 46)
      We and Amscan Holdings, Inc. will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:
      Conditions to each party’s obligations:

•	the adoption of the merger agreement by our stockholders;

•	the expiration or termination of the applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act;

•	no statute, rule, regulation, order, decree, judgment, injunction or arbitration award or finding or other order or ruling of a governmental entity, court or arbitrator preventing or prohibiting the consummation of the merger;

•	any consent or approval from each federal and material state and foreign governmental entity having been obtained where the failure to do so would constitute a material violation of law or subject any party to the merger agreement to any material fine or other materially adverse consequence, provided that this condition will not apply as a condition to a party’s obligation to close if such party’s failure to fulfill its obligations under the merger agreement is the cause of the failure to obtain such consent or approval;
      Conditions to our obligations:

•	the representations and warranties of Amscan Holdings, Inc. and BWP Acquisition, Inc. in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers), except for failures of such representations and warranties to be so true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Amscan Holdings, Inc. or BWP Acquisition, Inc. to perform their obligations under the merger agreement or that would not prevent or materially impede, interfere with, hinder or delay the consummation of the merger;

•	Amscan Holdings, Inc. and BWP Acquisition, Inc. each having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;
      Conditions to the obligations of Amscan Holdings, Inc. and BWP Acquisition, Inc.:

•	certain of our representations and warranties in the merger agreement must be true and correct in all material respects at the effective time of the merger, certain of our representations and warranties in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) except where the failure of such representations and warranties to be true and correct will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Amscan Holdings, Inc., BWP Acquisition, Inc. or the surviving corporation in excess of certain thresholds, and certain of our representations and warranties as must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) except for the failure of such representations and warranties to be true and correct which, individually or in the aggregate, do not result in, and could not reasonably be expected to result in, a material adverse effect on us;

•	the receipt by the parties to the merger agreement of the proceeds of the debt financing pursuant to the commitment letters with respect to the debt financing, or alternate debt financing in the same amounts and on terms and conditions no less favorable to Amscan Holdings, Inc. and BWP Acquisition, Inc. than those included in such debt commitment letters;

•	the absence of any material adverse effect on us since September 26, 2005; and

•	Party City having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger.

No Solicitation (page 43)
      We have agreed that we will not:

•	solicit, initiate, propose or knowingly encourage or facilitate any takeover proposal;

•	enter into any agreement or agreement in principle with respect to a takeover proposal; or

•	initiate or participate in any way in negotiations or discussions regarding, or furnish or disclose to any third person any information with respect to or in connection with any takeover proposal.
      However, prior to the adoption by the stockholders of the merger agreement, we would be permitted to respond to a bona fide, written takeover proposal that is made after the date of the merger agreement and that did not result from a breach of the no solicitation provisions of the merger agreement on our part if our board of directors or the special committee determines in good faith after consulting with our legal counsel and financial advisor, that the proposal is or could reasonably be expected to lead to a superior proposal and if our board of directors or the special committee determines in good faith after consulting with our outside legal counsel that it is required to do so to comply with its fiduciary obligations under applicable law. In such case, we may:

•	furnish information with respect to Party City to the third party who made the takeover proposal pursuant to a customary confidentiality agreement no less favorable to us than our confidentiality agreement with Amscan Holdings, Inc.; provided that all such information has previously been provided to Amscan Holdings, Inc. or is provided to Amscan Holdings, Inc. prior to, or concurrently with, the time it is provided to such third party; and

•	participate in discussions and negotiations regarding such takeover proposal.

Termination of the Merger Agreement (page 47)
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite adoption of the merger agreement by our stockholders, and whether before or after our stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of BWP Acquisition, Inc. and us;

•	by either Amscan Holdings, Inc. or us if the effective time shall not have occurred on or before March 31, 2006, unless the failure to consummate the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement, and the conditions relating to the last termination right described under this section do not apply;

•	by Amscan Holdings, Inc. if our board of directors or the special committee (1) withdraws, modifies or changes, in a manner adverse to Amscan Holdings, Inc., its recommendation concerning the merger, (2) approves, adopts or recommends a takeover proposal or superior proposal; (3) allows us to enter into any agreement constituting or relating to, or that is intended to or would be reasonably expected to result in a takeover proposal or (4) take a position contemplated by Rule 14e-2(a) of the Securities Exchange Act of 1934, as amended, other than recommending rejection of a takeover proposal. We refer to these events as an “adverse recommendation change”;

•	by us if, prior to the special meeting of our stockholders to approve the merger agreement and the merger, solely in response to an unsolicited bona fide written takeover proposal from a third party, our board of directors or the special committee makes an adverse recommendation change under the following circumstances:

—	our board of directors or the special committee is required do so in order to comply with its fiduciary duties to our stockholders under applicable law;

—	our board of directors or the special committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such takeover proposal is a superior proposal;

—	we and our board of directors or the special committee are not otherwise in violation of the takeover proposal section of the merger agreement;

—	Amscan Holdings, Inc. has been given three business days notice of our board of directors’ or the special committee’s intention to make such an adverse recommendation change and our board of directors or the special committee has considered in good faith any changes to the merger agreement proposed during such three business day period by Amscan Holdings, Inc. and our board of directors or the special committee shall not have determined that the third party’s takeover proposal would no longer constitute a superior proposal if Amscan Holdings, Inc.’s changes were to be given effect; and

—	we pay Amscan Holdings, Inc. a termination fee of $15 million;

•	by either Amscan Holdings, Inc. or us if the merger agreement fails to receive stockholder approval;

•	by either Amscan Holdings, Inc., BWP Acquisition, Inc. or us if any court or governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•	by Amscan Holdings, Inc. if (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us or March 31, 2006;

•	by us if (1) any of the representations and warranties of either Amscan Holdings, Inc. or BWP Acquisition, Inc. in the merger agreement are or become untrue or inaccurate, or (2) Amscan Holdings, Inc. or BWP Acquisition, Inc. breach any of their respective covenants or agreements in the merger agreement, and, in either such case, Amscan Holdings, Inc. or BWP Acquisition, Inc. cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us or March 31, 2006;

•	by us, if the commitment letters for the debt financing have been withdrawn or the lenders for such debt financing notify Amscan Holdings, Inc. that the conditions set forth in such commitment letters cannot or will not be satisfied, and Amscan Holdings, Inc. is unable to secure alternate commitments for the debt financing to the reasonable satisfaction of our board of directors within thirty calendar days; or

•	by us or Amscan Holdings, Inc., if (1) the closing shall not have occurred on or before March 31, 2006, (2) we are not otherwise in breach of the merger agreement, (3) we have satisfied (or are immediately capable of satisfying) all of the conditions to closing that we have responsibility to fulfill and (4) the only condition to closing that cannot be satisfied is the condition for the consummation of the debt financing.
     Termination Fees (page 48)
      In specified circumstances, if the merger agreement is terminated before the effective time of the merger, we must pay Amscan Holdings, Inc. a termination fee of $15 million. See “The Merger Agreement (Proposal 1) — Termination Fees.”
     Regulatory Matters (page 33)
      Under the provisions of the HSR Act, we and Amscan Holdings, Inc. may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and Amscan Holdings, Inc. filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act effective October 7, 2005.

     Appraisal Rights (page 49)
      Under Delaware law, if you do not vote for adoption of the merger agreement and prior to the stockholder vote on the merger you make a written demand for appraisal of your shares of common stock and you strictly comply with the other requirements of the General Corporation Law of the State of Delaware, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the $17.50 per share merger consideration. This value could be more or less than or the same as the cash merger consideration.
      To exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the General Corporation Law of the State of Delaware, the full text of which is set forth in Annex C to this proxy statement. Your failure to follow the procedures set forth in Section 262 will result in the loss of your appraisal rights.
     Procedures for Receiving Merger Consideration (page 37)
      As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Party City stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
     Tax Considerations for Party City Shareholders (page 33)
      Generally, the merger will be a taxable transaction to our shareholders that are U.S. persons for U.S. federal income tax purposes. A holder of Party City common stock receiving cash in the merger in exchange for the holder’s shares of Party City common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received in the merger and the holder’s adjusted tax basis in the Party City common stock surrendered. Under U.S. federal income tax law, a holder may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Each holder should consult the holder’s own tax advisor for a full understanding of how the merger will affect the holder’s federal, state and local taxes. See “Material U.S. Federal Income Tax Consequences”.
     Market Price of Party City Stock (page 52)
      Our common stock is listed on The Nasdaq National Market (“Nasdaq”) under the trading symbol “PCTY.” On September 26, 2005, which was the last trading day before we announced the merger, our common stock closed at $12.28 per share. On                     , 2005, which was the last trading day before this proxy statement was printed, the Party City’s common stock closed at $           per share.
     Interests of Certain Persons in the Merger (page 29)
      Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our stockholders.
      Some or all of our executive officers may be given an opportunity to participate in an equity incentive plan following the effective time of the merger. Participating executive officers would hold equity interests in AAH Holdings or its subsidiaries through such plan.
      Amscan Holdings, Inc. has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify and hold harmless our current and former directors and officers on the date of the merger agreement for acts or omissions occurring at or prior to the effective time of the merger to the same extent that we indemnified such directors and officers (as of the effective time of the merger agreement). However, Amscan Holdings, Inc. will only indemnify and hold harmless such directors and officers for acts or omissions occurring in connection with the approval of the merger agreement and consummation of the transactions contemplated thereby to the extent permitted by law.
      Amscan Holdings, Inc. has also agreed to cause the surviving corporation to maintain in effect for a period of six years following the effective time of the merger, an insurance and indemnification policy for our current directors and officers covering events occurring prior to the effective time of the merger that is no less favorable in the aggregate than our policy in effect on the date of the merger agreement or, if such coverage is not available, the best coverage available. However, the surviving corporation is not required to pay annual premiums for such policies in excess of 200% of the last annual payment that we made for our current policy prior to the date of the merger agreement. The preceding requirements may be satisfied by prepaid policies obtained prior to the effective time of the merger.
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
      The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Party City special meeting of stockholders. You should still carefully read this entire proxy statement, including each of the annexes.
The Special Meeting

Q:	Why am I receiving these materials?

A:	You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.01 per share, of Party City Corporation (“common stock”). Our board of directors is providing these materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders will be held at , local time, on , 2005 at .

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by our board of directors.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the following proposals:

•	to adopt the merger agreement, which provides for the merger of BWP Acquisition, Inc. with and into Party City with Party City continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of Party City (other than shares held (i) as treasury shares or by any subsidiary of Party City, (ii) by Amscan Holdings, Inc., BWP Acquisition, Inc. or any subsidiary of BWP Acquisition, Inc. or (iii) by shareholders who are entitled to and who properly exercise dissenters’ rights in compliance with all of the required procedures under the Delaware General Corporation Law) into the right to receive $17.50 in cash, without interest;

•	to approve the adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement; and

•	to act on other matters and transact such other business, as may properly come before the meeting.

Q:	How do the special committee and Party City’s board of directors recommend that I vote on the proposals?

A:	The special committee and our board of directors each recommend that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies.

Q:	What vote is required for Party City’s stockholders to adopt the merger agreement?

A:	To adopt the merger agreement, holders of a majority of the outstanding shares of our common stock must vote “FOR” adoption of the merger agreement. At the request of Amscan Holdings, Inc., Michael E. Tennenbaum, Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC, Special Value Bond Fund, LLC, Special Value Absolute Return Fund, LLC and Special Value Bond Fund II, LLC and their affiliates who hold shares of Party City common stock have entered into a voting agreement pursuant to which they have agreed to vote their shares of Party City common stock “FOR” adoption of the merger agreement.

Q:	What vote is required for Party City’s stockholders to approve the proposal to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies?

A:	The proposal to adjourn or postpone the meeting, if necessary, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on , 2005, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, shares of our common stock, held by approximately holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card, or by telephone or over the internet. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will only be permitted to vote your shares on the adoption of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the adoption of the merger agreement or the proposal to solicit additional proxies, if necessary, to adopt the merger agreement, your shares will not be voted.

Q:	How do I vote my shares of Party City common stock?

A:	Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the appendices. You should also determine whether you hold your shares of Party City common stock directly in your name as a registered shareholder or through a broker or other nominee because this will determine the procedure that you must follow in order to vote. If you are a registered holder of Party City common stock (that is, if you hold your Party City common stock in certificate form), you may vote in any of the following ways:

•	by mail — complete, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope as soon as possible;

•	by telephone or over the internet — follow the instructions included with your proxy card. The deadline for voting by telephone or over the internet is 11:59 p.m., New York City time on , 2005; or

•	in person at the special meeting.

Even if you plan to attend the special meeting in person, however, we request that you complete, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope as soon as possible to be sure your shares will be represented at the special meeting if you are unable to attend. This action will not limit your right to vote in person if you attend the special meeting.

Q:	How are votes counted?

A:	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or broker non-votes, will be counted for purposes of determining a quorum, but will have the effect of a vote against the adoption of the merger agreement.

For the proposal to adjourn or postpone the meeting, if necessary, to permit the further solicitation of proxies, you may vote FOR, AGAINST or ABSTAIN. Although abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, abstentions and broker non-votes will not count as votes cast or shares voting on the proposal to adjourn or postpone the meeting. As a result, abstentions and broker non-votes will have no effect on the vote to adjourn or postpone the meeting, which requires the vote of the holders of a majority of the shares present or represented by proxy and voting on the matter.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Party City stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail, by telephone or over the internet. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker to change those instructions.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of stockholders and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Party City common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.
The Merger

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Party City by Amscan Holdings, Inc., a Delaware corporation whose indirect owners currently consist of investment funds affiliated with Berkshire Partners LLC and Weston Presidio, pursuant to an agreement and plan of merger, dated as of September 26, 2005, as amended, among us, Amscan Holdings, Inc. and BWP Acquisition, Inc. Amscan Holdings, Inc. will acquire us by merging BWP Acquisition, Inc. with and into us. We will be the surviving corporation. If the proposed transaction is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of Amscan Holdings, Inc.

Q:	If the merger is completed, what will I be entitled to receive for my shares of Party City common stock and when will I receive it?

A:	You will be entitled to receive $17.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Prior to the effective time of the merger, the merger agreement provides that each unexpired and unexercised option, warrant, restricted stock unit or similar rights to purchase shares of Party City common stock, whether or not then exercisable or vested, shall become cancelled and the holder of any such cancelled option, warrant or restricted stock unit will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of Party City common stock subject to the option, warrant, restricted stock unit or similar right multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock under such option, warrant, restricted stock unit or similar right.

Q:	Am I entitled to appraisal rights?

A:	Under the General Corporation Law of the State of Delaware, holders of Party City common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement at the special meeting and they comply with the Delaware law procedures and requirements, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. For additional information about appraisal rights, see “Appraisal Rights” beginning on page 49 of this proxy statement.

Q:	Why are the special committee and the Party City board of directors recommending the merger?

A:	The special committee and our board of directors believe that the merger and the merger agreement and the voting agreement are advisable and in the best interests of Party City and its stockholders and unanimously recommend that you vote “FOR” the adoption of the merger agreement. To review their reasons for recommending the merger, see the section entitled “The Merger — Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” on pages 20 through 22 of this proxy statement.

Q:	Why was a special committee established?

A:	A special committee of the board of directors was established by the Party City board of directors for the purpose of reviewing, evaluating and, as appropriate, negotiating a possible transaction relating a the sale of, or business combination involving Party City. The special committee is comprised of three independent and disinterested directors. A disinterested director was determined to be a director would have no interest in any sale transaction different than the interests of the unaffiliated Party City shareholders (except with respect to the acceleration of vesting of options to acquire Party City common stock received by all directors).

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before the completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement under “The Merger Agreement (Proposal 1) — Conditions to the Merger” beginning on page 46. These conditions include, among others, obtaining all necessary regulatory approvals to complete the merger, obtaining shareholder and other necessary consents and approvals and Amscan Holdings, Inc.’s receipt of debt financing to complete the merger. If these conditions are not satisfied or waived, the merger will not be completed even if shareholders vote to approve the merger agreement.

Q:	Will the merger be a taxable transaction to me?

A:	Yes. The receipt of cash for shares of Party City common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock. See the section entitled “Material U.S. Federal Income Tax Consequences” on pages 33 through 35 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder adoption of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law. We and Amscan Holdings, Inc. filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act, effective October 7, 2005.

Q:	Should I send in my Party City stock certificates now?

A:	No. After the merger is completed, the exchange agent will send you written instructions for exchanging your Party City stock certificates for cash. You must return your Party City stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our exchange agent receives your Party City stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR PARTY CITY STOCK CERTIFICATES NOW.

Q:	What should I do if I have questions?

A:	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-888-628-1041.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “could,” “should,” “target,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	our ability to satisfy the conditions to complete the merger;

•	the ability to consummate the proposed transaction due to the failure to obtain stockholder approval;

•	the failure to consummate the necessary financing arrangements set forth in a commitment letter received by Amscan Holdings, Inc. and BWP Acquisition, Inc. or the failure to satisfy other conditions to the closing of the proposed transaction;

•	the actual terms of financing that must be obtained for completion of the merger;

•	the ability to recognize the benefits of the transaction;

•	intense competition in Party City’s industry;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that has been or may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic and market conditions, including changes in consumer spending patterns;

•	the effect of war, political unrest, terrorism or catastrophic events;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain and attract key employees;

•	the failure of the merger to close for any other reason;

•	failure to manage the integration of acquired companies; and

•	other factors described in Party City’s annual report on Form 10-K for the year ended July 2, 2005 filed with the Securities and Exchange Commission, which we refer to as the SEC.
      See “Where You Can Find More Information” on page 59. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF PARTY CITY STOCKHOLDERS
      We are furnishing this proxy statement to you, as a stockholder of Party City, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.
Date, Time, Place and Purpose of the Special Meeting
      This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on                     , 2005, beginning at                     local time at                     . The purpose of the special meeting is:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2005, as amended, by and among Amscan Holdings, Inc., BWP Acquisition, Inc. and Party City Corporation, which provides for the merger of BWP Acquisition, Inc., a wholly-owned subsidiary of Amscan Holdings, Inc., with and into Party City Corporation, with Party City Corporation continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of Party City Corporation (other than shares held (i) as treasury shares or by any subsidiary of Party City Corporation or (ii) by Amscan Holdings, Inc., BWP Acquisition, Inc. or any subsidiary of BWP Acquisition, Inc.) into the right to receive $17.50 in cash, without interest;

•	to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof, including any procedural matters incident to the conduct of the special meeting.
      The special committee and our board of directors have, by unanimous votes, determined that the merger agreement and the merger are advisable and in the best interests of Party City and its stockholders and have approved the merger agreement and the merger. The special committee and our board of directors unanimously recommend that our stockholders vote “FOR” adoption of the merger agreement.
Record Date; Quorum
      The holders of record of shares of our common stock as of the close of business on                     , 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.
      On the record date, there were                      shares of our common stock outstanding held by approximately  stockholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.
Vote Required
      Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit the further solicitation of proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy at the special meeting and voting on the matter. At the request of Amscan Holdings, Inc., Tennenbaum and their affiliates who hold shares of Party City common stock have entered into a voting agreement pursuant to which they have agreed to vote their shares of Party City common stock “FOR” adoption of the merger agreement.
      Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card or by telephone or over the internet) or to vote in person will not count as votes cast or shares voting on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement, but will have no effect on the vote to adjourn or postpone the meeting, which requires the vote of the holders of a majority of the shares present or represented by proxy at the special meeting and voting on the matter.
      Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or broker non-votes, will be counted for the purpose of determining whether a quorum is present, but will not be counted as votes cast or shares voting. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement, but will not affect the outcome of the vote to adjourn or postpone the meeting to solicit additional proxies.
Voting by Directors and Executive Officers
      As of                     , 2005, the record date for the special meeting, the directors and executive officers of Party City, held and are entitled to vote, in the aggregate,                     shares of our common stock, representing approximately      % of the outstanding shares of our common stock. Tennenbaum and their affiliates who hold shares of Party City common stock have entered into a voting agreement with Amscan Holdings, Inc., pursuant to which they have agreed to vote their shares of Party City common stock “FOR” adoption of the merger agreement.
Voting
      Stockholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope, or by telephone or over the internet by following the instructions on the proxy card. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement and “FOR” adjournment or postponement of the meeting, if necessary, to permit the further solicitation of proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.
      Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-888-628-1041.
      Stockholders who hold their shares of Party City common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.
Revocability of Proxies
      You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy (including by telephone or over the internet) bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Party City; or

•	voting in person at the special meeting.
      If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.
Solicitation of Proxies
      In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means, including facsimile, or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners.
      We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of $7,500 plus expenses relating to the solicitation.
Other Business
      We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to solicit additional votes in favor of adoption of the merger agreement.
Adjournments and Postponements
      Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. If the special meeting is adjourned to a different place, date or time, Party City need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment or postponement, unless a new record date is or must be set for the adjourned meeting. Our board of directors must fix a new record date if the meeting is adjourned to a date more than 30 days after the date fixed for the original meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Party City’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Party City. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment or postponement of the meeting.

THE MERGER
      This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Background of the Merger
      During the last calendar quarter of 2004, at the request of AAH Holdings, certain members of our board of directors met with representatives of AAH Holdings and discussed if there was a mutual interest in considering a transaction, including a merger, between Party City and AAH Holdings. Party City was familiar with AAH Holdings since Amscan, Inc., a subsidiary of AAH Holdings, supplies party products to Party City. At such time, our board determined a transaction may be advisable if the consideration to be received in such transaction resulted in a significant premium over the then closing price of our common stock. In January 2005, AAH Holdings entered into a non-disclosure agreement with Party City and received limited diligence materials with respect to us. During the first calendar quarter of 2005, Party City received another unsolicited strategic inquiry. At a meeting of our board of directors on March 24, 2005, these inquiries were discussed and since Party City had received two unsolicited strategic inquiries, our board of directors unanimously approved forming a special committee of the board of directors, comprised solely of independent directors Walter Salmon, L.R. Jalenak and Franklin Johnson, to evaluate strategic alternatives. At the same meeting, the board also authorized the special committee to select and work with legal and financial advisors in connection with Party City’s evaluation of strategic alternatives. The special committee subsequently approved retaining Latham & Watkins LLP as Party City’s legal counsel and Credit Suisse First Boston LLC as Party City’s financial advisor.
      During the months of May and June 2005, in accordance with special committee’s instructions, our financial advisor contacted third parties to solicit their interest in a possible transaction with Party City. Approximately 71 parties, including private equity firms and potential strategic buyers, were contacted, including AAH Holdings.
      During the weeks of June 27 through July 19, 2005, 28 parties, including AAH Holdings, executed non-disclosure agreements with Party City and were sent a confidential information memorandum and public information packages concerning Party City. On August 3, 2005, four parties submitted preliminary indications of interest in acquiring Party City. The indications of interest ranged from $13.00 to $16.50 per share, in cash, and included several conditions, including the completion of due diligence and the ability to obtain financing for the aggregate purchase consideration. The indications of interest included an indication of interest from AAH Holdings, which submitted a preliminary indication of interest for between $15.00 and $16.00 per share, in cash. The range of this indication of interest was subject to similar considerations to the other indications of interest.
      At a meeting of our board of directors on August 5, 2005, with our legal and financial advisors in attendance, our board discussed the solicitation process conducted to date and the indications of interest that had been received. Our board agreed that follow-up meetings should be scheduled between each of the parties that submitted an indication of interest, on one hand, and Party City’s management, on the other hand, to provide bidders with additional information concerning Party City. These meetings were initially scheduled to take place in September 2005.
      On August 8, 2005, Party City received a revised proposal from AAH Holdings. AAH Holdings’ revised proposal reflected a purchase price for Party City of $18.00 per share in cash. AAH Holdings indicated that this substantially higher offer would only be available if Party City granted AAH Holdings an exclusive period to conduct due diligence and negotiate a definitive purchase agreement. AAH Holdings’ indication of interest was the highest per share dollar amount offered for Party City.
      A meeting of our board of directors was held on August 9, 2005, with our legal and financial advisors in attendance. At this meeting, the board was informed of AAH Holdings’ revised proposal and request for an exclusive due diligence review period to confirm its proposal. Given that AAH Holdings’ proposal was, in the view of our board and special committee, the highest per share dollar amount and better in terms of AAH Holdings’ willingness to proceed quickly with respect to due diligence and negotiation of a definitive purchase agreement than the other indications of interest received, our board authorized our legal counsel to negotiate a limited exclusivity agreement, subject to certain parameters, with AAH Holdings’ representatives.
      On August 10, 2005, Party City executed an exclusivity agreement with AAH Holdings whereby AAH Holdings was granted an exclusive period, expiring on August 25, 2005, to conduct additional due diligence in order to confirm its $18.00 per share offer price. Therefore, at this time, since AAH Holdings’ revised proposal was conditioned upon grant of this exclusive period, any discussions, including seeking higher indications of interest, with the other parties that submitted indications of interest were suspended.
      On August 16 through August 18, 2005, representatives of AAH Holdings met with our management. Concurrently, AAH Holdings’ advisors, including Ropes & Gray LLP, conducted additional due diligence on Party City. A draft merger agreement prepared by our legal counsel was sent to AAH Holdings on August 18, 2005.
      On August 25, 2005, AAH Holdings submitted a revised written proposal to Party City. As part of its revised proposal, AAH Holdings submitted a proposed revised draft merger agreement and delivered commitment letters from a third party lender to provide the debt financing necessary for the merger. AAH Holdings’ proposal was conditioned on completion of its remaining due diligence review of Party City. Additionally, the proposal contemplated that (i) Tennenbaum Capital Partners, LLC and its affiliates would execute a voting agreement agreeing, among other things, to vote their shares in favor of the merger and (ii) AAH Holdings would be granted an additional exclusivity period to conduct its due diligence review and negotiations.
      On August 26, 2005, our board of directors and the special committee met jointly, with our legal and financial advisors in attendance, to discuss the revised proposal from AAH Holdings. Our board discussed seeking a termination fee from AAH Holdings payable to Party City under certain circumstances, upon termination of the merger agreement. The board and the special committee also discussed Party City’s response to certain matters pertaining to the financing and commitment letters obtained by AAH Holdings, and, in particular, certain due diligence conditions and conditions to closing that the board and the special committee determined to negotiate further in an effort to narrow such conditions. To that end, the board instructed our financial advisor to discuss with AAH Holdings the additional due diligence it would require, with a goal of narrowing the scope of such diligence requirement as much as possible. The board and the special committee also instructed our legal and financial advisors to negotiate terms and conditions in AAH Holdings’ commitment letters with respect to the debt financing for the merger consideration that would be more favorable to Party City. The board and the special committee thereafter approved the extension of the exclusivity period for AAH Holdings to conduct its due diligence and negotiations to September 16, 2005.
      Negotiations with AAH Holdings concerning the matters identified by our board and the special committee at their joint August 26th meeting occurred between August 26, 2005 and August 28, 2005. On August 29, 2005, AAH Holdings submitted a further revised written proposal to reflect certain points that had been agreed to as a result of those negotiations, including a provision whereby, in the event of a termination of the merger agreement under certain circumstances, AAH Holdings would pay Party City a termination fee equal to 5% of the annual system-wide sales of products from certain affiliates of AAH Holdings to Party City for a three-year period. Again, AAH Holdings’ proposal was conditioned on completion of its remaining due diligence review of Party City.
      Our legal counsel, Latham & Watkins, and AAH Holdings’ legal counsel, Ropes & Gray, discussed technical changes to AAH Holdings’ proposal on August 30 and August 31, 2005. On August 31, 2005, Party City and AAH Holdings executed a revised exclusivity agreement pursuant to which AAH Holdings was granted an exclusive period until September 16, 2005 to finalize its due diligence and negotiations. Subsequently, the scheduled meetings between each of the other parties that submitted an indication of interest, on one hand, and Party City’s Management, on the other hand, were canceled.
      From August 31, 2005 through September 16, 2005, representatives of the special committee and AAH Holdings negotiated the terms and conditions, and exchanged drafts, of the merger agreement.
      On September 16, 2005, our board and the special committee met jointly, with our legal and financial advisors in attendance, to discuss the status of negotiations with respect to the proposed transaction. At this meeting, Latham & Watkins reviewed with the board and the special committee certain terms of the proposed merger agreement then under negotiation. Given the continued progress of negotiations with AAH Holdings, the board and the special committee agreed to extend the exclusivity period with AAH Holdings to 6:00 p.m., New York City time, on September 22, 2005.
      On September 21, 2005, our board and the special committee met jointly again with our legal and financial advisors to discuss the status of negotiations with respect to the proposed transaction. At this meeting, our legal counsel reviewed with the board and the special committee material terms of the merger agreement and our financial advisor reviewed with the board and the special committee financial aspects of the proposed merger.
      On September 23, 2005, AAH Holdings informed our financial advisor that, based on its completion of its financial and legal due diligence review of Party City and the transaction documents, it had reduced its offer price to $17.25 in cash per share. The reduction in price was not attributable to operations of the business, but was principally due to the review by AAH Holdings of information that had not been disclosed earlier in the due diligence process given its confidential nature.
      On September 25, 2005, our board and the special committee met jointly with our legal and financial advisors to discuss AAH Holdings’ revised offer price. The board and the special committee rejected the $17.25 offer price and instructed our financial advisor to so inform AAH Holdings. The board and the special committee instructed our financial advisor to continue to negotiate with AAH Holdings in order to seek better terms for the proposed merger.
      On September 26, 2005, after further negotiations with AAH Holdings, AAH Holdings offered a purchase price of $17.50 in cash per share. In the evening of September 26, 2005, our board and the special committee met again with Latham & Watkins and Credit Suisse First Boston to discuss the final proposed terms of the merger. At this meeting, Latham & Watkins reviewed with the board material terms of the merger agreement. Also at this meeting, Credit Suisse First Boston reviewed with the board its financial analysis of the merger consideration and rendered to the board an oral opinion, confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various matters described in its opinion, the per share merger consideration of $17.50 in cash was fair, from a financial point of view, to holders of Party City common stock, other than Tennenbaum & Co., LLC and its affiliates. After full discussion, our board and the special committee unanimously determined that the merger, the merger agreement and the voting agreement were fair to, and in the best interests of, our stockholders and approved the merger agreement and the transactions contemplated thereby, and the related agreements and recommended that our stockholders adopt the merger agreement.
Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors
      After careful consideration, our special committee and our board of directors, in each case by unanimous vote of all its members at a meeting duly called, determined that the merger, the merger agreement and the voting agreement are fair to, and in the best interests of, our stockholders. The special committee and our board of directors recommended that our stockholders vote “FOR” the adoption of the merger agreement. In evaluating the merger, the special committee and the board of directors consulted with our management and legal and financial advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the value of the consideration to be received by our stockholders pursuant to the merger agreement, including the fact that stockholders will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the $17.50 per share to be paid as the consideration in the merger represents premiums of approximately 32.7% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 29.6% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 32.2% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 42.5% to the closing price of our common stock on the day immediately prior to announcement;

•	the merger is the result of an active solicitation process in which approximately 71 private equity firms and strategic buyers were contacted to solicit indications of interest for a possible transaction with us;

•	the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement, prior to the adoption of the merger agreement by the stockholders at the meeting, in order to approve an alternative transaction proposed by a third party that is a “superior proposal” as defined in the merger agreement;

•	the cash merger price of $17.50 per share represents a premium of approximately 92.9% over the highest purchase price of $9.07 that we paid in purchases of our common stock during the past three years, as described under “Transactions in Shares of Common Stock”;

•	the historical market prices and volatility in trading information with respect to our common stock, including the possibility that if we remain as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $17.50 per share cash price to be paid in the merger;

•	historical and current information concerning our business, financial performance and condition, operations, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the efforts made by the special committee and our board of directors and our advisors to negotiate and execute a merger agreement favorable to us;

•	the financial presentation of Credit Suisse First Boston, including its opinion (attached as Annex B hereto), dated September 26, 2005, to the Party City board as to the fairness, from a financial point of view and as of the date of its opinion, of the merger consideration, as more fully described below under the caption “— Opinion of Our Financial Advisor”;

•	the terms of the equity financing and debt financing commitment letters obtained by Amscan Holdings, Inc. and BWP Acquisition, Inc.;

•	the fact that we would be entitled to a termination fee, paid annually for three years in an amount equal to 5% of our and our affiliates’ and franchisees’ total cash expenditures for goods or services supplied by Amscan Holdings, Inc., Amscan, Inc. or any of its subsidiaries to us or our subsidiaries, in the event we terminated the merger agreement because of a breach of the agreement by Amscan Holdings, Inc. or BWP Acquisition, Inc. (assuming we were not in material breach of any representation, warranty, covenant or agreement); and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.
      In the course of its deliberations, the special committee and our board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including the following:

•	the fact that the obligation of Amscan Holdings, Inc. and BWP Acquisition, Inc. to complete the merger is conditioned upon the receipt of proceeds of the debt financing on the terms set forth in the debt commitment letter and that Amscan Holdings, Inc. and BWP Acquisition, Inc. may not be able to secure financing for a variety of reasons, including reasons beyond the control of Amscan Holdings, Inc. and BWP Acquisition, Inc.;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $15 million termination fee to Amscan Holdings, Inc. under certain circumstances;

•	the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of Party City and would not benefit from any appreciation in value of Party City;

•	the possibility that, although the merger provides our shareholders the opportunity to realize a premium over the price at which our common stock traded prior to public announcement of the merger, the price of our common stock might increase in the future to a price greater than $17.50 per share;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our directors and officers in the merger described below under “— Interests of Certain Persons in the Merger”.
      The foregoing discussion of the factors considered by the special committee and our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the special committee and our board of directors. The special committee and our board of directors each collectively reached the unanimous conclusion to recommend the merger agreement, the voting agreement and the merger in light of the various factors described above and other factors that each member of the special committee and our board of directors believed were appropriate. In view of the wide variety of factors considered by the special committee and our board of directors in connection with their evaluation of the merger and the complexity of these matters, the special committee and our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the special committee and our board of directors. Rather, the special committee and our board of directors made their recommendation based on the totality of information presented to them and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.
      After evaluating these factors, the special committee and our board of directors determined that the merger agreement and the voting agreement were advisable, fair to and in the best interests of, our stockholders. Accordingly, the special committee and our board of directors each unanimously recommended the merger agreement, the voting agreement and the merger.
      The special committee and our board of directors unanimously recommend that you vote “FOR” the adoption of the merger agreement.
Opinion of Our Financial Advisor
      We retained Credit Suisse First Boston to act as our financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, we requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration. On September 26, 2005, at a meeting of the Party City board of directors held to evaluate the proposed merger, Credit Suisse First Boston rendered to the Party City board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 26, 2005, to the effect that, as of that date and based on and subject to various matters described in its opinion, the merger consideration was fair, from a financial point of view, to holders of Party City common stock, other than Tennenbaum & Co., LLC and its affiliates.
      The full text of Credit Suisse First Boston’s written opinion, dated September 26, 2005, to the Party City board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B and is incorporated into this proxy statement by reference in its entirety. Holders of Party City common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston’s opinion was provided to the Party City board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to the holders of Party City common stock, other than Tennenbaum & Co., LLC and its affiliates. Credit Suisse First Boston’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse First Boston’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.
      In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement as well as certain publicly available business and financial information relating to Party City. Credit Suisse First Boston also reviewed certain other information relating to Party City, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Party City, and met with Party City’s management to discuss Party City’s business and prospects. Credit Suisse First Boston also considered certain financial and stock market data of Party City and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to Party City and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.
      In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Party City which Credit Suisse First Boston reviewed, Party City’s management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Party City’s management as to Party City’s future financial performance. Credit Suisse First Boston also assumed, with Party City’s consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Party City or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of Party City’s assets or liabilities (contingent or otherwise) and Credit Suisse First Boston was not furnished with any such evaluations or appraisals. Credit Suisse First Boston’s opinion addressed only the fairness, from a financial point of view, to the holders of Party City common stock, other than Tennenbaum & Co., LLC and its affiliates, of the merger consideration and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Party City, nor did it address the underlying business decision of Party City to proceed with the merger. Except as described above, Party City imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.
      In preparing its opinion to the Party City board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Party City’s control. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Party City or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.
      Credit Suisse First Boston was not requested to, and it did not, recommend the specific form or amount of consideration payable in the proposed merger, which consideration was determined through negotiation between Party City and Amscan Holdings, Inc. Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by the Party City board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Party City board of directors, special committee or management with respect to the merger or the merger consideration.
      The following is a summary of the material financial analyses reviewed with the Party City board of directors in connection with Credit Suisse First Boston’s opinion dated September 26, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses. Estimated financial data for Party City prepared by Party City’s management and utilized in the analyses described below excluded non-recurring charges.

Selected Companies Analysis
      Credit Suisse First Boston reviewed the market values and trading multiples of Party City and the following five selected publicly held companies in the party goods and specialty retail industry:

•	Celebrate Express, Inc.

•	Factory Card & Party Outlet Corp.

•	Big Lots, Inc.

•	Claire’s Stores, Inc.

•	Dollar Tree Stores, Inc.
      Credit Suisse First Boston compared, among other things, enterprise values, calculated as equity value plus debt, minority interests, preferred stock and all out-of-the-money convertibles, less cash and cash equivalents, as a multiple of calendar years 2005 and 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston then applied ranges of selected multiples of calendar years 2005 and 2006 estimated EBITDA derived from the selected companies to corresponding financial data of Party City. All multiples were based on closing stock prices on September 23, 2005. Financial data for the selected companies were based on selected publicly available research analysts’ estimates, public filings and other publicly available information. Financial data for Party City were based on public filings of Party City and internal estimates of Party City’s management. This analysis indicated the following approximate implied per share equity reference range for Party City, as compared to the per share merger consideration:
Implied Per Share Equity
Reference Range for Party City

$12.00 - $16.00
Per Share
Merger Consideration

$17.50

Selected Acquisitions Analysis
      Credit Suisse First Boston reviewed the transaction value multiples in the following 24 selected transactions in the specialty retail industry for which public information was available:
Acquiror

•	GameStop Corp.
•	OSIM International/JW Childs Associates,L.P./Temasek Holdings (Private) Limited
•	Bain Capital Partners LLC/Kohlberg Kravis Roberts & Co./Vornado Realty Trust
•	Movie Gallery, Inc.
•	Dick’s Sporting Goods, Inc.
•	Circuit City Stores, Inc.
•	CompUSA Inc.
•	Boise Cascade Corporation
•	Gart Sports Company
•	Advance Auto Parts, Inc.
•	Tweeter Home Entertainment Group, Inc.
•	Gart Sports Company
•	Luxottica Group S.p.A.
•	Bain Capital Partners LLC
•	Leonard Green & Partners, L.P./ Texas Pacific Group
•	May Department Stores Company
•	Barnes & Noble, Inc.
•	Grupo Sanborns, S.A. de C.V.
•	Barnes & Noble, Inc.
•	Freeman Spogli & Co.
•	Lowe’s Companies, Inc.
•	Toys “R” Us, Inc.
•	Staples, Inc.
•	Sears, Roebuck and Co.
Target

•	Electronics Boutique Holdings Corp.
•	Brookstone, Inc.
•	Toys “R” Us, Inc.
•	Hollywood Entertainment Corporation
•	Galyan’s Trading Company, Inc.
•	InterTAN, Inc.
•	Good Guys, Inc.
•	OfficeMax, Inc.
•	The Sports Authority, Inc.
•	Discount Auto Parts, Inc.
•	Sound Advice, Inc.
•	Oshman Sporting Goods, Inc.
•	Sunglass Hut International, Inc.
•	KB Toys, Inc.
•	Petco Animal Supplies, Inc.
•	David’s Bridal, Inc.
•	Funco, Inc.
•	CompUSA Inc.
•	Babbage’s Etc. LLC
•	Galyan’s Trading Company, Inc.
•	Eagle Hardware & Garden, Inc.
•	Baby Superstore, Inc.
•	Office Depot, Inc.
•	Orchard Supply Hardware Stores Corporation
Credit Suisse First Boston compared, among other things, transaction values in the selected transactions as multiples of latest 12 months EBITDA. Credit Suisse First Boston then applied ranges of selected multiples of latest 12 months EBITDA derived from the selected transactions to Party City’s fiscal year 2005 EBITDA. Multiples for the selected transactions were based on publicly available information. Financial data for Party City were based on public filings of Party City. This analysis indicated the following approximate implied per share equity reference range for Party City, as compared to the per share merger consideration:
Implied per Share Equity
Reference Range for Party City

$14.00 - $18.00
Per Share
Merger Consideration

$17.50

Discounted Cash Flow Analysis
      Credit Suisse First Boston calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that Party City could generate over fiscal years 2006 through 2010, based on internal estimates of Party City’s management. Credit Suisse First Boston calculated a range of estimated terminal values for Party City by multiplying Party City’s fiscal year 2010 estimated EBITDA by selected multiples ranging from 6.5x to 8.5x. The estimated after-tax free cash flows and terminal values were then discounted to the present value using discount rates ranging from 13.0% to 14.5%. This analysis indicated the following approximate implied per share equity reference range for Party City, as compared to the per share merger consideration:
Implied per Share Equity
Reference Range for Party City

$16.50 - $22.00
Per Share
Merger Consideration

$17.50

Other Factors
      In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	theoretical purchase prices that could be paid by a hypothetical financial buyer in a leveraged buyout of Party City;

•	the premiums paid in acquisitions of domestic companies with transaction values of $200 million to $500 million announced between September 26, 2002 and September 25, 2005, and the per share prices implied for Party City based on a selected range of premiums derived from such acquisitions;

•	historical trading prices and trading volumes of Party City common stock over the two-year period ended September 23, 2005; and

•	publicly available research analysts’ reports for Party City.

Miscellaneous
      Party City selected Credit Suisse First Boston based on Credit Suisse First Boston’s qualifications, experience and reputation. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
      Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services unrelated to the proposed merger to Amscan Holdings, Inc. and to private investment funds whose affiliates are stockholders of Amscan Holdings, Inc. and their respective affiliates, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation. In addition, certain private investment funds affiliated or associated with Credit Suisse First Boston have invested in private equity funds managed or advised by affiliates of Amscan Holdings, Inc. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of Credit Suisse First Boston’s business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Party City, Amscan Holdings, Inc. and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      Party City has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger, a portion of which was payable upon the rendering of its opinion and a significant portion of which is contingent upon consummation of the merger. Party City has agreed to reimburse Credit Suisse First Boston for its reasonable expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston against liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Certain Effects of the Merger
      If the merger agreement and the merger are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, BWP Acquisition, Inc. will be merged with and into Party City, and Party City will be the surviving corporation. If the merger is completed, Party City will cease to be a publicly traded company and will become a wholly owned subsidiary of Amscan Holdings, Inc.
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in our treasury, owned by our direct or indirect subsidiaries and owned by Amscan Holdings, Inc., BWP Acquisition, Inc. or any other wholly owned subsidiary of Amscan Holdings, Inc. or BWP Acquisition, Inc. or held by shareholders who are entitled to and who properly exercise dissenters’ rights in compliance with all of the required procedures under the Delaware General Corporation Law) will be converted into the right to receive $17.50 in cash, without interest, less any required withholding taxes.
      Prior to the effective time of the merger, the merger agreement provides that each unexpired and unexercised option, restricted stock unit or similar rights to purchase shares of Party City common stock, whether or not then exercisable or vested, shall become cancelled and the holder of any such cancelled option or restricted stock unit will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of Party City common stock subject to the option or restricted stock unit multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock under such option, less any applicable withholding taxes.
      Prior to the effective time of the merger, the merger agreement provides that Party City will take all necessary actions to provide that all unexpired and unexercised warrants to purchase shares of our common stock shall be cancelled. In consideration for the cancellation, the holders of such warrants will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of common stock subject to the warrant, whether or not then exercisable, multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock subject to the warrant.
      At the effective time of the merger, our current shareholders will cease to have ownership interests in our company or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.
      Our common stock is currently registered under the Exchange Act and is quoted on The Nasdaq National Market under the symbol “PCTY.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will be delisted from The Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.
      At the effective time of the merger, the directors of BWP Acquisition, Inc. will become the initial directors of the surviving corporation, and the officers of Party City will become the initial officers of the surviving corporation.
      The certificate of incorporation and bylaws of the surviving corporation will be amended in their entirety to contain the provisions set forth in the certificate of incorporation and bylaws of BWP Acquisition, Inc. as of the effective time of the merger.

Effects on Party City if the Merger is Not Completed
      In the event that the merger agreement is not adopted by Party City’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Party City will remain an independent public company and its common stock will continue to be listed and traded on The Nasdaq National Market. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Party City stockholders will continue to be subject to the same risks and opportunities as they currently are, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Party City shares. From time to time, Party City’s board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Party City, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value.
      In addition, if the merger agreement is not adopted by Party City’s stockholders or if the merger is not consummated for any other reason, Party City will be subject to a number of material risks, including:

Failure to complete the merger could negatively impact the market price of Party City common stock.
      If the merger is not completed, the market price of the Party City common stock could decrease for the following reasons:

•	the market price of Party City’s common stock may decline to the extent that the current market price of its shares reflects a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, a termination fee of $15 million, must be paid even though the merger has not completed, and will be expensed in the fiscal period in which termination occurs; and

•	the diversion of management’s attention from the day to day business of Party City and the potential disruption to its employees and its relationships with suppliers during the period before the termination of the merger may make it difficult for Party City to regain its financial and market positions after such a termination.

Until the merger is completed or the merger agreement is terminated, Party City may not be able to enter into a merger or business combination with another party at a favorable price because of restrictions in the merger agreement.
      Unless or until the merger agreement is terminated, subject to specified exceptions, Party City is restricted from entering into or soliciting, initiating, proposing, encouraging or facilitating any inquiries or proposals that may lead to a proposal or offer for an alternative transaction with any person or entity other than Amscan Holdings, Inc. As a result of these restrictions, Party City may not be able to enter into an alternative transaction at a more favorable price, if at all, without incurring potentially significant liability to Amscan Holdings, Inc. See “The Merger Agreement (Proposal 1) — No Solicitation.”

Uncertainties associated with the merger may cause Party City to lose key personnel.
      Our current and prospective employees may be uncertain about their future roles and relationships with Party City following the completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and marketing and technical personnel.
Delisting and Deregistration of Party City Common Stock
      If the merger is completed, Party City common stock will be delisted from The Nasdaq National Market and deregistered under the Exchange Act. After the effective time of the merger, Party City will also no longer be required to file periodic reports with the SEC on account of its common stock.

Financing
      The total amount of funds necessary to complete the merger and the related transactions is anticipated to be $360 million. The following arrangements are intended to provide all of the necessary financing for the merger.

Equity Financing
      Pursuant to equity commitment letters from funds affiliated with Berkshire Partners LLC and Weston Presidio (the “investors”), the proceeds of which would constitute the equity portion of the merger financing, funds affiliated with Berkshire Partners LLC have agreed to contribute up to $68.2 million in cash to AAH Holdings and funds affiliated with Weston Presidio have agreed to contribute up to $34.2 million in cash to AAH Holdings, for the purpose of funding in part the merger. The commitments of the investors are subject to the consummation of the merger, and the investors’ equity commitment will terminate upon the termination of the merger agreement. Under the terms of the commitments, the investors have the right to allocate a portion of their investments to co-investors or affiliates under certain circumstances. As a result, the investor group could ultimately include additional equity participants.

Debt Financing
      AAH Holdings and Amscan Holdings, Inc. have received a debt commitment letter, dated as of September 26, 2005, from Goldman Sachs Credit Partners L.P. (“GSCP”), Banc of America Securities LLC (“BAS”) and Bank of America, N.A. The debt commitment letter contemplates:

•	up to $400.0 million of term loans under a first lien facility with a maturity of seven years;

•	up to $75.0 million of revolving loan commitments under a first lien facility with a maturity of six years; and

•	up to $65 million of loans under a second lien facility with a maturity of eight years.
      The proceeds of the term loan facilities and up to $5.0 million of revolving loans are expected to be available to finance the merger, repay or refinance certain existing debt of Amscan Holdings, Inc. and its subsidiaries and to pay fees and expenses incurred in connection with the merger on the closing date. Thereafter, revolving loans would be available for ongoing working capital and general corporate purposes. The contemplated revolving credit facility would also include a letter of credit subfacility and a swingline subfacility, in each case in amounts to be determined. The documentation governing the facilities has not been finalized and the actual terms, amounts and uses of the facilities may differ from those described in this proxy statement. AAH Holdings and Amscan Holdings, Inc. expect to use these facilities, but may use alternative financing to finance all or any portion of the merger and related fees and expenses.
      The debt commitment letter conditions the availability of the facilities upon the consummation of the merger by March 31, 2006, as well as other customary conditions including, among other things, (i) since July 2, 2005, the absence of any event, change, effect, development or occurrence that has had or could reasonably be expected to have a material adverse effect (as defined in the merger agreement); (ii) the consummation of the merger in accordance with the merger agreement (and the absence of any amendment or waiver thereto without with the consent or waiver of the joint lead arrangers); (iii) receipt by AAH Holdings of not less than $100.0 million in equity from affiliates of Berkshire Partners LLC and Weston Presidio; (iv) execution of satisfactory definitive documentation; (v) compliance with a maximum specified ratio of total debt to pro forma consolidated adjusted EBITDA; and (vi) the accuracy of representations and warranties and the absence of any event of default under the definitive documentation.
      The debt commitment letter provides for GSCP and BAS to act as joint lead arrangers for the facilities and GSCP to act as sole syndication agent for the facilities. The administrative agent for the first lien facilities would be an institution to be determined. The debt commitment letter provides for GSCP to be the administrative agent for the second lien facility and for BAS to be the documentation agent for the facilities.

      The debt commitment letter provides for all obligations under the facilities to be guaranteed by AAH Holdings and each of the existing and future domestic (and, to the extent no repatriation of earnings would result therefrom and subject to requirements of law, foreign) subsidiaries of Amscan Holdings, Inc. and would be secured by substantially all present and future assets of Amscan Holdings, Inc. and each other guarantor.
      The facilities are expected to include certain customary representations and warranties, mandatory prepayment provisions, affirmative and negative covenants, and financial covenants consisting a minimum interest coverage ratio, a maximum total leverage ratio and a maximum capital expenditures covenant. In addition, the facilities are expected to contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain bankruptcy, ERISA and change of control events, material judgments and invalidity of any guaranty or loan document governing the facilities. If such an event of default occurs, the lenders under the facilities will be entitled to take various actions, including the acceleration of amounts due under the facilities, termination of commitments thereunder and all actions permitted to be taken by a secured creditor.
      Any borrowings under the facilities are expected to be incurred in compliance with the applicable terms of the indenture governing the 8.75% senior subordinated notes due 2014 dated as of April 30, 2004 among Amscan Holdings, Inc., each of the guarantors party thereto and The Bank of New York, as trustee.
Interests of Certain Persons in the Merger
      In considering the recommendation of our board of directors with respect to the merger agreement and the merger, holders of shares of our common stock should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement and the merger and to recommend that our shareholders vote to approve the merger agreement and the merger.

Party City Stockholdings and Stock Options
      The table below sets forth, as of October 3, 2005, certain information with respect to the shares, options and warrants held by each of our directors and executive officers, and the value thereof in the merger. All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options and warrants, the value is calculated by multiplying the number of shares subject to each option or warrant by the amount, if any, by which $17.50 exceeds the exercise price of the option or warrant. The table sets forth:

•	the number of shares of our common stock currently held and the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options and restricted stock units, whether vested or not vested, and the amount of cash that will be paid in consideration for the cancellation of such options and units upon consummation of the merger;

•	the number of shares subject to unexpired and unexercised warrants and the amount of cash that will be paid in consideration for the cancellation of such warrants upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares, options and warrants upon consummation of the merger.

					Options that will
					Vest as a Result
	Common Stock		Options Vested		of the Merger		Warrants

Name	Shares	Consideration	Shares	Value	Shares	Value	Shares	Value	Shares	Total Value

Non-Employee Directors:
Ralph D. Dillon	195,000	$3,412,500	562,940	$4,428,743	—	$—	—	$—	757,940	$7,841,243
Michael E. Tennenbaum	3,270,481	$57,233,418	58,000	$456,823	—	$—	2,496,000	$41,009,280	5,824,481	$98,699,521
L.R. Jalenak, Jr.	65,965	$1,154,388	58,000	$508,623	—	$—	—	$—	123,965	$1,663,011
Franklin R. Johnson	—	$—	33,333	$152,954	6,667	$42,002	—	$—	40,000	$194,956
Howard Levkowitz	13,527	$236,723	58,000	$488,823	—	$—		$—	71,527	$725,546
Walter Salmon	4,000	$70,000	55,000	$360,523	—	$—	—	$—	59,000	$430,523
Executive Officers:
Richard H. Griner	—	$—	90,000	$389,393	137,300	$673,406	—	$—	227,300	$1,062,799
Lisa Laube	—	$—	30,000	$15,000	125,000	$192,700	—	$—	155,000	$207,700
Gregg A. Melnick	—	$—	15,000	$52,500	45,000	$157,500	—	$—	60,000	$210,000
Steven Skiba	—	$—	18,943	$79,871	65,229	$291,784	—	$—	84,172	$371,655
Nancy Pedot*	4,697	$82,198	442,055	$2,486,043	—	$—	—	$—	446,752	$2,568,241

All directors and executive officers as a group (11 persons)	3,553,670	$62,189,227	1,421,271	$9,419,296	379,196	$1,357,392	2,496,000	$41,009,280	7,850,137	$113,975,195

*	Nancy Pedot resigned as chief executive officer as of March 30, 2005.
      All non-employee directors will receive cash in respect of their options in the amounts set forth above, less applicable withholding taxes. Executive officers will also be able to receive cash in respect of their options in the amounts set forth above (less applicable withholding taxes) by exercising their options prior to closing. Options held by executive officers and other employees of Party City (other than de minimis holders) that are not exercised prior to the effective time of the merger will be cashed out in the merger for the difference between the per share merger consideration and their respective exercise price.
      Additionally, the voting agreement provides that, at the request of Amscan Holdings, Inc. at any time prior to the record date for the special meeting, Special Value Bond Fund, LLC, an affiliate of Tennenbaum & Co., LLC, must exercise its warrant in full to purchase 2,496,000 shares of common stock immediately prior to the record date.

Compensation of Special Committee
      Each member of the special committee will receive a total fee in the amount of $15,000 for attending meetings on any day (other than a day on which a meeting of the special committee was held) on which each member of the special committee devoted a meaningful portion of his or her day to the affairs of the special committee as consideration for his or her service on the special committee. Receipt of this compensation will not be contingent on the special committee’s approval of the merger agreement. Each member’s out-of-pocket expenses will also be reimbursed.

Equity in AAH Holdings
      Some or all or our executive officers may be given an opportunity to participate in an equity incentive plan following the effective time of the merger. Participating executive officers would hold equity interests in AAH Holdings or its subsidiaries through such plan.

Indemnification and Insurance
      Amscan Holdings, Inc. has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify and hold harmless our current and former directors and officers for acts or omissions occurring at or prior to the effective time or the merger to the same extent that we indemnified such directors and officers; provided that, Amscan Holdings, Inc. will indemnify and hold harmless such directors and officers for acts or omissions occurring in connection with the approval of the merger agreement and consummation of the transactions contemplated thereby to the fullest extent permitted by law.
      Amscan Holdings, Inc. has also agreed to cause the surviving corporation to maintain in effect for a period of six years following the effective time of the merger, an insurance and indemnification policy for our current directors and officers covering events occurring prior to the effective time of the merger that is no less favorable than our current policy or, if such coverage are not available, the best coverage available; provided that, the surviving corporation is not required to pay annual premiums for such policies in excess of 200% of the last annual payment that we made for our current policy prior to the date of the merger agreement. The preceding requirements may be satisfied by prepaid policies obtained prior to the effective time of the merger.

Employment Agreements
      On June 30, 2005, we entered into Retention Bonus and Severance Agreements (referred to in this section as the “RBS agreements”) with Messrs. Griner, Melnick and Skiba, Ms. Laube and certain other employees. The RBS Agreements provide that each such employee will be paid a one-time, lump sum retention payment of a specified amount if (a) there is a change in control, such as the merger, or a change in CEO (each a “qualifying event”) within three years of the effective date of the RBS agreements and (b) such employee remains employed by us or the surviving entity for six months after the qualifying event. The retention payments, if any, to which the executive officers may become entitled vary from $132,925 to $186,759, and total $657,184. In addition, the RBS agreements provide that each such employee will be paid a lump sum severance payment of a specified amount if (a) there is a qualifying event and (b) the employee is terminated by us without cause or resigns for good reason (as defined in the RBS agreements) after the qualifying event and before the second anniversary of the closing date of the qualifying event. The severance payments, if any, to which the executive officers may become entitled would equal the sum of two-times their then-current base salary, a pro rata portion of the executive’s annual performance bonus and the amount of any unpaid retention payments. We will also pay the employer portion of any COBRA continuation coverage timely elected by such employee and will provide such employee with outplacement assistance for three months by a vendor of the our choice (up to a reasonable cost to be established by us). The RBS agreements also provide for a gross-up payment with respect to certain payments treated as excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. The RBS Agreements impose non-competition and non-solicitation restrictive covenants for the later of the severance period or six months following the employee’s termination.
      The employment agreements for Messrs. Griner and Melnick provide that such executives shall be entitled to terminate their employment for good reason within 30 or 90 days, respectively, following a change in control, such as the merger, and receive their then-current base salary for a period of 26 weeks. The severance payments provided under such employment agreements shall be provided only to the extent they are not duplicative to those provided under the RBS agreements for such executive officers.
Fees and Expenses of the Merger
      We will incur, and will be responsible for paying, transaction-related fees and expenses. In addition, if the merger agreement is terminated under certain circumstances, Party City will be obligated to pay a termination fee of $15 million as directed by Amscan Holdings, Inc. See “The Merger Agreement (Proposal 1) — Termination Fees.”
Certain Projections
      In connection with AAH Holdings’ due diligence review of Party City and in the course of the negotiations between Party City and AAH Holdings, Party City provided AAH Holdings with certain non-public business and financial information about Party City. This information included Party City’s fiscal year 2005 estimates prior to the filing of our Annual Report on Form 10-K for the fiscal year ended July 2, 2005 and projections for fiscal years 2006 through 2009 (collectively, the “projections”). The projections, dated July 2005, included, but were not limited to, estimates of total revenues, net income before interest and taxes (EBIT), net income and net income before interest, taxes and depreciation and amortization (EBITDA). These projections do not give effect to the merger or the financing of the merger.
      The projections are summarized below and included consolidated information for both franchise and retail segments:

	Projections

($ in millions)	FY2005	FY2006	FY2007	FY2008	FY2009

Total revenues	$503.7	$566.2	$647.6	$754.4	$871.6
EBIT	$8.3	$18.2	$29.0	$47.1	$61.2
Net income	$4.9	$11.0	$17.4	$28.0	$36.5
EBITDA	$25.4	$35.8	$49.1	$69.4	$87.2
      In preparing the above projections, Party City made a number of assumptions, including the following — same store sales will grow at a cumulative 5.5% average growth rate over the projection period with continued improvements in gross margins. Additionally, these projections assume a return to an aggressive company-owned new store growth program assuming 15 new stores opening in fiscal year 2006. Thereafter, the company-owned store base is assumed to grow by approximately 40% and the franchise-owned store base is assumed to grow by approximately 20% by the end of fiscal year 2009. No assurances can be given that Party City will achieve the projected same store sales growth, improvements in gross margins, or will be able to locate, open and successfully operate the number of new stores that are projected or expand its franchise network as contemplated. Although presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Party City’s management that Party City’s management believed were reasonable at the time the projections were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Party City’s management. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those reflected in the projections. You should review our Annual Report on Form 10-K for the fiscal year ended July 2, 2005 for a discussion of our business and risk factors with respect to our business. In addition, under the terms of the merger agreement, we are limited to opening 15 new stores until the merger is completed. See “The Merger Agreement (Proposal 1) — Covenants Relating to the Conduct of Our Business”.
      Party City does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. The projections were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available to AAH Holdings. Party City also provided its financial advisor with these projections in connection with its financial analysis of the merger consideration. The projections were not prepared with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement have been prepared by, and are the responsibility of, Party City’s management. Deloitte & Touche LLP has neither examined nor compiled the projections and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto. The Deloitte & Touche LLP report incorporated by reference in this proxy statement relates to Party City’s historical financial information. It does not extend to the projections and should not be read to do so. The inclusion of the projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future results, and the projections should not be relied upon as such. No representation is made by Party City, AAH Holdings or their respective affiliates or representatives to any security holder of Party City regarding the ultimate performance of Party City compared to the information contained in the projections. Party City does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

      With respect to our fiscal 2005 projections dated July 2005, we now made publicly available our actual results of operations for the fiscal year ended July 2, 2005. You should review our Annual Report on Form 10-K, filed on September 15, 2005, for the fiscal year ended on July 2, 2005 to obtain this information.
Voting Agreement
      Concurrently with the execution and delivery of the merger agreement, Amscan Holdings, Inc. and Tennenbaum have entered into a voting agreement pursuant to which Tennenbaum will vote all of its shares of common stock that it is entitled to vote in favor of the merger and the merger agreement. In addition, Tennenbaum has agreed to vote its shares of common stock against any competing acquisition proposal. Under the voting agreement, Tennenbaum has granted to and appointed, until the termination date of the voting agreement, Amscan Holdings, Inc. (including its President and Secretary) and any designee of Amscan Holdings, Inc. its irrevocable proxy and attorney-in-fact (with full power of substitution) to vote its shares of common stock in accordance with the voting agreement. In addition, the voting agreement requires Special Value Bond Fund, LLC, an affiliate of Tennenbaum & Co., LLC, to exercise in full its warrant to purchase common stock under certain conditions. The voting agreement terminates upon the earlier of (i) the effective time of the merger, (ii) the termination of the merger agreement or (iii) written notice of termination of the voting agreement by Amscan Holdings, Inc. to Tennenbaum. Upon termination of the merger agreement pursuant to certain conditions, and the subsequent sale or other disposition of Tennenbaum’s shares to a third party, Tennenbaum will be required to pay to Amscan Holdings, Inc. an amount equal to 50% of any increase in consideration paid to Tennenbaum in respect of their shares over the amounts that would be otherwise payable pursuant to the merger agreement. For a full description of the voting agreement or to review a copy of the voting agreement, see our current report on Form 8-K, and the exhibits thereto, filed with the Securities and Exchange Commission on September 26, 2005.
      As of the record date, Tennenbaum beneficially held an aggregate of                     shares of our common stock, representing over      % of the votes eligible to be cast at the special meeting.

REGULATORY MATTERS
      Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an indepth investigation is required and issues a formal request for additional information and documentary material. We and Amscan Holdings, Inc. filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act effective October 7, 2005.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code, and judicial and administrative decisions and rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.
      This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as stockholders whose functional currency is not the United States dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes (except to note that if a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership), tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark to market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.
      We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger or upon the exercise of appraisal rights, in light of your individual circumstances.

      For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.
A non-U.S. holder is a person (other than a partnership or other entity taxable as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.
U.S. Holders
      The receipt of cash for shares of common stock pursuant to the merger or upon the exercise of appraisal rights in connection with the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger.
      Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and, in the case of U.S. holders who are individuals, will be subject to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.
      Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger or upon the exercise of appraisal rights in connection with the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the exchange agent generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders
      Any gain realized on the receipt of cash in the merger or upon the exercise of appraisal rights in connection with the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax or U.S. withholding tax unless:

•	the gain is effectively connected with a U.S. trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). In addition, if the non-U.S. holder is a foreign corporation, the branch profits tax (which is imposed at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed like a U.S. holder (as discussed above under “U.S. Holders”). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.
      Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger or upon the exercise of appraisal rights in connection with the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the exchange agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

THE MERGER AGREEMENT (PROPOSAL 1)
      This section of the proxy statement describes the material provisions of the merger agreement, as amended, which we collectively refer to herein as the merger agreement, but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.
      The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Party City, Amscan Holdings, Inc. and BWP Acquisition, Inc. made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
Form of the Merger
      If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, BWP Acquisition, Inc., a wholly owned subsidiary of Amscan Holdings, Inc. created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Party City. The separate corporate existence of BWP Acquisition, Inc. will cease, and Party City will survive the merger and will become a wholly owned subsidiary of Amscan Holdings, Inc. We sometimes refer to Party City after the merger as the surviving corporation.
Structure
      At the effective time of the merger, BWP Acquisition, Inc. will merge with and into Party City. Upon completion of the merger, BWP Acquisition, Inc. will cease to exist as a separate entity and Party City will continue as the surviving corporation. All of Party City’s and BWP Acquisition, Inc.’s properties, rights, privileges, powers and franchises, and all of their debts, liabilities and duties will become those of the surviving corporation. Following the completion of the merger, Party City’s common stock will be delisted from The Nasdaq National Market, deregistered under the Exchange Act and no longer publicly traded.
Effective Time
      The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur no later than the second business day after the satisfaction of each party’s obligations to effect the merger. We intend to complete the merger as promptly as practicable, subject to receipt of stockholder approval and all requisite regulatory approvals. We refer to the time at which the merger is completed as the effective time. Although we expect to complete the merger by the fourth quarter of 2005 or the first quarter of 2006, we cannot specify when, or assure you that, we, Amscan Holdings, Inc. and BWP Acquisition, Inc. will satisfy or waive all conditions to the merger.
Certificate of Incorporation and Bylaws
      The certificate of incorporation and bylaws of the surviving corporation will be amended in their entirety to contain the provisions set forth in the certificate of incorporation and bylaws of BWP Acquisition, Inc. as of the effective time of the merger.

Board of Directors and Officers of the Surviving Corporation
      The directors of BWP Acquisition, Inc. immediately prior to the merger will become the directors of the surviving corporation following the merger. Our officers will continue to be the officers of the surviving corporation following the merger.
Consideration to be Received in the Merger
      At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled, extinguished and converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes, other than shares of common stock:

•	owned by us in our treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by any of our direct or indirect subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•	owned by Amscan Holdings, Inc., BWP Acquisition, Inc. or any other wholly owned subsidiary of Amscan Holdings, Inc. or BWP Acquisition, Inc. immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	held by a stockholder who is entitled to demand and has made a proper demand for appraisal of such shares in accordance with the General Corporation Law of the State of Delaware and has not voted in favor of or consented to the merger, until such time as such holder fails to perfect, effectively waives, withdraws, or otherwise loses such holder’s appraisal rights under the General Corporation Laws of the State of Delaware.
      At the effective time of the merger, each share of BWP Acquisition, Inc. issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.
      The exchange agent, the surviving corporation or Amscan Holdings, Inc. shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock any applicable withholding taxes that it is required to deduct and withhold with respect to making such payment under the Code, or any other applicable state, local or foreign tax law. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. For a description of these appraisal rights, please see “Appraisal Rights.”
      You should not send your Party City stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your Party City stock certificates with the enclosed proxy.
      If any of your certificates representing common stock have been lost or destroyed, you will be entitled to obtain the merger consideration after you present to the surviving corporation or exchange agent satisfactory evidence of ownership of the shares of common stock and appropriate indemnification.
      From the effective time of the merger, our stock transfer books will be closed and there will be no further registration of transfers of outstanding shares of our common stock.
Payment Procedures
      At the effective time of the merger, Amscan Holdings, Inc. or BWP Acquisition, Inc. will irrevocably deposit sufficient cash to an exchange agent in order to permit the payment of the merger consideration in exchange for certificates representing shares of our common stock. Promptly after the effective time of the merger, Amscan Holdings, Inc. shall instruct the exchange agent to mail to each stockholder who was, immediately prior to the effective time of the merger, a holder of record of shares of outstanding Party City common stock, a letter of transmittal and instructions for use in effecting the surrender of the stock certificate in exchange for the merger consideration. The exchange agent will pay the merger consideration, less any applicable withholding taxes, to our stockholders promptly following the exchange agent’s receipt of the stock certificates and properly completed letter of transmittal. No interest will be paid or accrued on the cash payable upon the surrender or any such stock certificate. The surviving corporation will be entitled to cause the exchange agent to deliver to it any funds that have not been distributed within six months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the applicable merger consideration, without interest.
Stock Options and Warrants
      Prior to the effective time of the merger, the merger agreement provides that each unexpired and unexercised option, restricted stock unit or similar rights to purchase shares of Party City common stock, whether or not then exercisable or vested, shall become cancelled and the holder of any such cancelled option or restricted stock unit will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of Party City common stock subject to the option or restricted stock unit multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock under such option, less any applicable withholding taxes. On and after the date of the merger agreement, no future offer periods may be commenced under our employee stock purchase plan, and any offering period in progress on the date of the merger agreement shall terminate on the earlier of December 30, 3005 and the effective time of the merger. Any accumulated contributions that are required in accordance with the terms of the employee stock purchase plan to be applied to the purchase of our common stock must be so applied no later than the effective time of the merger.
      Prior to the effective time of the merger, the merger agreement provides that Party City will take all necessary actions to provide that all unexpired and unexercised warrants to purchase shares of our common stock shall be cancelled. In consideration for the cancellation, the holders of such warrants will be entitled to receive a cash payment (less any applicable withholding taxes) equal to the product of (1) the total number of shares of common stock subject to the warrant, whether or not then exercisable, multiplied by (2) the excess, if any, of $17.50 over the exercise price per share of Party City common stock subject to the warrant. In addition, the voting agreement provides that, at the request of Amscan Holdings, Inc. at any time prior to the record date for the special meeting, Special Value Bond Fund, LLC, an affiliate of Tennenbaum & Co., LLC, must exercise its warrant in full to purchase 2,496,000 shares of common stock immediately prior to the record date.
Representations and Warranties
      The merger agreement contains representations and warranties made by us to Amscan Holdings, Inc. and BWP Acquisition, Inc. and representations and warranties made by Amscan Holdings, Inc. and BWP Acquisition, Inc. to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
      The merger agreement contains customary representations and warranties that we made to Amscan Holdings, Inc. and BWP Acquisition, Inc. regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our certificate of incorporation and bylaws;

•	our capitalization and related matters;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	accordance with our books and records, fair presentation of our financial information filed with the SEC and conformity with generally accepted accounting principles of all financial statements;

•	absence of material adverse changes, material adverse effects on us or certain other significant changes or events, each from July 2, 2005;

•	filing of all required documents with the SEC, the compliance (at the time of filing) of our filings with the SEC with applicable federal securities law requirements, the accuracy (at the time of filing) of information contained in documents that we have filed with the SEC, our timely response to letters of the SEC staff, and the absence to our knowledge of SEC review of, or outstanding comments with respect to, such filings;

•	the presence of effective disclosure controls and procedures;

•	identification and disclosure to our auditors and the audit committee of our board of directors and to Amscan Holdings, Inc. of any significant deficiencies and material weaknesses in our internal controls and any fraud involving management or employees having a significant role in our internal controls over financial reporting;

•	absence of outstanding loans to any of our directors or executive officers;

•	identification of governmental or other filings and consents required in connection with the merger;

•	absence of conflicts with, or violations of, organizational documents, laws, judgments, decrees or orders of governmental entities, or other obligations as a result of the entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	litigation matters;

•	employment and labor matters;

•	possession of permits and compliance with law;

•	brokers’ fees;

•	tax matters;

•	employee benefits;

•	intellectual property;

•	environmental matters;

•	requisite corporate approvals;

•	state takeover statutes;

•	our material contracts;

•	accuracy of information in our definitive proxy statement;

•	owned and leased property;

•	receipt of an opinion from our financial advisor;

•	except as set forth in our filings with the SEC or contemplated by the merger agreement, absence of material transactions with executive officers, directors, subsidiaries or owners of 5% or more of our common stock;

•	insurance;

•	commercial relationships; and

•	transaction fees and expenses.
      In addition, each of Amscan Holdings, Inc. and BWP Acquisition, Inc. made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	capitalization of BWP Acquisition, Inc.;

•	absence of conflicts with, or violations of, organizational documents, laws, judgments, decrees or orders of governmental entities, or other obligations as a result of the entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	any required governmental or other filings or consents;

•	accuracy of information provided by them for inclusion in our definitive proxy statement;

•	that the debt and equity commitment letters received by Amscan Holdings, Inc. are in full force and effect;

•	brokers’ fees;

•	prior operations of BWP Acquisition, Inc.; and

•	litigation matters.
      Many of our representations and warranties are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to us, any event, change, effect, development, occurrence or state of fact that either individually or in the aggregate, when taken together with all other events, changes, effects, developments, occurrences or states of fact (i) is materially adverse to our and our subsidiaries’ business, assets, operations, properties, condition (financial or otherwise), liabilities or results of operations taken as a whole, or (ii) materially and adversely affects our ability to consummate the merger or prevent or delay the consummation of the merger, except that the following, either alone or in combination, will not be taken into account in determining a material adverse effect:

•	any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement or pendency of the merger or merger agreement, the identity of Amscan Holdings, Inc. or BWP Acquisition, Inc., actions taken in compliance with the merger agreement or with Amscan Holdings, Inc.’s consent, including, without limitation, the impact on our relationships with certain third parties;

•	any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy, except in each case, any adverse change, effect, event, occurrence, state of facts or development that has a disproportionate effect on us; or

•	any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in generally acceptable accounting principles GAAP or change in applicable laws.
Covenants Relating to the Conduct of Our Business
      From the date of the merger agreement through immediately prior to the effective time of the merger, we have agreed, subject to certain exceptions, and have agreed to cause our subsidiaries, to operate our business and the businesses of our subsidiaries in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact our businesses, properties and assets and material business organizations, the services of our officers and employees and relationships with third parties.

      During the same period, we have also agreed that, subject to certain exceptions, we will not take certain actions without the prior written consent of Amscan Holdings, Inc., including:

•	amend our certificate of incorporation or bylaws;

•	increase the number of directors or elect, appoint or hire new directors or officers;

•	declare or pay any dividend or other distribution;

•	issue or otherwise dispose of or encumber, or agree to issue or otherwise dispose of or encumber, (A) any shares of our capital stock or other securities or rights to acquire any shares of our capital stock or other securities, other than the issuance of shares of common stock pursuant to the exercise of outstanding options and warrants and other than the award of new employee options to purchase not more than 50,000 shares of common stock to new employees in the ordinary course of business and consistent with past practice or (B) any of our material assets;

•	change the number of shares of capital stock, other than in connection with outstanding options and warrants, or grant or accelerate the exercisability of any option, warrant or other right to purchase capital stock, other than acceleration in connection with the merger pursuant to the terms of such options;

•	repurchase, repay, cancel or incur any indebtedness except as in the ordinary course of business in accordance with past practice or incurred under existing indebtedness agreements;

•	make any material tax elections, amend any tax returns, settle any material tax liability, change any material method of tax accounting or waive any statute of limitations in respect of a material amount of taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes other than pursuant to extensions of time to file tax returns in the ordinary course of business;

•	make any material change in accounting method;

•	split, combine, subdivide or reclassify any capital stock, issue any other security in respect of such shares, or redeem, purchase, or otherwise acquire any of our or our subsidiaries security interests;

•	acquire, agree to acquire or enter into any other arrangement to acquire (including by merger, consolidation, or acquisition of stock or assets or any other manner) any corporation or business organization or any division thereof;

•	adopt or amend any bonus, profit sharing, compensation, stock option or other employee benefit plan or other arrangement for the benefit of any employee, director or former director or employee;

•	increase the compensation or fringe benefits of any director, officer, employee or former director, officer or employee;

•	pay any benefit not required by any existing arrangement, other than increases in compensation (other than directors and officers) and arrangements for new employees (other than officers) in the ordinary course of business consistent with past practice;

•	grant to employees any new or modified severance (other than under the severance or termination policies in effect on the date of the merger agreement) or increase or accelerate any benefits payable under severance or termination policies in effect on the date of the merger agreement;

•	authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset which is in excess of $250,000 individually, or $1,000,000 in the aggregate, except as reflected in our 2006 capital expenditures budget previously provided to Amscan Holdings, Inc.;

•	enter into any new line of business;

•	make investments in persons other than wholly owned subsidiaries;

•	sell, transfer, mortgage, pledge, lease, license or otherwise encumber any material intellectual property, except for non-exclusive and non-transferable licenses granted in the ordinary course of business consistent with past practice in connection with advertising or marketing;

•	fail to pay any fee, take any action or make any filing reasonably necessary to maintain our ownership of the material intellectual property owned by us;

•	adopt a plan of liquidation, dissolution, restructuring, recapitalization or reorganization;

•	modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement relating to a business combination involving us or our subsidiaries other than to the extent necessary to permit the submission of a written takeover proposal made in accordance with the merger agreement;

•	pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than in the ordinary course of business consistent with past practice which does not exceed $200,000;

•	except as permitted in the immediately preceding bullet point, pay, discharge, waive, release, assign, settle or compromise any pending or threatened action, suit, arbitration or other legal, administrative or other governmental investigation or proceeding (i) in respect of any matter requiring payment by us or our subsidiaries in excess of $200,000 individually or $500,000 in the aggregate or entailing any admission of liability by us or our subsidiaries or any material non-monetary relief or (ii) that is brought by any holder of our securities;

•	enter into, amend, modify, cancel or consent to the termination of any material contract or amend, waive, modify, cancel or consent to the termination of our or our subsidiaries’ rights thereunder;

•	amend, modify or waive any of our existing takeover defenses or take any action to render any state takeover statutes inapplicable to any other transaction other than the merger;

•	enter into, amend, modify, cancel or terminate any lease, sublease, license to use or occupy real property, any contract for information technology, any distribution agreement, any franchise agreement or store development agreement, or close or relocate any franchised store, subject to certain thresholds;

•	open any stores other than as included in our 2006 capital expenditure budget and otherwise in accordance with the merger agreement;

•	take certain other actions listed or described in the disclosure schedules to the merger agreement; or

•	authorize or agree to do any of the things described above or anything that would make any our representations or warranties untrue or incorrect in any material respect.
Covenant Relating to the Conduct of Amscan Holdings, Inc.’s Business
      From the date of the merger agreement to the effective time of the merger (or earlier termination of the merger agreement), Amscan Holdings, Inc. has agreed that it will not, and will not permit any of its affiliates and subsidiaries to, without our prior written consent, amend, modify cancel or terminate any contract, whether written or oral, by and between us, on the one hand, and it or its affiliates or subsidiaries, on the other hand, whereby such amended or modified terms would be materially less favorable to us than those in effect as of the date of the merger agreement.
No Solicitation
      We have agreed that we and our subsidiaries will not, authorize or permit our officers, directors or employees, and we shall direct our representatives not to, directly or indirectly:

•	solicit, initiate, propose or knowingly encourage or facilitate any takeover proposal;

•	enter into any agreement or agreement in principle with respect to a takeover proposal; or

•	initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any person any information with respect to or in connection with any takeover proposal.
      However, prior to the adoption by the stockholders of the merger agreement, we would be permitted to respond to a bona fide, written takeover proposal that is made after the date of the merger agreement and that did not result from a breach of the no solicitation provisions of the merger agreement on our part by furnishing nonpublic information to, or negotiating with, any third party making such a proposal, if our board of directors or the special committee determines in good faith after consulting with our legal counsel and financial advisor, that the proposal is or could reasonably be expected to lead to a superior proposal and if our board of directors or the special committee determines in good faith after consulting with our outside legal counsel that it is required to do so to comply with its fiduciary obligations under applicable law. In such case, we may:

•	furnish information with respect to Party City to the third party who made the takeover proposal pursuant to a customary confidentiality agreement no less favorable to us than our confidentiality agreement with Amscan Holdings, Inc.; provided that all such information has previously been provided to Amscan Holdings, Inc. or is provided to Amscan Holdings, Inc. prior to, or concurrently with, the time it is provided to such third party; and

•	participate in discussions and negotiations regarding such takeover proposal.
      We have agreed to promptly (and in any event within one business day) advise Amscan Holdings, Inc. orally and in writing of our receipt of any request for information or any takeover proposal (including the identity of the person making such request or takeover proposal) and the material terms and conditions of such request or takeover proposal. Promptly upon determination by our board of directors or special committee that a takeover proposal constitutes a superior proposal, we must deliver to Amscan Holdings, Inc. a written notice advising it that the our board of directors or special committee has made such determination, specifying the material terms and conditions of such superior proposal and the identity of the person making such superior proposal.
      We have further agreed that our board of directors and our special committee will not and will not publicly propose to:

•	withdraw, modify or change in a manner adverse to Amscan Holdings, Inc. (or fail within seven days of the merger agreement to publicly make) the recommendation that our stockholders approve the merger agreement and the merger;

•	approve, adopt or recommend a takeover proposal or superior proposal;

•	allow us or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or similar agreement constituting or relating to, or that is intended to or would be reasonably expected to result in a takeover proposal; or

•	take a position that recommends a bidder’s tender offer or remains neutral toward a bidder’s tender offer under Rule 14e-2(a) of the Exchange Act
(any of the actions and any other position of our board of directors or the special committee contemplated by Rule 14e-2(a) of the Exchange act other than recommending rejection of such takeover proposal are an “adverse recommendation change”). However, prior to the special meeting, solely in response to an unsolicited bona fide written takeover proposal, our board of directors or the special committee may make an adverse recommendation change if:

•	it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law;

•	it determines in good faith (after consultation with it its outside legal counsel and financial advisor) that such takeover proposal is a superior proposal; and

•	we or it is not otherwise in violation of the takeover proposal section of the merger agreement; provided, that our board of directors or special committee will not make an adverse recommendation change unless:

•	(1) we have given Amscan Holdings, Inc. three business days prior written notice of our intention to take such action and (2)(a) our board of directors or special committee shall have considered in good faith any proposed changes to the merger agreement proposed in writing by Amscan Holdings, Inc. during such three business day business period and not have determined that the superior proposal would no longer constitute a superior proposal if such changes were to be given effect, (b) we have complied in all material respects with our obligations under the takeover proposal section of the merger agreement and (c) we have terminated the merger agreement in accordance with the relevant provision of the merger agreement in accordance with the relevant sections of the merger agreement and will pay Amscan Holdings, Inc. the $15 million termination fee discussed below under “— Termination Fees”.
      Nothing contained in the merger agreement prohibits us or our board of directors or special committee from (1) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (2) making any disclosure to our stockholders if, in the good faith judgment of our board of directors or special committee, such disclosure would be necessary under applicable law (including Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act).
      A “takeover proposal” means any inquiry, proposal or offer relating to (1) any business combination with or any direct or indirect acquisition, in a single transaction or a series of transactions and whether by way of a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction or otherwise, of (a) our company, (b) 25% or more of any class of our outstanding capital stock or any other of our or our subsidiaries’ voting securities (c) 25% or more of the fair market value of our and our subsidiaries’ assets taken as a whole; (2) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person or group beneficially owning 25% or more of any class of our capital stock or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection therewith or (3) any combination of the foregoing.
      A “superior proposal” means any bona fide written takeover proposal (with all of the percentages included in the definition of takeover proposal increased to 80%) not solicited or initiated in violation of the merger agreement which our board of directors or special committee determines in good faith (after consultation with our financial advisor and our outside legal counsel) (1) to be more favorable to the our stockholders from a financial point of view than the transactions provided for in the merger agreement, (2) is reasonably capable of being consummated and (3) for which third party financing, to the extent required, is then committed consistent with market standards under similar circumstances.
Stockholders Meeting
      We have agreed that unless the merger agreement has been terminated in accordance with its terms, we will be obligated to hold a meeting of our stockholders to vote on the proposal to adopt the merger agreement. Subject to the non-solicitation provision of the merger agreement, our board of directors or special committee will recommend that our stockholders vote to approve this merger agreement and the merger.
Indemnification and Insurance
      Amscan Holdings, Inc. has agreed that, for a period of six years following the effective time of the merger, it and the surviving corporation will indemnify and hold harmless our current and former directors and officers for acts or omissions occurring at or prior to the effective time or the merger to the same extent that we indemnified such directors and officers; provided that, Amscan Holdings, Inc. will indemnify and hold harmless such directors and officers for acts or omissions occurring in connection with the approval of the merger agreement and consummation of the transactions contemplated thereby to the fullest extent permitted by law.

      Amscan Holdings, Inc. has also agreed to cause the surviving corporation to maintain in effect for a period of six years following the effective time of the merger, an insurance and indemnification policy for our current directors and officers covering events occurring prior to the effective time of the merger that is no less favorable than our current policy or, if such coverage are not available, the best coverage available; provided that, the surviving corporation is not required to pay annual premiums for such policies in excess of 200% of the last annual payment that we made for our current policy prior to the date of the merger agreement. The preceding requirements may be satisfied by prepaid policies obtained prior to the effective time of the merger.
Benefit Arrangements
      Amscan Holdings, Inc. has agreed that, for a period of one year following the effective time of the merger, our employees and officers and the employees and officers of our subsidiaries as of the closing date of the merger will receive (1) salary and bonus opportunity, at Amscan Holdings, Inc.’s sole option, which is either (i) no less favorable in the aggregate than in effect immediately prior to the effective time of the merger or (ii) no less favorable than that provided to similarly situated employees of Amscan Holdings, Inc. and (2) benefits and other terms and conditions of employment that are, at Amscan Holdings, Inc.’s sole option (i) substantially similar in the aggregate to the benefits and other terms and conditions (other than equity-based compensation) they were entitled to immediately prior to the effective time of the merger or (ii) no less favorable in the aggregate than that provided to similarly situated employees of Amscan Holdings, Inc. In addition, Amscan Holdings, Inc. has agreed that, for a period of one year following the effective time of the merger, it will, or it will cause the surviving corporation to, keep in effect all severance and retention plans, practices and policies applicable to our employees and officers as of the date of the merger agreement.
      Amscan Holdings, Inc. agreed that it will, from and after the closing of the merger, or it will cause the surviving corporation to, honor, pay, perform and satisfy all liabilities, obligations and responsibilities to, or in respect of, our current and former employees and officers, as of the closing of the merger arising under or in connection with any company benefit plan.
      Amscan Holdings, Inc. agreed that it will, or it will cause the surviving corporation to, with respect to employee benefit plans, programs, policies and arrangements established or maintained by Amscan Holdings, Inc. or its affiliates (including the surviving corporation and its subsidiaries) for the benefit of our current or former employees (and their eligible dependents), give credit to our current or former employees (and their eligible dependents) for their service with us and our subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a deferred benefit pension plan) to the extent such service was taken into account under a corresponding company benefit plan, and (ii) to the extent permitted by the plan maintained by Amscan Holdings, Inc., for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and given credit for amounts paid under a corresponding company benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Amscan Holdings, Inc. Amscan Holdings, Inc. will not credit to current or former employees (or their eligible dependents) service or other amounts to the extent the crediting of such service or other amounts would result in the duplication of benefits.
Conditions to the Merger
      Our and Amscan Holdings, Inc.’s obligations to effect the merger and other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	our stockholders must have approved the merger and the merger agreement;

•	no governmental entity nor any federal or state court or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order that is in effect and prevents or prohibits consummation of the merger or other transactions contemplated by the merger agreement;

•	receipt of satisfactory evidence of consent or approval from each federal and material state and foreign governmental entity required to give such consent or approval in connection with the merger agreement or transactions contemplated thereby, where failure to obtain such consent or approval would constitute a material violation of law or subject any party to the merger agreement to any material fine or other material adverse consequence, provided that this condition will not apply as a condition to a party’s obligation to close if such party’s failure to fulfill its obligations under the merger agreement is the cause of the failure to obtain such consent or approval; and

•	the applicable waiting periods under the HSR Act must have expired or been terminated;
      In addition, our obligation to effect the merger and other transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Amscan Holdings, Inc. and BWP Acquisition, Inc. set forth in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for failures of such representations and warranties to be so true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Amscan Holdings, Inc. or BWP Acquisition, Inc. to perform their obligations under the merger agreement or that would not prevent or materially impede, interfere with, hinder or delay the consummation of the merger; and

•	Amscan Holdings, Inc. and BWP Acquisition, Inc. must have performed or complied in all material respects with all agreements and covenants required to be performed by them under the merger agreement prior to the effective time of the merger.
      In addition, the obligations of Amscan Holdings, Inc. and BWP Acquisition, Inc. to effect the merger and other transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties in the merger agreement as to corporate authorization relative to the merger agreement, the binding nature of the merger agreement and state takeover statutes not restricting the merger must be true and correct in all material respects at the effective time of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

•	our other representations and warranties in the merger agreement must be true and correct at the effective time of the merger (ignoring any materiality or similar qualifiers) as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except:

—	with respect to our representations and warranties as to our capitalization, where the failure of such representations and warranties to be true and correct will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Amscan Holdings, Inc., BWP Acquisition, Inc. or the surviving corporation in excess of $100,000;

—	with respect to our representations and warranties as to affiliate transactions, where the failure of such representations and warranties to be true and correct will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Amscan Holdings Inc., BWP Acquisition, Inc. or the surviving corporation in excess of $50,000; and

—	with respect to our other representations and warranties, for the failure of such representations and warranties to be true and correct which, individually or in the aggregate, do not result in, and could not reasonably be expected to result in, a material adverse effect on us.

•	we must have performed, in all material respects, all agreements and covenants required to be performed by us under the merger agreement prior to the effective time of the merger;

•	the debt financing pursuant to the commitment letters shall have been consummated, or Amscan Holdings, Inc. shall have received the proceeds of alternate debt financing in the same amount and on terms and conditions no less favorable to Amscan Holdings, Inc. and BWP Acquisition, Inc. than those contained in such commitment letters; and

•	there must not have occurred any material adverse effect on us since September 26, 2005.
Termination of the Merger Agreement
      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite adoption of the merger agreement by our stockholders, and whether before or after our stockholders have adopted the merger agreement, as follows:

•	by mutual written consent of BWP Acquisition, Inc. and us;

•	by either Amscan Holdings, Inc. or us if the effective time shall not have occurred on or before March 31, 2006, unless the failure to consummate the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement, and the conditions relating to the last termination right described under this section do not apply;

•	by Amscan Holdings, Inc. if our board of directors or the special committee (1) withdraws, modifies or changes, in a manner adverse to Amscan Holdings, Inc., its recommendation concerning the merger, (2) approves, adopts or recommends a takeover proposal or superior proposal; (3) allows us to enter into any agreement constituting or relating to, or that is intended to or would be reasonably expected to result in a takeover proposal or (4) take a position contemplated by Rule 14e–2(a) of the Securities Exchange Act of 1934, as amended, other than recommending rejection of a takeover proposal. We refer to these events as an “adverse recommendation change”;

•	by us if, prior to the special meeting of our stockholders to approve the merger agreement and the merger, solely in response to an unsolicited bona fide written takeover proposal from a third party, our board of directors or the special committee makes an adverse recommendation change under the following circumstances:

—	our board of directors or the special committee is required do so in order to comply with its fiduciary duties to our stockholders under applicable law;

—	our board of directors or the special committee determines in good faith (after consultation with its outside legal counsel and financial advisor) that such takeover proposal is a superior proposal;

—	we and our board of directors or the special committee are not otherwise in violation of the takeover proposal section of the merger agreement;

—	Amscan Holdings, Inc. has been given three business days notice of our board of directors’ or the special committee’s intention to make such an adverse recommendation change and our board of directors or the special committee has considered in good faith any changes to the merger agreement proposed during such three business day period by Amscan Holdings, Inc. and our board of directors or the special committee shall not have determined that the third party’s takeover proposal would no longer constitute a superior proposal if Amscan Holdings, Inc.’s changes were to be given effect; and

—	we pay Amscan Holdings, Inc. a termination fee of $15 million;

•	by either Amscan Holdings, Inc. or us if the merger agreement fails to receive stockholder approval;

•	by either Amscan Holdings, Inc., BWP Acquisition, Inc. or us if any court or governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•	by Amscan Holdings, Inc. if (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us or March 31, 2006;

•	by us if (1) any of the representations and warranties of either Amscan Holdings, Inc. or BWP Acquisition, Inc. in the merger agreement are or become untrue or inaccurate, or (2) Amscan Holdings, Inc. or BWP Acquisition, Inc. breach any of their respective covenants or agreements in the merger agreement, and, in either such case, Amscan Holdings, Inc. or BWP Acquisition, Inc. cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us or March 31, 2006;

•	by us, if the commitment letters for the debt financing have been withdrawn or the lenders for such debt financing notify Amscan Holdings, Inc. that the conditions set forth in such commitment letters cannot or will not be satisfied, and Amscan Holdings, Inc. is unable to secure alternate commitments for the debt financing to the reasonable satisfaction of our board of directors within thirty calendar days; or

•	by us or Amscan Holdings, Inc., if (1) the closing shall not have occurred on or before March 31, 2006, (2) we are not otherwise in breach of the merger agreement, (3) we have satisfied (or are immediately capable of satisfying) all of the conditions to closing that we have responsibility to fulfill and (4) the only condition to closing that cannot be satisfied is the condition for the consummation of the debt financing.

Termination Fees
      We will be required to pay Amscan Holdings, Inc. a termination fee of $15 million if any of the following occurs in connection with the termination of the merger agreement:

•	the merger agreement is terminated:

—	by us or Amscan Holdings, Inc. because the closing has not occurred prior to March 31, 2006 (other than by reason of a breach of the merger agreement by the party seeking to terminate the merger agreement or under the circumstances detailed in last termination right described under the section entitled “— Termination of the Merger Agreement”), or because the merger agreement fails to receive stockholder approval at the special meeting, or

—	by Amscan Holdings, Inc. because (1) any of our representations and warranties in the merger agreement are or become untrue or inaccurate, or (2) we breach any of our covenants or agreements in the merger agreement, and, in either such case, we cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us or March 31, 2006, in each case, only if (A) at or prior to the date of termination, a takeover proposal shall have been commenced or publicly proposed or disclosed to our board of directors or the special committee, and (B) within 12 months after such termination, we enter into a definitive agreement with respect to or consummate a takeover proposal (provided that, for this purpose, the reference in the definition of takeover proposal to 25% will be replaced by 50%). However, we will not be required to pay the termination fee as a result of the termination by us or Amscan Holdings, Inc. because of the failure to consummate the merger by March 31, 2006 under the circumstances described in the foregoing sentence if we or Amscan Holdings, Inc. could have terminated the merger agreement under the circumstances described in the last termination right described under the section entitled “— Termination of the Merger Agreement.”

•	Amscan Holdings, Inc. terminates the merger agreement as a result of our board of directors or the special committee making an adverse recommendation change;

•	we terminate the merger agreement, because our board of directors or the special committee makes an adverse recommendation change in accordance with the provisions discussed in “Termination of the Merger Agreement”.
      Amscan Holdings, Inc. shall, for a period of three (3) years, pay us an amount equal to five percent (5%) of our and our affiliates’ and franchisees’ total cash expenditures for goods or services supplied by Amscan Holdings, Inc., Amscan, Inc. or any of its subsidiaries to us or our subsidiaries for such annual period, with payments made annually within forty-five (45) days of each anniversary of such termination, if we terminate the merger agreement because:

•	(a) any of the representations and warranties of either Amscan Holdings, Inc. or BWP Acquisition, Inc. in the merger agreement are or become untrue or inaccurate, or (b) Amscan Holdings, Inc. or BWP Acquisition, Inc. breaches any of their respective covenants or agreements in the merger agreement, and, in either such case, Amscan Holdings, Inc. or BWP Acquisition, Inc. cannot satisfy the applicable condition to close and such breach has not been, or cannot be, cured within the earlier of 30 days after notice to us of such breach or March 31, 2006;

•	the commitment letters for the debt financing have been withdrawn or the lenders for such debt financing notify Amscan Holdings, Inc. that the conditions set forth in such commitment letters cannot or will not be satisfied, and Amscan Holdings, Inc. is unable to secure alternate commitments for the debt financing to the reasonable satisfaction of our board of directors within thirty calendar days; or

•	(1) the closing shall not have occurred on or before March 31, 2006, (2) we are not otherwise in breach of the merger agreement, (3) we have satisfied (or are immediately capable of satisfying) all of the conditions to closing that we have responsibility to fulfill and (4) the only condition to closing that cannot be satisfied is the condition for the consummation of the debt financing.
Amendment
      The parties may amend the merger agreement at any time before the effective time of the merger, provided, however, after stockholder approval has been obtained, the parties may not amend the merger agreement in a manner that by law, or in accordance with the rules of any relevant stock exchange, requires further approval by our stockholders without obtaining such further approval.
APPRAISAL RIGHTS
      Delaware law entitles the holders of shares of our common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery, which we refer to as the Chancery Court, and to receive “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as of completion of the merger in place of the merger consideration, as determined by the Chancery Court.
      In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262. If you fail to comply with the specific requirements of Section 262, you will be entitled to receive the cash payment for your shares as provided in the merger agreement, but you will have no appraisal rights with respect to your shares.
      The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the General Corporation Law of the State of Delaware, the full text of which appears in Annex C to this proxy statement. This summary does not constitute legal advice, nor does it constitute a recommendation that you exercise your rights to appraisal under Section 262.

      Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders on the record date for the meeting be notified not less than 20 days before the meeting that appraisal rights will be available. A copy of Section 262 must be included with the notice. This proxy statement constitutes our notice to the holders of shares of our common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.
      If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of our common stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective date of the merger;

•	deliver to us a written demand for appraisal of your shares of Party City common stock before the vote of stockholders with respect to the adoption of the merger agreement is taken; and

•	not vote in favor of the adoption of the merger agreement.
      If you vote for the adoption of the merger agreement, you will not be eligible to exercise appraisal rights in respect of the shares so voted and such a vote will nullify any demand for appraisal you may have made. Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the General Corporation Law of the State of Delaware. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the proposal to adopt the merger agreement (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.
      Only a holder of record of shares of our common stock who continuously holds such shares through the date of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as an agent for such owner or owners. A record holder, such as a broker who holds shares of our common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought, and where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock which are held in the name of the record owner. A beneficial owner who does not hold the shares of record may not make an appraisal demand but must have the record holder submit such demand.
      Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      All demands for appraisal must be made in writing and addressed to the Secretary of Party City at 400 Commons Way, Rockaway, New Jersey, before the stockholder vote on the adoption of the merger agreement is taken at the special meeting. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third party, and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, bank, nominee or other third party to follow the steps summarized in this section.
      Within ten days after the effective date of the merger, the surviving corporation must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any holder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our common stock. Within 120 days after the effective date of the merger, either the surviving corporation or any holder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all holders entitled to appraisal. Neither Amscan Holdings, Inc. nor we have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation.
      If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the surviving corporation. After notice to dissenting holders of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct such a hearing. At the hearing, the Chancery Court will determine those holders who have complied with Section 262 and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of our common stock to submit their stock certificates to the Register in Chancery of the Chancery Court for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.
      After determination of the holders entitled to appraisal of their shares of our common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest accrued during the pendency of the proceeding, if determined by the Chancery Court, by the surviving corporation to the holders entitled to receive payment, upon surrender by such holders of the certificates representing the applicable shares of our common stock.
      In determining fair value and the fair rate of interest, if any, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 497 A.2d 701 (Del. 1983), the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation”. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 684 A.2d 289 (Del. 1986),

the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares of Party City common stock as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.
      Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting holder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal.
      Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of Party City common stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to our stockholders of record at a date prior to the effective date of the merger; however, if a holder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that holder to appraisal will cease and that holder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Chancery Court will be dismissed as to any holder without the approval of the Chancery Court and such approval may be subject to conditions the Chancery Court deems just. If no petition for appraisal is filed with the Chancery Court within 120 days after the effective date of the merger, holders’ rights to appraisal shall cease, and all holders of shares of Party City common stock will be entitled to receive the consideration offered pursuant to the merger agreement.
      In view of the complexity of Section 262, holders of shares of our common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.
MARKET PRICE AND DIVIDEND DATA
      Our common stock has traded on the Nasdaq National Market under the symbol “PCTY” since its re-listing in July 2001. From July 1999 until its re-listing on the Nasdaq National Market, our common stock was traded on the OTC Bulletin Board, an electronic quotation service for NASD Market Makers. From March 1996 until July 1999 our common stock was traded on the Nasdaq National Market.
      The closing sales price of our common stock as reported on the Nasdaq National Market on September 26, 2005, which was the last trading day before we announced the merger, was $12.28. On                     , 2005, which is the latest practicable trading day before this proxy statement was printed, the closing sales price for our common stock as reported on the Nasdaq National Market was $          .
      If the merger is consummated, our common stock will be delisted from The Nasdaq National Market, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $17.50 in cash, without interest and less any applicable withholding taxes.

      The following table sets forth the high and low trading prices of our common stock for each quarter of the latest two fiscal years:

	High	Low

Fiscal year ended July 3, 2004:
First Quarter	$12.18	$9.56
Second Quarter	15.00	11.83
Third Quarter	15.47	11.31
Fourth Quarter	17.32	11.25
Fiscal year ended July 2, 2005:
First Quarter	$15.25	$11.25
Second Quarter	15.63	12.15
Third Quarter	16.39	11.33
Fourth Quarter	14.67	11.39
Fiscal year ending July 1, 2006:
First Quarter	$17.01	$12.08
      You are encouraged to obtain current market quotations for Party City common stock in connection with voting your shares.
      At October 3, 2005, the number of holders of record of our common stock was 368.
      We have never paid cash dividends on our capital stock and do not intend to pay cash dividends in the foreseeable future. We expect that earnings will be retained for the continued growth and development of our business. Future dividends, if any, will depend upon our earnings, financial condition, working capital requirements, compliance with covenants in agreements to which we are or may be subject, future prospects and any other factors deemed relevant by our board of directors. Under various agreements to which we are a party, principally under the a loan agreement with Wells Fargo, there are restrictions on paying out dividends.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth information regarding the beneficial ownership of Party City’s common stock, as of October 3, 2005, for individuals or entities in the following categories: (i) each person known by the Company to be a beneficial owner of more than 5% of the common stock; (ii) each director; (iii) each executive officer named in our annual report on form 10-K for the fiscal year ended July 2, 2005; and (iv) all directors and executive officers as a group. “Beneficial ownership” of shares, as defined in the Securities and Exchange Act of 1934, generally includes any shares over which a person exercises sole or shared voting or investment power, including but not limited to the right to acquire such shares within 60 days. For purposes of calculating the percentage of outstanding shares held by each person named below, any shares that such person has the right to acquire within 60 days are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person. Except as indicated by footnote, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise noted in the table, the address for each of the stockholders is c/o Party City Corporation, 400 Commons Way, Rockaway, New Jersey 07866.
      Except as indicated by footnote, each of the executive officers and directors has sole voting and investment power with respect to the common stock beneficially owned; see the SEC filings referred to in the respective footnotes for the voting and investment power for the other stockholders set forth below. In addition, except as indicated by footnote, the address for each of the stockholders is c/o Party City Corporation, 400 Commons Way, Rockaway, New Jersey 07866.

	Shares Beneficially Owned

Name of Beneficial Owner	Number		Percent

Michael E. Tennenbaum, Amscan Holdings, Inc., et al	5,824,481	(1)(2)	29.3%
Tennenbaum Capital Partners, LLC and Tennenbaum & Co., LLC	5,766,481	(1)	29.1%
Reid S. Walker and G. Stacy Smith	2,135,780	(3)	12.3%
UBS AG, et al	1,253,491	(4)	7.2%
Sidney and Jenny Craig	1,219,202	(5)	7.0%
Bank of America Corporation, et al	1,062,300	(6)	6.1%
Ralph D. Dillon	757,940	(7)	4.2%
L.R. Jalenak, Jr.	123,965	(8)	*
Franklin R. Johnson	33,333	(9)	*
Howard Levkowitz	71,527	(10)	*
Walter Salmon	59,000	(11)	*
Richard H. Griner	90,000	(12)	*
Lisa Laube	30,000	(13)	*
Gregg A. Melnick	15,000	(14)	*
Steven Skiba	18,943	(15)	*
All directors and executive officers as a group (10 persons)			33.8%

*	Less than 1%

(1)	The shares of common stock are owned by Tennenbaum Capital Partners, LLC (“TCP”, formerly known as Special Value Investment Management, LLC) and Tennenbaum & Co., LLC (“TCO”) as follows: 2,496,000 shares subject to outstanding warrants to purchase common stock which are exercisable within 60 days of the record date are owned of record by Special Value Bond Fund, LLC (“SVBF”); 2,813,420 shares of common stock are owned of record by Special Value Absolute Return Fund, LLC (“SVAR”); 318,000 shares of common stock are owned of record by Special Value Bond Fund II, LLC (“SVBF II”); 25,000 shares of common stock are owned of record by a separate account managed by TCP; and 114,061 shares of common stock are owned of record by TCO. For purposes of the table above, we have attributed the 114,061 shares of common stock owned by TCO to be beneficially owned by TCP.

The managing member of SVBF is SVIM/ MSM, LLC (“SVIM/ MSM”) and the managing member of SVBF II is SVIM/ MSM II, LLC (“SVIM/ MSM II”). The managing member of both SVIM/ MSM and SVIM/ MSM II is TCO. The managing member of SVAR is SVAR/ MM, LLC (“SVAR/ MM”), and the managing member of SVAR/ MM is TCP. The managing member of TCP is TCO. The managing member of TCO is Michael E. Tennenbaum. See Amendment No. 8 to Schedule 13D, filed with the SEC on September 28, 2005, for a description of each entity’s voting and investment power. The principal business address for TCP and TCO is 2951 28th St., Suite 1000, Santa Monica, CA 90405.

(2)	As the managing member of TCO, Mr. Tennenbaum shares voting and investment power for all of the shares of common stock owned of record by the TCP and TCO (see also footnote 1). The table also includes 58,000 shares of common stock subject to outstanding options that are owned by Mr. Tennenbaum.

On September 26, 2005, Mr. Tennenbaum, TCP, TCO, SVBF, SVAR and SVBF II entered into a Voting Agreement with Amscan Holdings, Inc. (“AHI”) in connection with an Agreement and Plan of Merger as of the same date thereof. By reason of the Voting Agreement, AHI may be deemed to have acquired beneficial ownership of all of shares of common stock beneficially owned by Mr. Tennenbaum and such entities. In addition, by virtue of their direct and indirect ownership of AHI’s capital stock, AAH Holdings, Berkshire Fund V, Limited Partnership (“Fund V”), Berkshire Fund VI, Limited Partnership (“Fund VI”) and Berkshire Investors LLC (“BI LLC”) may be deemed to have acquired beneficial ownership of such shares as well. The principal business address of AHI and AAH Holdings is 80 Grasslands Road, Elmsford, NY 10523. The principal business address of Fund V, Fund VI and BI LLC is One Boston Place, Suite 3300, Boston, Massachusetts 02108.

(3)	As reported by Reid S. Walker and G. Stacy Smith in the Second Amendment to the Schedule 13D filed with the SEC on September 16, 2005. For purposes of the table above, we have attributed the 1,000 shares of common stock directly owned by Reid S. Walker to be beneficially owned by G. Stacy Smith. The principal business address for Reid S. Walker and G. Stacy Smith is 300 Crescent Court, Suite 880 Dallas, Texas 75201.

(4)	As reported by UBS AG, UBS Americas Inc. and UBS Global Asset Management (Americas) Inc. in the Schedule 13G filed with the SEC on February 17, 2005. The principal business for (i) UBS AG is Bahnhofstrasse 45, P.O. Box CH-8021, Zurich, Switzerland, (ii) UBS Americas Inc. is 677 Washington Blvd, Stamford, Connecticut 06901, and (iii) UBS Global Asset Management (Americas) Inc. is One North Wacker, Chicago, Illinois 60606.

(5)	As reported by Sidney and Jenny Craig in the Second Amendment to the Schedule 13G filed with the SEC on August 7, 2003. The principal business address for Sidney and Jenny Craig is 16092 San Dieguito, P.O. Box 675532, Rancho Santa Fe, CA 92067.

(6)	As reported by Bank of America Corporation, Fleet National Bank, Columbia Management Group, Inc. and Columbia Management Advisors, Inc. in the Schedule 13G filed with the SEC on February 11, 2005. The principal business address for each of the entities is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(7)	Includes 562,940 shares of common stock subject to outstanding options.

(8)	Includes 58,000 shares of common stock subject to outstanding options.

(9)	Includes 33,333 shares of common stock subject to outstanding options.

(10)	Includes 58,000 shares of common stock subject to outstanding options.

(11)	Includes 55,000 shares of common stock subject to outstanding options.

(12)	Includes 90,000 shares of common stock subject to outstanding options.

(13)	Includes 30,000 shares of common stock subject to outstanding options.

(14)	Includes 15,000 shares of common stock subject to outstanding options.

(15)	Includes 18,943 shares of common stock subject to outstanding options.
TRANSACTIONS IN SHARES OF COMMON STOCK
Issuer Purchases of Equity Securities
      In September 2001, the Board of Directors authorized the Company to repurchase up to $15 million of its outstanding common stock at a price not to exceed $7.00 per share, which was amended on February 7, 2003 to a price not to exceed $10.00 per share. The stock repurchases are made at the discretion of management. During Fiscal 2003, the Company repurchased 463,012 shares for an aggregate amount of $4.1 million or 27.4% of the total amount authorized to be purchased. There were no shares purchased in Fiscal 2005 and Fiscal 2004 under the stock repurchase plan. As of July 2, 2005, the Company had purchased 747,012 shares for an aggregate amount of $5.9 million or 39.6% of the total amount authorized to be purchased.
Purchases by AAH Holdings, Amscan Holdings, Inc. and BWP Acquisition, Inc.
      None of AAH Holdings, Amscan Holdings, Inc. and BWP Acquisition, Inc., has held of record any shares of our common stock during the past eighteen months or currently holds of record any shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On August 16, 1999, Tennenbaum & Co., LLC (“TCO”) purchased $2,250,000 in aggregate principal amount of the Company’s 13.0% Secured Notes due 2002, $4.5 million in aggregate principal amount of the Company’s 14.0% Secured Notes due 2004 and Warrants to purchase 3,096,000 shares of the Company’s stock. TCO then transferred all of these Secured Notes and the Warrants to Special Value Bond Fund, LLC (“SVBF”) effective as of September 1, 1999. Then on January 14, 2000, SVBF purchased $3,250,000 in aggregate principal amount of the Company’s 14.0% Secured Notes due 2002. On November 20, 2000, Special Value Bond Fund II, LLC, (“SVBF II”) purchased $10.0 million in aggregate principal amount of the Company’s 12.5% Secured Notes due 2003 (the “A Notes”) and $5.0 million in aggregate principal amount of the Company’s 13.0% Secured Notes due 2003 (the “B Notes”). Subsequently on November 20, 2000, SVBF II sold $5.0 million in aggregate principal amount of the A Notes and $2.5 million in aggregate principal amount of the B Notes to other Company investors. The managing member of SVBF II is SVIM/ MSM II, LLC (“SVIM/ MSM II”) and the managing member of SVIM/ MSM II is TCO. The managing member of SVBF is SVIM/ MSM, LLC (“SVIM/ MSM”) and the managing member of SVIM/ MSM is TCO. The managing member of TCO is Michael E. Tennenbaum, the Company’s Vice Chairman of the Board of Directors. During Fiscal 2003 and Fiscal 2002, Secured Notes totaling $3.9 million and $9.3 million were repaid, respectively. For the fiscal years ended June 28, 2003 and June 29, 2002, the Company paid $1.0 million and $2.3 million of interest related to these Notes, respectively.
      On November 2, 1999, Ralph Dillon, the Non-Executive Chairman of the Board of Directors, purchased $167,000 in aggregate principal amount of the Company’s 13.0% Secured Notes due 2002, $333,000 in aggregate principal amount of the Company’s 14.0% Secured Notes due 2004, and Warrants to purchase 229,333 shares of the Company’s stock from one of the Investors for a total purchase price of $498,000. During Fiscal 2003 and Fiscal 2002, the Secured Notes totaling $333,000 and $167,000 were repaid, respectively. In Fiscal 2003 and Fiscal 2002, the Company paid $78,000 and $80,000 of interest related to these Notes, respectively.
      On June 22, 2001, the Company granted options for 90,000 shares of the Company’s common stock to Ralph Dillon as compensation for his services to the Company. These options were granted at $6.25 per share and vested upon issuance. In addition, on each of January 12, 2002, July 12, 2002, January 12, 2003 and July 12, 2004 additional grants of options for 50,000 shares of the Company’s common stock were made to Mr. Dillon, which options had an exercise price of $9.38, $17.00, $17.00 and $17.00, respectively. All of these options vested upon issuance. Compensation expensed was recorded for all grants. Compensation expense included in the statement of income for Fiscal 2005, 2004 and 2003 was $5,000 , $101,000 and $154,000, respectively.
      The Company entered into an oral consulting agreement (“Oral Agreement”) with Mr. Dillon in 1999 pursuant to which Mr. Dillon receives a consulting fee of $10,000 per month in exchange for advising and consulting with the Company regarding strategic planning, general operations and merchandising programs. From September 18, 2003 to January 12, 2004, this monthly amount was increased to $20,000 per month during which time Mr. Dillon assumed the responsibility of conducting a search for a permanent Chief Executive Officer. During the term of the Consulting Agreement defined below, the Oral Agreement shall be suspended and Mr. Dillon will receive no fees thereunder. Upon the termination of the Consulting Agreement, the Oral Agreement shall be reinstated, provided however that either party may terminate the Oral Agreement at any time upon notice to the other party. Mr. Dillon also received $50,000 in Fiscal 2004 for assuming additional responsibilities during the transition of hiring a permanent Chief Executive Officer.
      On April 12, 2005, the Company entered into a consulting agreement (the “Consulting Agreement”) with Dillon Associates Retail Consultants (“DARC”) and it is the parties’ intention that Ralph D. Dillon, Non-Executive Chairman of the Board of Directors of the Company and principal of DARC, provide the Company with strategic business, management and financial advice pursuant to the Consulting Agreement. Notwithstanding that, the Consulting Agreement does not affect Mr. Dillon’s duties, obligations or authority as a director of the Company. The term of the Consulting Agreement is from March 21, 2005 through June 30, 2005, provided that the term is automatically be extended for successive ninety day periods unless either party provides written notice to the other not later than thirty days prior to the expiration of the term then in effect. Pursuant to the Consulting Agreement, the Company will pay Mr. Dillon a consulting fee of $700 per hour (the “Hourly Fee”), which includes reasonable travel time incurred by Mr. Dillon pursuant to the Consulting Agreement. The Company will pay Mr. Dillon the Hourly Fee on the first business day of each month based on Mr. Dillon providing proper accounts for hours worked under the Consulting Agreement. In addition, the Company will provide medical and dental benefit plan coverage (or payment of an amount sufficient to purchase such coverage) to Mr. Dillon and his spouse, to the same degree available to senior executives of the Company, and such provision will continue through the date of the recipients’ respective deaths.
      Jason Craig and Steven Craig, sons of Sidney Craig, President of Craig Enterprises, Inc., own and operate six and five Party City franchised stores, respectively, located in California. During Fiscal 2005, pursuant to the terms of their respective franchise agreements with the Company Jason Craig paid the Company $816,000 and Steven Craig paid the Company $690,000. Craig Enterprises, Inc. owns 1,107,000 shares of common stock as reported in the Second Amendment to Schedule 13G filed by Craig Enterprises, Inc. with the SEC on August 7, 2003. Sidney and Jenny Craig own an additional 112,202 shares of common stock directly.
DIRECTORS AND EXECUTIVE OFFICERS OF PARTY CITY
      Ralph D. Dillon has been the Non-Executive Chairman of the Board of Directors since December 10, 1999 and has been a director of the Company since October 1, 1999. Prior to becoming a director of the Company, Mr. Dillon served as Chief Executive Officer of Cost Plus, Inc., a specialty retailer of casual home living and entertainment products, from September 1990 to February 1998, President of Cost Plus from September 1990 to August 1995 and Chairman of the Board of Cost Plus from August 1995 to February 1998. He also served as a director of Cost Plus from September 1990 to May 1999 and has served as an advisor to the Chief Executive Officer of Cost Plus from May 1998 to September 2005.
      Michael E. Tennenbaum has been a director of the Company since October 5, 2000, has been the Vice-Chairman of the Board of Directors since October 1, 2002 and was appointed a member of the Executive Committee on March 30, 2005. Mr. Tennenbaum has been the Managing Member of Tennenbaum & Co., LLC since its inception in June 1996. Tennenbaum & Co., LLC is the Managing Member of Tennenbaum Capital Partners, LLC, an investment management company focused on special situation investments. From February 1993 until June 1996, Mr. Tennenbaum was a Senior Managing Director of Bear, Stearns & Co., Inc. and also held the position of Vice Chairman, Investment Banking. Mr. Tennenbaum currently is Chairman of the Board of Directors of Pemco Aviation Group, Inc., Chairman of the Board of Directors of Anacomp, Inc. and is also a director of various privately-held companies.
      L.R. Jalenak, Jr. has been a director of the Company since February 17, 2000. Prior to becoming a director of the Company, Mr. Jalenak was Chairman of the Board of Cleo Inc., a manufacturer of Christmas wrapping paper and related products, from 1990 until his retirement in December 1993. From 1977 to 1990, he was President of Cleo Inc. Mr. Jalenak is also a director of Special Value Expansion Fund, LLC, an investment fund managed by Tennenbaum Capital Partners, LLC. Mr. Jalenak also serves on the board of a non-public Professional Employment Organization and on the Boards of Directors of several not-for-profit entities. Mr. Jalenak also retired this year from Memphis Light, Gas and Water Division, a Memphis, Tennessee utility company, where he served as Commissioner and also retired this year as Director of Memphis Networx.
      Franklin R. Johnson has been a director of the Company since August 25, 2003. From March 2000 to the present, Mr. Johnson has been a business consultant and expert witness. From May 1997 to March 2000, Mr. Johnson was Senior Vice President and Chief Financial Officer of Rysher Entertainment, Inc. Prior to May 1997, Mr. Johnson was a partner at Price Waterhouse & Co. Mr. Johnson is also a director of Special Value Opportunities Fund, LLC, an investment fund managed by Tennenbaum Capital Partners, LLC. Mr. Johnson serves on the Board of Directors of Reliance Steel & Aluminum Co.

      Howard Levkowitz has been a director of the Company since August 17, 1999. Mr. Levkowitz has been a Managing Partner of Tennenbaum Capital Partners, LLC, an investment management company focused on special situation investments, since 1999 and since 1997, has been a principal of Tennenbaum & Co., LLC (with which Tennenbaum Capital Partners, LLC is affiliated). He was an attorney with Dewey Ballantine LLP from 1993 to 1997.
      Walter J. Salmon has been a director of the Company since July 25, 2001. Mr. Salmon is presently the Stanley Roth, Sr., Professor of Retailing, Emeritus, at the Harvard University Graduate School of Business Administration. He has been a member of the Harvard Business School faculty since 1956. Professor Salmon presently serves on the boards of The Neiman Marcus Group, PETsMART, Inc., Stage Stores, Cumberland Farms and the Harvard Business School Publishing Company.
      Richard H. Griner was appointed Chief Operating Officer on January 12, 2004 and was appointed a member of the Executive Committee on March 30, 2005. Mr. Griner was a director of the Company since September 6, 2002, but resigned from the Board when he became the Company’s Chief Operating Officer. Prior to retirement from Omni Fitness, Inc., the specialty fitness equipment chain, Mr. Griner served as President from April 2001 until June 2003. Prior to joining Omni Fitness, Mr. Griner served from 1996 to 2000 as President and Chief Operating Officer of Trend-Lines, Inc. and from 1986 to 1995 as Senior Vice President of Operations for Family Dollar Stores, Inc.
      Lisa Laube was appointed Chief Merchandising Officer on April 26, 2004 and was appointed a member of the Executive Committee on March 30, 2005. Prior to this appointment, Ms. Laube served since 2002 as Vice President of Merchandising of The White Barn Candle Company, a division of the Bath and Body Works unit of Limited Brands, Inc. Previously, Ms. Laube held a number of positions at Linens ’n Things, Inc. from 1996 to 2002, rising through the buying organization to become, in 1998, Vice President/ General Merchandise Manager of decorative accessories, tabletop and seasonal merchandise. Between 1985 and 1996, Ms. Laube worked for several divisions of Federated Department Stores, Inc., concluding in the position of Senior Buyer at Macy’s East, where she was responsible for several home departments.
      Gregg A. Melnick was appointed Senior Vice President and Chief Financial Officer on September 16, 2004 and was appointed a member of the Executive Committee on March 30, 2005. Prior to this appointment, Mr. Melnick served as Vice President of Business Unit Finance and Treasury at Dow Jones & Company, Inc., since 2001. Previously, from 2000 to 2001, Mr. Melnick was the Chief Financial Officer of Susan Dell, Inc. For more than five years prior to 2000, Mr. Melnick held a series of progressively more responsible financial positions with Liz Claiborne, Inc., ultimately serving as Vice President and Group Finance Director for the company’s emerging business units. Mr. Melnick began his career in the audit practice of Arthur Andersen.
      Steven Skiba was appointed Vice President and Chief Information Officer on November 29, 2002 and was appointed a member of the Executive Committee on March 30, 2005. Prior to joining the Company, Mr. Skiba was the Vice President, Management Information Systems, and Chief Technology Officer at Transworld Entertainment from January 1997 through November 2002.
DESCRIPTION OF PARTY CITY CORPORATION
      Party City Corporation is based in Rockaway, New Jersey and was incorporated in the State of Delaware in 1996. Party City is America’s largest party goods chain. Party City operates retail party supplies stores in the United States and sells franchises on an individual store and area franchise basis throughout the United States and Puerto Rico. Party City is publicly traded on The Nasdaq National Market under the symbol “PCTY.”
DESCRIPTION OF AMSCAN HOLDINGS, INC.
      Amscan Holdings, Inc., a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of AAH Holdings, which is primarily owned by the private equity investment firms of Berkshire Partners LLC and Weston Presidio. Amscan Holdings, Inc. designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. Amscan Holdings, Inc. also designs and distributes home, baby, wedding and other gift items.
DESCRIPTION OF BWP ACQUISITION, INC.
      BWP Acquisition, Inc., is a newly formed Delaware corporation and a wholly-owned subsidiary of Amscan Holdings, Inc. Amscan Holdings, Inc. formed BWP Acquisition, Inc. for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL 2)
      If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn or postpone our special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement at our special meeting if there are sufficient votes to adopt the merger agreement. If approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting on the matter.
FUTURE STOCKHOLDER PROPOSALS
      If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2005 annual meeting of stockholders. If such meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2005 annual meeting should be sent to us at Party City Corporation, 400 Commons Way, Rockaway, New Jersey 07866, Attention: Secretary, and we must receive such proposals no later than                     , 2005. All stockholder proposals must also meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in our proxy statement for our 2005 annual meeting of stockholders.
      If a stockholder of Party City wishes to present a proposal before the 2005 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to the secretary of Party City at the address noted above. The secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2005 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2005 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2005 annual meeting, the proxies designated by the board of directors will have discretionary authority to vote on any such proposal.
HOUSEHOLDING OF SPECIAL MEETING MATERIALS
      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy statement or annual report to you if you write or call us at the following address or phone number: Party City Corporation, 400 Commons Way, Rockaway, New Jersey 07866, Attention: Investor Relations, (973) 983-0888 ext. 8333. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
      Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.
Incorporation by Reference
      The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.
      We incorporate by reference into this proxy statement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

•	Our Annual Report on Form 10-K for our fiscal year ended July 2, 2005; and

•	Our Current Reports on Form 8-K filed on July 5, 2005, July 19, 2005, August 1, 2005, August 15, 2005, as amended August 15, 2005, September 27, 2005 and October 11, 2005.
      Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Party City Corporation, 400 Commons Way, Rockaway, NJ 07866, Attention: Secretary. If you would like to request documents, please do so by                     , 2005, in order to receive them before the special meeting. You should be sure to include your complete name and address in your request.
      No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
      This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents, including the merger agreement, that are attached or filed as annexes to this proxy or are incorporated by reference into this document. These representations and warranties were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Party City Corporation, Amscan Holdings, Inc. and BWP Acquisition, Inc.), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

      YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Giving your proxy now will not affect your right to vote in person if you attend the meeting.
      If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact D.F. King & Co., Inc., our proxy solicitor, toll-free at 1-888-628-1041.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Party City since the date of this proxy statement or that the information herein is correct as of any later date.
      Shareholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Party City has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Party City will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

Annex A
      The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Party City, Amscan Holdings, Inc. or BWP Acquisition, Inc. Such information can be found elsewhere in this proxy statement and in the public filings Party City makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
      The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Party City, Amscan Holdings, Inc. and BWP Acquisition, Inc. made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws. The assertions, embodied in the representations and warranties made in the merger agreement are qualified by information in confidential disclosure schedules that Party City, Amscan Holdings, Inc. and BWP Acquisition, Inc. have exchanged in connection with signing the merger agreement. While neither Party City, Amscan Holdings, Inc. nor BWP Acquisition, Inc. believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Party City’s public disclosures.
AGREEMENT AND PLAN OF MERGER
Dated as of September 26, 2005
by and among
AMSCAN HOLDINGS, INC.,
BWP ACQUISITION, INC.
AND
PARTY CITY CORPORATION,
as amended
October 11, 2005

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
      AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of September 26, 2005 by and among Amscan Holdings, Inc., a Delaware corporation (“Parent”), BWP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Party City Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company may be referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in Article I hereof.
RECITALS
      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein and in the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and in accordance with the Delaware General Corporation Law (the “DGCL”);
      WHEREAS, the respective Boards of Directors of the Parent and Merger Sub have approved and adopted this Agreement;
      WHEREAS, the Board of Directors and a special committee of the Board of Directors of the Company (the “Special Committee”) have unanimously determined that the Merger is advisable and in the best interests of the Company and its public shareholders, (ii) approved and adopted this Agreement, and (iii) have recommended to the stockholders of the Company to vote to approve this Agreement and the Merger; and
      WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, each of Michael E. Tennenbaum, Tennenbaum Capital Partners, LLC, Tennenbaum & Co., LLC, Special Value Bond Fund, LLC, Special Value Absolute Return Fund, LLC and Special Value Bond Fund II, LLC (the “Principal Stockholders”), Parent and Merger Sub will enter into a voting and stock sale agreement, in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which, among other things, such Principal Stockholder will agree to vote its Shares (as defined herein) in favor of approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth in the Voting Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1.
Definitions and Interpretation
      Section 1.1     Definitions.
      For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
      “Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, a Subsidiary of a Person shall be deemed to be an Affiliate of such Person and the term “control”, “controlled by” or “under common control with” means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting capital stock, by contract, as trustee or executor, or otherwise.
      “Agreement” shall have the meaning set forth in the Preamble.
      “Annual Period” shall have the meaning set forth in Section 8.6(c).
      “Breakup Fee” shall have the meaning set forth in Section 8.6(a).
      “Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.
      “Cash Merger Consideration” shall have the meaning set forth in Section 3.1(a).
      “Certificate(s)” shall have the meaning set forth in Section 3.2(b).
      “Certificate of Merger” shall have the meaning set forth in the Recitals.
      “Closing” shall have the meaning set forth in Section 2.2.
      “Closing Date” means the day of the Closing.
      “Code” means the United States Internal Revenue Code of 1986, as amended.
      “Commitments” shall have the meaning set forth in Section 6.7.
      “Company” shall have the meaning set forth in the Preamble.
      “Company Adverse Recommendation Change” shall have the meaning set forth in Section 4.7(b).
      “Company Benefit Plans” shall have the meaning set forth in Section 5.15(a).
      “Company By-laws” means the by-laws of the Company, as amended to the date of this Agreement.

      “Company Charter” means the certificate of incorporation of the Company, as amended to the date of this Agreement.
      “Company Common Stock” shall have the meaning set forth in Section 3.1(a).
      “Company Employees” shall have the meaning set forth in Section 4.10(a).
      “Company ERISA Affiliate” shall have the meaning set forth in Section 5.15(c).
      “Company Material Adverse Change” or “Company Material Adverse Effect” means any event, change, effect, development, occurrence or state of fact that either individually or in the aggregate, when taken together with all other events, changes, effects, developments, occurrences or states of facts (i) is materially adverse to the business, assets, operations, properties, condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) materially and adversely affects the ability of the Company to consummate the Merger or prevent or delay the consummation of the Merger; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent primarily attributable to (I) the announcement or pendency of this Agreement or the Merger, (II) the identity of Parent or Merger Sub or (III) any actions taken in compliance herewith or otherwise with the consent of Parent, including, without limitation, the impact on the relationships of the Company with any customer, vendor, distributor, supplier, franchisee, landlord, tenant, consultant, employee or independent contractor with whom the Company has any relationship; (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy as a whole including, but not limited to, changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, except in each case, any adverse change, effect, event, occurrence, state of facts or development that has had or is reasonably likely to have a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other Persons in the industry in which the Company and its Subsidiaries conduct their business; or (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof or the interpretation or enforcement thereof.
      “Company Options” shall have the meaning set forth in Section 3.5(a).
      “Company Recommendation” shall have the meaning set forth in Section 4.1.
      “Company SEC Documents” means all forms, schedules, statements, reports and other documents filed by the Company or any of its Subsidiaries under the Securities Act or the Exchange Act or otherwise filed by the Company or any of its Subsidiaries with, or furnished by the Company or any of its Subsidiaries to, the SEC, in each case since June 30, 2002 and prior to the Effective Time, collectively, as the same may been amended or restated and including all exhibits and schedules thereto and documents incorporated by reference therein.

      “Company Share” or “Company Shares” shall have the meaning set forth in Section 3.1(a).
      “Company Stockholder Approval” shall have the meaning set forth in Section 5.3(a).
      “Company Stock Option Plans” shall have the meaning set forth in Section 3.5(a).
      “Company Warrant Agreement” shall have the meaning set forth in Section 3.6.
      “Company Warrants” shall have the meaning set forth in Section 3.6.
      “Confidentiality Agreement” shall have the meaning set forth in Section 4.6.
      “Constituent Corporations” shall have the meaning set forth in Section 2.1.
      “Contract” means any contract, lease, license, indenture, note, bond, mortgage, agreement, permission, consent, sales order, purchase order, quotation, entitlement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement (whether written or oral).
      “Debt Financing” shall have the meaning set forth in Section 6.7.
      “D&O Insurance” shall have the meaning set forth in Section 4.8(b).
      “DGCL” shall have the meaning set forth in the Recitals.
      “Definitive Proxy Statement” shall have the meaning set forth in Section 4.2(a).
      “Disclosure Schedules” shall have the meaning set forth in the Preamble to Article 5.
      “Dissenting Shares” shall have the meaning set forth in Section 3.1(e).
      “Effective Time” shall have the meaning set forth in Section 2.2.
      “Environmental Laws” means all Laws relating to the protection of the environment or to occupational health and safety.
      “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required for the Company and the operations of Company’s facilities and otherwise to conduct its business under Environmental Laws.
      “ERISA” shall have the meaning set forth in Section 5.15(a).
      “Exchange” means the Nasdaq National Market.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exchange Agent” shall have the meaning set forth in Section 3.2(a).

      “Expenses” shall mean all reasonable and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the sale of the Company, including, without limitation, expenses in connection with due diligence, the auction of the Company and the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing and mailing of the Definitive Proxy Statement and the solicitation of stockholder approval, and any fees paid in connection with any required filings with any Governmental Entity.
      “Financial Statements” shall have the meaning set forth in Section 5.5.
      “Financing” shall have the meaning set forth in Section 6.7.
      “Financing Withdrawal Date” shall have the meaning set forth in Section 8.1(i).
      “GAAP” means accounting principles generally accepted in the United States of America.
      “Governmental Approvals” shall have the meaning set forth in Section 5.12.
      “Governmental Entity” means any domestic (federal, state or local) or foreign governmental (or political subdivision thereof), administrative, executive, judicial, legislative, police, taxing or regulatory authority, agency or commission, or any court or tribunal, arbitrator or arbitral body.
      “HSR Act” shall have the meaning set forth in Section 4.3.
      “Indebtedness” means, with respect to any Person at any date, without duplication: all liabilities or obligations, whether primary or secondary or absolute or contingent of such Person (a) for borrowed money or in respect of loans or advances, (b) evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (d) in the nature of guarantees of such Person in connection with any of the foregoing or the following, (e) under capital lease obligations of such Person, (f) for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the ordinary course of business), and (g) the extent secured by any property of such Person (other than any (i) security interest on trade payables imposed in the ordinary course of business solely by the operation of Law, (ii) Liens for current taxes and assessments not yet past due, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress or (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice).
      “Information Technology” shall have the meaning set forth in Section 4.5(s).
      “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, pertaining to or deriving from (i) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware; (ii) trademarks, trade names, service marks, service names, brands, domain names, trade dress and logos, and the goodwill and activities associated therewith (“Trademarks”); (iii) rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, throughout the world in all media now known or hereafter created; and (iv) any and all registrations, applications, recordings, licenses, common-law rights and contractual obligations relating to any of the foregoing.
      “Investment” means, with respect to any Person, any corporation, association, general or limited partnership, company, limited liability company, trust, joint venture, organization or other entity in which such Person owns, directly or indirectly, an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50%.
      “knowledge” shall have the meaning set forth in Section 1.2(j).
      “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, judgment, decree, writ, injunction or order of any Governmental Entity.
      “Liens” means pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.
      “Material Contracts” shall have the meaning set forth in Section 5.20.
      “Merger” shall have the meaning set forth in the Recitals.
      “Merger Sub” shall have the meaning set forth in the Recitals.
      “Merger Sub Common Stock” shall have the meaning set forth in Section 3.1(c).
      “Option Payment” shall have the meaning set forth in Section 3.5(a).
      “Owned Intellectual Property” shall have the meaning set forth in Section 5.16(e).
      “Parent” shall have the meaning set forth in the Preamble.
      “Parent Material Adverse Effect” means an event, change, effect, development, state of fact or occurrence that individually or in the aggregate, when taken with all other events, changes, effects, developments, states of facts and occurrences, is or would reasonably be expected to materially and adversely affect the ability of the Parent or Merger Sub to consummate the Merger; provided, that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Parent Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (I) the retail party supply industry or (II) the United States or world economy as a whole including, but not limited to, changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism, war or otherwise, except in each case, any adverse change, effect, event, occurrence, state of facts or development that has had or is reasonably likely to have a disproportionate effect on Parent and its

Subsidiaries taken as a whole as compared to other Persons in the industry in which Parent and its Subsidiaries conduct their business; or (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws, in each case, proposed, adopted or enacted after the date hereof or the interpretation or enforcement thereof.
      “Party” and “Parties” shall have the meanings set forth in the Preamble.
      “Permit” means licenses, franchises, permits, consents, approvals, orders, certificates, authorizations, declarations and filings.
      “Permitted Investments” shall have the meaning set forth in Section 3.2(a).
      “Permitted Liens” means (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole.
      “Person” means a natural person, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
      “Preliminary Proxy Statement” shall have the meaning set forth in Section 4.2(a).
      “Prime Rate” means the prime rate of interest published in the “Money Rates” column of the Eastern Edition of The Wall Street Journal (or the average of such rates if more than one rate is indicated) on the date of termination of this Agreement pursuant to Section 8.1.
      “Principal Stockholders” shall have the meaning set forth in the Recitals.
      “Proxy Statement” shall have the meaning set forth in Section 4.2(b).
      “Real Property” shall have the meaning set forth in Section 5.22(b).
      “Real Property Leases” shall have the meaning set forth in Section 5.22(b).
      “Representatives” shall have the meaning set forth in Section 4.7(a).
      “Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.7(a).
      “Scheduled Intellectual Property” shall have the meaning set forth in Section 5.16(a).
      “Section 409A” shall have the meaning set forth in Section 5.15(g).
      “SEC” shall have the meaning set forth in Section 4.2(a).
      “Securities Act” means the Securities Act of 1933, as amended.

      “Special Committee” shall have the meaning set forth in the Recitals.
      “Special Meeting” shall have the meaning set forth in Section 4.1.
      “Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, of which (a) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other similar supervising body is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (including any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
      “Superior Proposal” means a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 80%) not solicited or initiated in violation of this Agreement, which the Company’s Board of Directors or Special Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) (i) to be more favorable (taking into account, among other things, the Person or group of Persons making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Party invoking the condition and taking into account any revisions made or proposed in writing by Parent or Merger Sub prior to the time of determination) to the holders of Company Common Stock from a financial point of view than the transactions provided for in this Agreement, (ii) is reasonably capable of being consummated, and (iii) for which third party financing, to the extent required, is then committed consistent with market standards under similar circumstances determined using the proper exercise of the Company’s Board of Directors’ fiduciary duties to the shareholders of the Company under applicable Law.
      “Surviving Corporation” shall have the meaning set forth in Section 2.1.
      “Takeover Proposal” means any inquiry, proposal or offer relating to (A) any business combination with or any direct or indirect acquisition, in a single transaction or a series of transactions and whether by way of a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction or otherwise, of (i) the Company, (ii) twenty-five (25) percent or more of any class of the Company’s outstanding shares of capital stock or any other voting securities of the Company or its Subsidiaries (iii) 25% or more of the fair market value of the assets of the Company and its Subsidiaries taken as a whole; (B) any tender offer (including a self-tender offer) or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person or group beneficially owning 25% or more of any class of the capital stock of the Company or the filing with the SEC of a Schedule TO or a registration statement under the Securities Act in connection therewith, or (C) any combination of the foregoing.
      “Tax” or “Taxes” means (a) any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits,

withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity (whether or not measured in whole or in part by net income and including any fee, assessment or other charge in the nature of or in lieu of any tax), whether disputed or not, and (b) any liability for the payment of any amount of the type described in clause (a) as a result of the Company or of its Subsidiaries being a successor to or transferee of any other corporation at any time on or prior to the date of the Closing, and any interest, penalties, additions to tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.
      “Tax Returns” means any report or return (including any information return) or statement or other documents (including any attachment thereto and any amendment thereof) required to be filed with any Governmental Entity with respect to Taxes.
      “Termination Date” means March 31, 2006.
      “Voting Agreement” shall have the meaning set forth in the Recitals.
      “Warrant Payment” shall have the meaning set forth in Section 3.6.
      Section 1.2     Interpretation.
      (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
      (c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recitals, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
      (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
      (e) A reference to any Party or to any party to any other contract or document shall include such party’s successors and permitted assigns.
      (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

      (g) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
      (h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.
      (i) The words “currently”, “presently” and words of similar meaning shall mean as of the date hereof and as of the Effective Time.
      (j) As used herein, “knowledge” (or words to such effect) of the Company shall mean actual knowledge of the executive officers of the Company, as the case may be, after reasonable inquiry, and “knowledge” (or words to such effect) of the Parent or Merger Sub shall mean the actual knowledge of their executive officers, after reasonable inquiry.
ARTICLE 2.
Merger and Organization
      Section 2.1     The Merger.
      Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). Merger Sub and the Company are herein sometimes referred to as the “Constituent Corporations.”
      Section 2.2     Effective Time.
      If this Agreement is not terminated pursuant to Article 8 hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022 at 10:00 a.m., New York City time, as soon as practicable, but in no event later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7 (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions, which by their terms, are not capable of being satisfied until the Closing), or at such other place or at such other date as the Parties may mutually agree. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Parties hereto, being the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

      Section 2.3     Effect of Merger.
      At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.
      Section 2.4     Certificate of Incorporation; By-laws.
      The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation and the by-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the certificate of incorporation and the by-laws of Merger Sub, each as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.
      Section 2.5     Directors and Officers.
      The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
ARTICLE 3.
Conversion of Securities; Exchange of Certificates
      Section 3.1     Conversion of Securities.
      At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:
      (a) Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares” and individually as a “Company Share”) issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $17.50 in cash, without interest (the “Cash Merger Consideration”), payable to the holder thereof, as provided in Section 3.2, upon surrender of the certificate formerly representing the Company Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding Taxes.
      (b) Each Company Share held in the treasury of Company, each Company Share owned by any direct or indirect subsidiary of the Company and each Company Share owned by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub, if any, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
      (c) Each share of Merger Sub’s common stock, $.01 par value (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.
      (d) If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or rights issued in respect of the Company Shares, the Cash Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or the rights issued in respect thereof.
      (e) Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Company Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Company Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or exchangeable for the right to receive the Cash Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Company Shares in respect of which the stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration in accordance with this Section 3.1. The Company shall give prompt notice to Merger Sub of any notices of dissent, demands for payment of fair value or other communications or actions received by the Company with respect to shares of Company Common Stock, and Merger Sub shall have the right to participate in and approve all negotiations and proceedings with respect thereto. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.
      Section 3.2     Payment of Cash for Company Common Stock.
      (a) At the Effective Time, Parent or Merger Sub shall irrevocably deposit or cause to be deposited with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), as agent for the holders of shares of Company Common Stock, cash in the aggregate amount required to effect conversion of shares of Company Common Stock into the Cash Merger Consideration at the Effective Time pursuant to Section 3.1(a) hereof. Pending distribution pursuant to Section 3.2(b) hereof of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock and the fund shall not be used for any other purposes, and Parent and the Surviving Corporation may direct the Exchange Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively “Permitted Investments”) or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 3.2(b) hereof. Each holder of a certificate or certificates representing shares of Company Common Stock cancelled on the Effective Time pursuant to Section 3.1(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder of shares of Company Common Stock, which shall effect the exchange of such certificate or certificates on such holder’s behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to Parent.
      (b) Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Cash Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 3.
      (c) If any cash deposited with the Exchange Agent for purposes of payment in exchange for shares of Company Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Exchange Agent, and thereafter the Exchange Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar Laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Exchange Agent shall be authorized to pay the cash attributable to any Certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of

Company Common Stock represented thereby and of appropriate indemnification (including, if required by the Surviving Corporation, the posting by such Person of a bond).
      (d) None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of retained Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Company Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such Tax either has been paid or is not payable.
      (f) From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. All Cash Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.
      (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Company Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for the Cash Merger Consideration except as provided in Section 3.2(e).
      (h) Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.
      Section 3.3     Exchange of Merger Sub Common Stock Certificate.
      Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a stock certificate, registered in such holder’s name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 3.1(c). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities Laws.
      Section 3.4     Stock Transfer Books.
      At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Cash Merger Consideration.
      Section 3.5     Stock Options.
      (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised option, restricted stock units or similar rights to purchase Company Common Stock (the “Company Options”), under any equity compensation plan of the Company, including the Amended and Restated 1994 Stock Option Plan, the Amended and Restated 1999 Stock Incentive Plan, the Management Stock Purchase Plan or the Employee Stock Purchase Plan (the “Company Stock Option Plans”), whether or not then exercisable or vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (i) the total number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Common Stock that were subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payment”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payment, and the Company will use commercially reasonable efforts to obtain all necessary consents to ensure that former holders of Company Options will have no rights other than the right to receive the Option Payment. After the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options shall be granted thereunder.
      (b) On and after the date hereof, no future offering periods will be commenced under the Company’s Employee Stock Purchase Plan. Any offering period in progress on the date hereof shall terminate on the earlier of December 30, 2005 and the Effective Time, and the Company shall terminate the Employee Stock Purchase Plan as of the Effective Time. Any accumulated contributions that are required in accordance with the terms of the Employee Stock Purchase Plan to be applied to the purchase of Company Common Stock shall be so applied no later than the Effective Time.
      Section 3.6     Warrants.
      Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each unexpired and unexercised warrant or similar rights to purchase Company Common Stock (the “Company Warrants”), under the that certain Warrant to Purchase Common Stock, dated August 16, 1999, issued to Special Value Bond Fund, LLC (the “Company Warrant Agreement”), whether or not then exercisable, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrants shall be entitled to receive, in consideration of the cancellation of such Company Warrants and in settlement therefor, a payment in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) of an amount equal to the product of (A) the total number of shares of Company Common Stock that were subject to such Company Warrants immediately prior to the Effective Time and (B) the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Common Stock that were subject to such Company Warrants (such amounts payable hereunder being referred to as the “Warrant Payment”). From and after the Effective Time, any such cancelled Company Warrants shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment.
ARTICLE 4.
Additional Agreements in Connection with the Merger
      Section 4.1     Stockholders’ Approval.
      The Company shall take all actions reasonably necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable for the purpose of considering and approving this Agreement and the Merger (the “Special Meeting”). Unless this Agreement shall have been terminated in accordance with Section 8.1, nothing contained herein shall limit the Company’s obligation to convene and hold the Special Meeting. Subject to Section 4.7, the Company shall, through its Board of Directors or the Special Committee, recommend that the stockholders of the Company vote to approve this Agreement and the Merger and shall include such recommendation in the Preliminary Proxy Statement and the Definitive Proxy Statement (the “Company Recommendation”).
      Section 4.2     Proxy Materials.
      (a) In connection with the Special Meeting, as promptly as practicable following the date of this Agreement, the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the “Preliminary Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) and shall use commercially reasonable efforts to respond to the comments of the

SEC and to cause a definitive proxy statement to be mailed to the Company’s stockholders (the “Definitive Proxy Statement”) all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, the Company shall consult with Merger Sub with respect to such filings and shall afford Merger Sub reasonable opportunity to comment thereon. Merger Sub shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company.
      (b) Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in any Preliminary Proxy Statement or in the Definitive Proxy Statement (collectively, the “Proxy Statement”) or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide the other party with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Special Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. Subject to Section 4.7(b), the Proxy Statement shall contain the recommendation of the Board of Directors or the Special Committee that the shareholders of the Company vote to adopt and approve this Agreement and the Merger.
      (c) The Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by applicable Law to obtain such approvals.
      (d) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time of the Special Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent, or its officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by Parent, Parent shall promptly inform the Company thereof. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
      (e) The information supplied by the Company for inclusion in the Proxy Statement or shall not, at (i) the time filed with the SEC, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (iii) the time of the Special Meeting and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Subsidiary of the Company, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.
      Section 4.3     Commercially Reasonable Efforts; Consents; Other Filings.
      Upon the terms and subject to the conditions herein provided, and subject to the terms hereof, each Party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations and their respective certificates of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to Company Stockholder Approval. Such actions shall include, without limitation, using commercially reasonable efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including Governmental Entities), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby and (ii) effect all necessary registrations and filings, including but not limited to any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and submissions of information requested by Governmental Entities. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other Parties. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use commercially reasonable efforts to obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between the Company and such parties required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state Law. The Parties shall consult regularly with each other in advance and from time to time regarding the conduct and status of any filings with Governmental Entities. In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company shall, at the request of Parent: (i) take all action within its power reasonably requested by Parent as necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the transactions contemplated hereby, take all action within its power reasonably requested by Parent as necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated hereby. Nothing in this Agreement shall be deemed to require any party to waive any provision of this Agreement or any other substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets. Between the date hereof and the Closing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate if made at such time and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any of such party’s covenants, conditions or agreements to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice required to be sent pursuant to this Section 4.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
      Section 4.4     Financing.
      At the cost and expense of the Merger Sub, the Company shall use commercially reasonable efforts to cooperate and assist Merger Sub with respect to the Financing (as defined in Section 6.7). The Company agrees to provide, and shall cause its Subsidiaries and its and their representatives to provide on a timely basis, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) an offering document for any of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any of the Debt Financing and (v) providing and executing documents as may be reasonably requested by Parent, including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters, comfort letters of accountants, consents of accountants for use of their reports in any materials relating to the Debt Financing, surveys and title insurance; provided, that none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its representatives pursuant to this Section 4.4 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that Parent and its representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Debt Financing. Parent shall promptly upon request by the Company reimburse the Company for all Expenses incurred by the Company and its Subsidiaries in connection with such cooperation.
      Section 4.5     Conduct of Business by Company Pending the Merger.
      The Company covenants and agrees that, from the date hereof to immediately prior to the Effective Time or earlier termination of this Agreement as provided herein, except as set forth in Section 4.5 of the Disclosure Schedules, as otherwise contemplated by this Agreement, or as Parent otherwise consents in writing, it shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their respective businesses, properties and assets and their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them. In addition, and without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as set forth in Section 4.5 of the Disclosure Schedules, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:
      (a) (i) amend or otherwise change its certificate of incorporation or bylaws; (ii) increase the number of directors constituting the Board of Directors of the Company; (iii) elect or appoint new directors or officers, or hire any new officers, other than (A) to fill any vacancies on the board or in any officer position, in each case, as required by applicable Law (including requirements to maintain listing under the Exchange or maintain reporting company status under SEC rules and regulations) to be filled, (B) in the case of vacancies in officer positions, to fill any such vacancies at the District Manager level that the Board of Directors of the Company determines should be filled in order for the Company to operate in the ordinary course of business consistent with past practice, or (C) in the case of other vacancies in officer positions, to fill any such vacancies that the Board of Directors of the Company determines should be filled in order for the Company to operate in the ordinary course of business consistent with past practice at total compensation levels of less than $100,000 per year; provided, that (I) any such election or appointment of directors shall not result in a majority of new directors being elected or appointed to the Board of Directors as compared to those directors serving on the Board of Directors as of the date hereof, and (II) any new employment, compensation, severance or benefit arrangements for new officers or directors be approved by Parent; or (iv) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;
      (b) (i) issue, grant, sell, pledge, dispose of, transfer, grant or encumber or agree or propose to issue, grant, sell, pledge, dispose of, transfer, grant or encumber (A) any shares of capital stock, stock options, warrants, securities, rights of any kind or ownership interest (including phantom interests) or rights to acquire any such shares, securities or rights or ownership interest of the Company or its Subsidiaries (except for the issuance of (x) Company Shares issuable pursuant to employee stock options and warrants outstanding on the date of this Agreement in accordance with the terms of such securities or options, and (y) new employee stock options to acquire not more than 50,000 Company Shares issued to new employees hired by the Company after the date hereof in the ordinary course of business consistent with past practice; provided, that such new options have a per share exercise price equal to or greater than the Cash Merger Consideration, are issued pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan, and have terms that provide for the automatic cancellation of such options in the Merger at no cost to the Purchaser) or (B) any material assets of the Company or any of its Subsidiaries, except for dispositions of inventory in the ordinary course of business and in a manner consistent with past practice, or (ii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;
      (c) make any change in the number of shares of its capital stock authorized, issued or outstanding (other than issuances of shares in connection with the exercise of Company Options or Warrants outstanding on the date hereof) or grant or accelerate the exercisability of any option, warrant or other right to purchase shares of its capital stock, other than in the case of options, acceleration in accordance with the terms of such options in effect as of the date hereof in connection with the transactions contemplated hereby;
      (d) repurchase, repay, cancel or incur any Indebtedness, except for borrowings in the ordinary course of business consistent with past practice incurred under existing Indebtedness agreements.
      (e) make any material Tax election, file any amended Tax Returns or settle, compromise any material federal, state, local or foreign income Tax liability, or make any change in any material method of Tax accounting, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;
      (f) make any material change in its accounting principles or methods except insofar as may be required by a change in GAAP;
      (g) (i) split, combine, subdivide or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of its capital stock or (ii) redeem, purchase or otherwise acquire, directly or indirectly, any capital stock, other equity interest or other securities of the Company or any of its Subsidiaries;
      (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets                     of, or by any other manner, or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

      (i) adopt or amend (except as may be required by Law or to avoid adverse Tax consequences) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director, officer, employee or former director officer or employee or pay any benefit not required by any existing plan, arrangement or agreement, other than increases in compensation for individuals (other than directors and officers) and arrangements for new employees (other than officers) in the ordinary course of business consistent with past practice;
      (j) grant to employees any new or modified severance (other than providing severance under the severance or termination policies in effect on the date hereof, solely to the extent such employees are covered by such policies on the date hereof) or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;
      (k) (i) except in accordance with the Company’s 2006 capital expenditure budget previously provided to Parent, authorize, or make any commitment with respect to, any capital expenditure or acquire any property or asset not set forth in the Company’s budget in excess of $250,000 individually, but in no event to exceed $1,000,000 in the aggregate; (ii) enter into any new line of business; or (iii) make investments in Persons other than wholly owned Subsidiaries;
      (l) (i) sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any material Intellectual Property rights except for non-exclusive and non-transferable licenses granted in the ordinary course of business consistent with past practice in connection with advertising or marketing, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of material Intellectual Property of the Company or its Subsidiaries;
      (m) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);
      (n) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party and which relates to a business combination involving the Company or any of its Subsidiaries other than waivers with respect to any existing confidentiality or standstill agreement solely to the extent necessary to permit the submission of a written Takeover Proposal made in accordance with the provisions of Section 4.7 hereof;
      (o) without Parent’s consent, which consent shall not be unreasonably withheld, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice which does not exceed $200,000 in the aggregate;

      (p) except as otherwise permitted pursuant to clause (o) above, without Parent’s consent, which consent shall not be unreasonably withheld, pay, discharge, waive, release, assign, settle or compromise any pending or threatened action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (i) in respect of any matter requiring payment by the Company or any of its Subsidiaries in excess of $200,000 individually or $500,000 in the aggregate or entailing any admission of liability by the Company or any of its Subsidiaries or any material non-monetary relief against the Company or any of its Subsidiaries, or (ii) that is brought by any current, former or purported holder of any securities of the Company or any of its Subsidiaries in its capacity as such;
      (q) (i) enter into, amend, modify, cancel or consent to the termination of any Material Contract or any Contract that would be a Material Contract if in effect on the date of this Agreement; or (ii) amend, waive, modify, cancel or consent to the termination of the Company’s or any of its Subsidiary’s rights thereunder
      (r) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions with Parent and Merger Sub contemplated by this Agreement;
      (s) enter into, amend, modify, cancel or terminate (i) any lease, sublease or license to use or occupy any real property other than as permitted pursuant to Section 4.5(t), renewals set forth in Section 4.5(s) of the Disclosure Schedule on the terms set forth in such schedule, or amendments or modifications of such leases in the ordinary course of business, consistent with past practice, with Parent’s consent, which consent shall not be unreasonably withheld; (ii) any Contract for computer software, firmware, computer hardware, integrated circuits and integrated circuit masks (collectively, “Information Technology”), or to service any Information Technology, which provides for annual payments in excess of $120,000; (iii) any distribution agreement which provides for annual payments by the Company in excess of $180,000; (iv) any franchise agreement or store development agreement, or close, relocate or take actions to close or relocate, any franchised store other than any amendment or modification in connection with any default of a third party or force majeure event pursuant to any contract related thereto if Parent shall consent to such amendment or modification, which consent shall not be unreasonably withheld;
      (t) open any stores other than as included in the Company’s 2006 capital expenditure budget and in accordance with Section 4.5(k);
      (u) take any action listed or described in Section 4.5(u) of the Disclosure Schedule; and
      (v) authorize any, or commit or agree to do any of the things described in clauses (a) through (u) or anything which would make any representation or warranty of the Company in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date).

      Section 4.6     Access to Company’s Books and Records.
      Upon reasonable notice, the Company shall afford Parent and Merger Sub and their respective directors, officers, employees and Representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company and such additional information concerning the business and properties of the Company as Parent or Merger Sub may reasonably request; provided, however, the Company may restrict the foregoing access (i) to the extent that any Law requires the Company to restrict access to any properties or information and (ii) to the extent that such access would violate any existing confidentiality or similar non-disclosure obligation. With respect to the information disclosed pursuant to this Section 4.6, the Parties shall comply with, and shall cause their respective directors, officers, employees and Representatives to comply with, all of their respective obligations under that certain letter agreement dated July 11, 2005 by and between Parent and the Company, the terms of which are incorporated herein by reference (the “Confidentiality Agreement”); provided, that Parent and its representatives shall be permitted to disclose information as necessary and consistent with customary practice in connection with the Debt Financing. The Parties acknowledge that the Confidentiality Agreement shall remain in full force and effect until the Closing. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.
      Section 4.7     Takeover Proposals.
      (a) The Company and its Subsidiaries shall, and shall use commercially reasonable efforts to cause its and its Subsidiaries’ directors, officers and employees to, and shall direct its investment bankers, financial advisors, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) retained by it to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and their respective representatives) that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. The Company and its Subsidiaries shall not, and shall not authorize or permit the officers, directors or employees to, and shall direct its Representatives not to, directly or indirectly (i) solicit, initiate, propose or knowingly encourage or facilitate any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal, or (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than Parent and Merger Sub) any information with respect to or in connection with or which would reasonably likely lead to any Takeover Proposal; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal received after the date hereof (I) that was not solicited by the Company or a Representative on its behalf, and (II) that the Company’s Board of Directors or Special Committee determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes, or could reasonably be expected to lead to, a Superior Proposal, if the Company’s Board of Directors or Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, then the Company may, subject to compliance with Section 4.7(b) in the circumstances set forth therein, (i) furnish information and/or draft agreements with respect to the Company to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement no less favorable to the Company than the Confidentiality Agreement; provided, that all such information and the material terms of any such draft agreements have previously been made available to Parent or is made available to Parent prior to, or concurrently with, the time it is provided to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.
      (b) Except as provided in this Section 4.7(b), the Company’s Board of Directors or Special Committee shall not and shall not publicly propose to (i) withdraw, modify or change in a manner adverse to Parent (or fail within seven (7) days of the date of this Agreement to publicly make) the Company Recommendation, (ii) approve, adopt or recommend a Takeover Proposal or Superior Proposal, (iii) allow the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, acquisition agreement or similar agreement constituting or relating to, or that is intended to or would be reasonably expected to result in a Takeover Proposal (other than any confidentiality agreement as permitted by paragraph (a) of this Section 4.7) or (iv) take a position that recommends a bidder’s tender offer or remains neutral toward a bidder’s tender offer under Rule 14e-2(a) of the Exchange Act (any action described in clause (i), (ii), (iii) or (iv) and any other position of the Company’s Board of Directors or Special Committee contemplated by Rule 14e-2(a) of the Exchange Act other than recommending rejection of such Takeover Proposal, a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, prior to the Special Meeting, solely in response to an unsolicited bona fide written Takeover Proposal, the Board of Directors of the Company or the Special Committee may make a Company Adverse Recommendation Change if (A) it is required to do so in order to comply with its fiduciary duties to the shareholders of the Company under applicable Law, and (B) it determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) that such Takeover Proposal is a Superior Proposal, and (C) it or the Company is not otherwise in violation of this Section 4.7; provided, that the Board of Directors or Special Committee of the Company shall not make a Company Adverse Recommendation Change, unless (I) the Company has given Parent three (3) Business Days prior written notice of its intention to take such action and (II) (x) the Company’s Board of Directors or Special Committee shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent during such three (3) Business Day period and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, (y) the Company has complied in all material respects with its obligations under this Section 4.7 and (z) the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(d) hereof and the Company shall pay Parent the Breakup Fee in accordance with Section 8.6.
      (c) The Company shall promptly (and in any event within one Business Day) advise Parent orally and in writing of the Company’s receipt of any request for information or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal (including the identity of the Person making such request or Takeover Proposal). Promptly upon determination by the Company’s Board of Directors or Special Committee that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company’s Board of Directors or Special Committee has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.
      (d) Nothing contained in this Section 4.7 shall prohibit the Company or the Company’s Board of Directors or Special Committee from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company’s Board of Directors or Special Committee, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act); provided, however, that in no event shall this Section 4.7(d) affect the obligations of the Company specified in Section 4.7(b).
      Section 4.8     Director and Officer Protection.
      (a) Upon and subject to the occurrence of the Effective Time, for six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation and the Company By-laws and indemnification agreements, if any, in existence on the date of this Agreement with any directors and officers of the Company for acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.
      (b) For six (6) years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 4.8(b), which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement, except as set forth in paragraph (a) hereof. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 4.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.8 applies shall be third party beneficiaries of this Section 4.8).

      (c) In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 4.8.
      (d) The Board of Directors of Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act of Company Common Stock, Company Options and Company Warrants, in each case pursuant to the transactions contemplated hereby is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.
      Section 4.9     Payment of Expenses.
      At Closing, all expenses of counsel and financial advisors to and the accountants for the Company shall be paid by the Surviving Corporation.
      Section 4.10     Employee Benefits.
      (a) During the period commencing at the Closing and ending on the first anniversary of the Effective Time, Parent, Merger Sub and the Company agree that all employees and officers of the Company employed by the Company or any of its Subsidiaries as of the Closing Date (the “Company Employees”) shall receive (i) the salary or wage level and bonus opportunity, to the extent applicable, at the Parent’s sole option, which is either (A) no less favorable in the aggregate than that in effect immediately prior to the Effective Time or (B) no less favorable than that provided to similarly situated employees of Parent, and (ii) benefits, and other terms and conditions of employment that are, at Parent’s sole option, (A) substantially similar in the aggregate to the benefits and other terms and conditions that they were entitled to receive immediately prior to the Effective Time (excluding any equity-based compensation plans or arrangements) or (B) no less favorable in the aggregate than those provided to similarly situated employees of Parent; provided, that this Section 4.10(a) shall not be deemed to (x) be a guarantee of employment to any employee or officer of the Company or (y) require Parent, the Company or any of their affiliates to continue to maintain any particular Company Benefit Plan; and provided, further, that until the first anniversary of the Effective Time, Parent, Merger Sub and the Company agree to keep in effect all severance and retention plans, practices and policies that are applicable to employees and officers of the Company as of the date of this Agreement.
      (b) Subject to Section 4.10(a), from and after the Closing, the Company shall continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company, and each former employee and officer of the Company, as of the Closing arising under the terms of, or in connection with, any Company Benefit Plan in accordance with the terms thereof.

      (c) To the extent applicable with respect to employee benefit plans, programs, policies and arrangements that are established or maintained by Parent or its affiliates (including the Company and the Subsidiaries) for the benefit of Company Employees or former Company Employees (and their eligible dependents), Company Employees and former Company Employees (and their eligible dependents) shall be given credit for their service with the Company and the Subsidiaries (i) for all purposes of eligibility to participate and vesting (but not benefit accrual under a defined benefit pension plan) to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) to the extent permitted by the plan maintained by the Parent, for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations and shall be given credit for amounts paid under a corresponding Company Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans, programs, policies and arrangements maintained by Parent. Notwithstanding the foregoing provisions of this Section 4.10(c), service and other amounts shall not be credited to Company Employees or former Company Employees (or their eligible dependents) to the extent the crediting of such service or other amounts would result in the duplication of benefits.
      Section 4.11     Public Announcements.
      Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the Exchange, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any such release or making any such public statement.
      Section 4.12     Certain Actions and Proceedings.
      Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in the defense of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Entity or threatened by any Governmental Entity or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.
      Section 4.13     Director Resignations.
      At the Closing the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of each Subsidiary of the Company, as specified by Parent reasonably in advance of the Closing, in each case, effective at the Effective Time.
      Section 4.14     Conduct of Business by Parent.
      From the date of this Agreement to the Effective Time or earlier termination of this Agreement as provided herein, Parent shall not, and shall not permit any of its Affiliates and Subsidiaries to, without the prior written consent of the Company, amend, modify, cancel or terminate any contract, or any terms thereof, whether written or oral, by and between the

Company, on one hand, and Parent or any of its Affiliates or Subsidiaries, on the other hand, whereby such amended or modified terms would be materially less favorable to the Company than those terms in effect as of the date hereof.
ARTICLE 5.
Representations and Warranties of Company
      Except as set forth in the disclosure schedules attached to this Agreement (the “Disclosure Schedules”) (it being understood that any matter set forth in any Section of the Disclosure Schedule shall be disclosed with respect to any other Section of the Disclosure Schedules to the extent such disclosure in such other Section would be readily apparent on the face of such disclosure), the Company hereby represents and warrants to Merger Sub and Parent as follows:
      Section 5.1     Organization and Good Standing.
      The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Company and each of its Subsidiaries and has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. True and complete copies of the Company Charter, the Company By-laws and the charter documents, by-laws and organizational documents (and in each case all amendments thereto) of each of the Company’s Subsidiaries as in effect immediately prior to the date hereof have been made available to Parent. Neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation or by-laws or similar organizational document, except in the case of Subsidiaries, where such violations have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
      Section 5.2     Subsidiaries and Investments.
      Except as set forth in Section 5.2 of the Disclosure Schedules, the Company owns directly or indirectly each of the outstanding shares of capital stock or a 100% ownership interest, as applicable, of each of its Subsidiaries free and clear of all Liens. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries having corporate form is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.2 of the Disclosure Schedules, the Company owns directly or indirectly each of its Investments, if any, free and clear of all Liens. The following information for each Subsidiary and each direct or indirect Investment of the Company is set forth in Section 5.2 of the Disclosure Schedules: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner and the number of issued and outstanding shares of capital stock or share capital held by it or the type and amount of any ownership interest.
      Section 5.3     Authorization; Binding Agreement.
      (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company’s Board of Directors and the Special Committee and, except for the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to adopt this Agreement and approve the Merger and the other transactions provided for herein (the “Company Stockholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to the Company Stockholder Approval, constitutes the legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general principles of equity.
      (b) The Board of Directors of the Company, at a meeting duly called and held prior to execution of this Agreement, (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (iii) resolved to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Merger and (iv) directed that this Agreement be submitted for consideration by the holders of the Company Common Stock at a meeting of such stockholders.
      Section 5.4     Capitalization.
      The authorized capital stock of the Company consists solely of 40,000,000 shares of Company Common Stock. As of September 26, 2005, 17,319,386 shares of Company Common Stock were issued and outstanding. As of the date hereof, (i) 5,598,016 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Options and Company Warrants (excluding shares of Company Common Stock issuable under the Management Stock Purchase Plan and the Employee Stock Purchase Plan as provided in clauses (ii) and (iii)), (ii) assuming a per share purchase price equal to the Cash Merger Consideration, 5,420 shares of Company Common Stock are issuable under the Management Stock Purchase Plan until termination of such plan, and (iii) assuming a per share purchase price equal to the Cash Merger Consideration, a maximum of 29,230 shares of Common Stock will be purchased under the Employee Stock Purchase Plan until termination of such plan pursuant to the current offering period and based on current employee compensation levels. Section 5.4 of the Disclosure Schedules lists each Company Option outstanding on the date hereof, the Company Stock Option Plan under which such Company Option was granted, the number of shares of Company Common Stock issuable thereunder, the expiration date and the exercise price thereof.

Section 5.4 of the Disclosure Schedules also lists each Company Warrant outstanding on the date hereof and the number of shares of Company Common Stock issuable thereunder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Except as contemplated by this Agreement (including, without limitation, as permitted pursuant to Section 4.5(b) and except for the Company Options, the Company Warrants and as set forth on Section 5.4 of the Disclosure Schedules, the Company neither has nor as of the Effective Time will have granted any outstanding security, call, option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates the Company to issue, sell or transfer or cause to be issued, delivered or sold any shares of the capital stock of the Company or (b) restricts the transfer of, or otherwise encumbers, shares of Company Common Stock. Except as set forth above as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Other than as set forth in this Section 5.4 or in Section 5.4 of the Disclosure Schedules or as permitted pursuant to Section 4.5(b), there are no (1) options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (x) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries, (y) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (z) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company capital stock, (2) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (3) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of capital stock of the Company or any of its Subsidiaries (other than the Voting Agreement). All of the outstanding equity securities of the Company have been offered and issued in material compliance with applicable federal and state securities laws.
      Section 5.5     Financial Statements.
      All financial statements of Company (including the notes to such financial statements) included in Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2005 and any financial statements of the Company filed with the SEC pursuant to the Exchange Act after the date hereof (the “Financial Statements”), (a) are (and in the case of financial statements filed after the date hereof, will be) in accordance with the books and records of the Company in all material respects, (b) present fairly in all material respects the financial position, results of operations, changes in stockholders’ equity and cash flow (as applicable) of the Company as of the respective dates and for the respective periods indicated, and (c) have been prepared in conformity with GAAP applied in all material respects on a consistent basis through all the periods involved. The Company has no material liabilities other than (i) those disclosed in the Financial Statements filed with the SEC prior to the date hereof, (ii) those arising in the ordinary course of business since July 2, 2005, (iii) that were incurred under this Agreement or in compliance with the transactions contemplated hereby, or (iv) as disclosed in Section 5.5 of the Disclosure Schedules.
      Section 5.6     Absence of Certain Changes or Events.
      Since July 2, 2005, (a) there has not occurred any Company Material Adverse Change, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, having or that would reasonably be expected to have, a Company Material Adverse Effect, (c) the Company and its Subsidiaries have conducted their business only in the ordinary course, (d) the Company has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in GAAP, (e) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Company Common Stock, (f) the Company and its Subsidiaries have not (i) materially increased the compensation of any present or former director, officer or employee of the Company or any of its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) granted any severance or termination pay to any present or former director or officer of the Company or its Subsidiaries or, other than in the ordinary course of business, to any other employee of the Company or its Subsidiaries or (iii) established any new Company Benefit Plan and (g) except as disclosed in Section 5.6 of the Disclosure Schedules, the Company and its Subsidiaries have not otherwise taken any of the actions described in Section 4.5 (a)-(u) of this Agreement.
      Section 5.7     Company SEC Documents.
      (a) The Company has timely filed with, and furnished or otherwise transmitted to, the SEC all Company SEC Documents. Each Company SEC Document (including any financial statements or schedules included therein) (i) at the time it was filed complied in all material respects with the requirements of the Securities Act, Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, occurring since June 29, 2003, and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.
      (b) The Company has disclosure controls and procedures that are effective to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chairman of the Executive Committee of the Board of Directors of the Company and the Chief Financial Officer of the Company by others within those entities.
      (c) The Company, based on its most recent evaluation prior to the date hereof, has identified and disclosed to the Company’s auditors and the audit committee of the Company’s Board of Directors and to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
      (d) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.
      Section 5.8     Governmental and Other Consents and Approvals.
      Except as set forth in Section 5.8 of the Disclosure Schedules, subject to the Company Stockholder Approval, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the DGCL, (b) compliance with and filings required under the HSR Act, and (c) filings required under the Exchange Act.
      Section 5.9     No Violation.
      Except as set forth in Section 5.9 of the Disclosure Schedules, the execution and delivery of this Agreement, the filing by the Company of a certificate of merger in connection with the Merger in the State of Delaware in accordance with the DGCL, the consummation by the Company of the Merger and the other transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will not:

(a)	violate any provision of the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Subsidiary of the Company;

(b)	cause the Company or any of its Subsidiaries to violate in any material respect (i) any Law or any judgment, decree, or order of any Governmental Entity applicable to the Company or any of its properties or (ii) the award of any arbitrator or panel of arbitrators; or

(c)	with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a material default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or, except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any material lien upon any property of the Company under, any agreement, indenture, lease, instrument, permit, concession, franchise, or license applicable to the Company or to which the Company is a party or by which the Company

(or its properties) may be bound, which, in the case of clause (c), individually or in the aggregate, have had, or would reasonably be expected to have a Company Material Adverse Effect.
      Section 5.10     Litigation.
      Except as set forth in Section 5.10 of the Disclosure Schedules or in the Company SEC Reports filed prior to the date hereof, there is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected (a) to have a Company Material Adverse Effect, or (b) to materially and adversely affect the ability of Company to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having any such effect. As of the date hereof, there are no internal investigations or inquiries being conducted by the Board of Directors of the Company or any committee thereof, or any third party at the request thereof concerning any material violation or potential violation of any applicable Laws.
      Section 5.11     Employment and Labor Matters.
      Except as set forth on Section 5.11 of the Disclosure Schedule and except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no labor strike, labor dispute, labor slow down, work stoppage or other labor difficulty pending or, to the knowledge of the Company, threatened against the Company. Except as set forth on Section 5.11 of the Disclosure Schedule, none of the employees of the Company is covered by any collective bargaining agreement, and, to the knowledge of the Company, no representation petition has been filed by a Company employee or is pending before the National Labor Relations Board, and no union organizing campaign is in progress or has been threatened.
      Section 5.12     Governmental Approvals; Compliance with Law.
      The Company possesses from the appropriate Governmental Entity, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights (“Governmental Approvals”) that are necessary for the Company to engage in the business currently conducted by it, except in those instances in which failure to possess Governmental Approvals, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.12 of the Disclosure Schedule, the Company is in material compliance, with all applicable federal, state and local Laws.
      Section 5.13     Brokers and Finders.
      Except as set forth in Section 5.13 of the Disclosure Schedules, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and Credit Suisse First Boston LLC.
      Section 5.14     Taxes.
      (a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect and except as set forth in Section 5.14(a) of the Disclosure Schedules, (i) the Company and each of its Subsidiaries has timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by it, and any such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries has timely paid or will timely pay any Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company has set aside adequate reserves in accordance with GAAP, (iii) based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and each of its Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof and (iv) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries has been or will be timely withheld and paid over to the appropriate Tax authority. Neither the Company nor any of its Subsidiaries has received in the three-year period preceding the date hereof written notice of any material claim made by any authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Entity that it had not previously been required to file in the immediately preceding taxable period.
      (b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company has set aside adequate reserves in accordance with GAAP, on the assets of the Company.
      (c) (i) Except as set forth in Section 5.14(c) of the Disclosure Schedules, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has been notified in writing and (ii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
      (d) Neither the Company nor any of its Subsidiaries is a party to or bound by any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than customary Tax indemnifications contained in credit or other commercial lending agreements). Neither the Company nor any of its Subsidiaries has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
      (e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to (i) a “reportable transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code or (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, and the Treasury regulations promulgated thereunder or comparable provisions of section law, or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury regulations promulgated thereunder or comparable provision of state law.
      (f) Neither the Company nor any of its Subsidiaries (i) has, except as set forth in Section 5.14(f) of the Disclosure Schedules, been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.
      (g) Neither the Company nor any of its Subsidiaries has been a party to a transaction reported as a reorganization within the meaning of Section 368 of the Code, or distributed the stock of another company (or has been distributed) in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.
      Section 5.15     Employee Benefits.
      (a) Section 5.15(a) of the Disclosure Schedules contains a list of all material Company Benefit Plans. For this purpose, a “Company Benefit Plan” is any contract and employment agreement that provide annual base compensation equal to or exceeding $150,000 and which may not be terminated at will, or by giving notice of thirty (30) days or less, without cost or penalty, employee benefit plan, program, arrangement, funds, policy, or practice, with respect to which, through which, or under which (1) the Company has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of the Company, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement, or (2) the Company or any Subsidiary has or is reasonably expected to have any liability (direct or indirect, contingent or otherwise) (collectively, the “Company Benefit Plans”). The Company has made available to Merger Sub a true and complete copy of the following documents, if applicable, with respect to each material Company Benefit Plan: (i) all plan documents, including documents setting forth the material terms of the Company Benefit Plan and any funding instrument, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income Tax, and (v) copies of the nondiscrimination tests for the immediately preceding two calendar years (including without limitation, coverage tests under Section 410(b) of the Code and nondiscrimination tests under Section 401(k)(3) of the Code).
      (b) Each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with the Code, ERISA, and other applicable Laws, except where the failure to so comply is not reasonably likely to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked and there are no facts and circumstances that could result in the revocation of such letter except as may be self-corrected pursuant to Revenue Procedure 2003-44 without material liability to the Company. All contributions required to be made prior to Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable Law have been or will be timely made and to the extent not presently payable appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices. Except as set forth in Section 5.15(b) of the Disclosure Schedules, no Company Benefit Plan provides for a material increase in benefits on or after the Closing.
      (c) Except as set forth in Section 5.15(c) of the Disclosure Schedules, each Company Benefit Plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA providing tax-qualified retirement, or health, life or similar welfare type benefits to employees generally may be amended or terminated in accordance with its terms at any time without any material obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable Law as a result of such amendment or termination. There are no material actions, audits, suits, or claims which are pending or threatened, to the knowledge of the Company against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans and no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims other than routine claims for benefits. No governmental investigation of any Company Benefit Plan is pending or to the knowledge of the Company threatened. Except as set forth in Section 5.15(c) of the Disclosure Schedules, none of the assets of any Company Benefit Plan are invested in employer securities or employer real property. No non-exempt “prohibited transaction” (as such term is defined in ERISA Section 406 and Section 4975 of the Code) has occurred with respect to any Company Plan. To the knowledge of the Company, no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any trade or business (whether or not incorporated) which together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code

(“Company ERISA Affiliate”), to any material liability, Tax, or penalty imposed by ERISA, the Code, or other applicable Law.
      (d) Neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA, including without limitation any “single employer plan” as defined in Section 4001(a)(15) of ERISA or any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.
      (e) Except as listed on Section 5.15(e) of the Disclosure Schedule, no Company Benefit Plan provides post-retirement or post-termination health benefits and none of the Company or any Company ERISA Affiliate has any obligations to provide any post-retirement health benefits, except, in either case, to the extent required by Section 4980B of the Code, Part 6 of Title 1 of ERISA or similar provisions of applicable statutes.
      (f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will neither entitle any current or former employee or other service provider of the Company or any Subsidiary to severance benefits or any other payment (including, without limitation, golden parachute) under any Company Benefit Plan nor cause any amounts payable under any Company Benefit Plan to fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.
      (g) No Company Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code (“Section 409A”) has been materially modified (as defined under Section 409A) on or after October 3, 2004 and all non-qualified deferred compensation plans have been operated and administered in good faith compliance with Section 409A and IRS Notice 2005-1 from the period beginning January 1, 2005 through the date hereof.
      Section 5.16     Intellectual Property.
      (a) Section 5.16(a) of the Disclosure Schedules sets forth a true and complete list of all material registered copyrights, registered Trademarks (including internet domain name registrations), common law Trademarks, and patents and all applications to register any of the foregoing, currently owned by the Company and its Subsidiaries (collectively, “Scheduled Intellectual Property”). The entire right, title and interest in the Scheduled Intellectual Property is solely owned by the Company and its Subsidiaries. Each item listed in Schedule 5.16(a) has been duly registered or application filed with the appropriate authority. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all application, renewal or other similar fees for any such Scheduled Intellectual Property have been properly paid and are current, and all such registrations and filings remain in full force and effect. There are no actual or, to the knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity, existence, ownership of any portion of the Scheduled Intellectual Property. None of the Scheduled Intellectual Property has been previously adjudged to be invalid or unenforceable in whole or in part.

      (b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries owns or has the valid right to use all Intellectual Property used in the conduct of their business, free and clear of all liens except for Permitted Liens or liens securing Indebtedness evidenced by the agreements listed on Section 5.22(e) of the Disclosure Schedules.
      (c) Except as set forth in Section 5.16(c) of the Disclosure Schedules, no claims are pending or, to the knowledge of the Company, threatened with regard to the ownership by the Company or any of its Subsidiaries or the validity or enforceability of Scheduled Intellectual Property.
      (d) Except as set forth in Section 5.16(d) of the Disclosure Schedules, no claims are pending or, to the knowledge of the Company, threatened that the conduct of the Company’s or its Subsidiaries’ respective businesses has or does infringe, misappropriate or otherwise violate the Intellectual Property of any Person.
      (e) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Scheduled Intellectual Property, proprietary product designs, trade secret marketing plans and business methods, proprietary data, and computer software owned or purported to be owned by the Company or any Subsidiary (collectively, “Owned Intellectual Property”) the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property (except for portions thereof that may consist of embedded third party products licensed from others) and is entitled to use, sell, license, transfer, and otherwise exploit such Owned Intellectual Property in the continued operation of its respective business consistent with past practice. Except as set forth in Section 5.16(e) of the Disclosure Schedules, neither the Company nor any Subsidiary has exclusively licensed any Owned Intellectual Property to any person. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable actions to protect, preserve, and maintain the Owned Intellectual Property and to maintain the confidentiality of and restrict the improper use of confidential information.
      (f) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. There have been no security breaches relating to, violations of any security policy of the Company or any of its Subsidiaries regarding any unauthorized access of any data or information used in the business of the Company. The use and dissemination by the Company or its Subsidiaries of any and all data an information concerning individuals is in compliance with all applicable privacy policies or terms of use of the Company or any of its Subsidiaries and Laws. The transactions contemplated to be consummated hereunder as of the Closing will not violate any privacy policy or terms of use of the Company or its Subsidiaries, or Laws relating to the use, dissemination, or transfer of such data or information.
      Section 5.17     Environmental Matters.

      Except for such items that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 5.17 of the Disclosure Schedules (i) the Company is in compliance with Environmental Laws, (ii) the Company possesses all Environmental Permits that are required to conduct the business of the Company as it is currently conducted, (iii) the Company has not received any written claim or notice of violation from any Environmental Entity alleging that the Company is in violation of, or liable under, any Environmental Law, and (iv) to the knowledge of the Company there are no facts or circumstances that could give rise to any material liability of the Company under any Environmental Law.
      Section 5.18     Required Vote.
      The affirmative vote of a majority of the shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s securities necessary to approve this Agreement and the Merger under the DGCL.
      Section 5.19     State Takeover Statutes.
      The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Company’s Board of Directors. True and complete copies of all resolutions of the Company’s Board of Directors reflecting such actions have been previously provided to Parent. No other takeover statute or similar statute or regulation enacted under state or federal laws in the United States is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.
      Section 5.20     Material Contracts.
      Except as filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement, or as disclosed in Section 5.20 of the Disclosure Schedules, the Company is not a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or (B) which, as of the date hereof, (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) which involves aggregate expenditures in excess of $500,000 for non-merchandise materials and is not cancelable within one year, (3) which contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Subsidiary of the Company, (4) entered into other than in the ordinary and usual course of business, (5) representing Indebtedness of the Company or any of its Subsidiaries, (6) with any Governmental Entity, (7) with any director or officer of the Company or any Subsidiary of the Company, (8) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement, or (10) any Contract for Information Technology, or for Information Technology services which involves annual payments in excess of $500,000, (collectively, “Material Contracts”). The Company has not received any notice that any other party is, presently in default in any respect under any Material Contract except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Company Material Adverse Effect; and there has not occurred and is presently existing any event that with the lapse of time or the giving of notice or both would constitute such a material default.
      Section 5.21     Information in Proxy Statement.
      The Definitive Proxy Statement (or any amendment thereof or supplement thereto), at the date mailed to Company stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by the Parent or Merger Sub for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the requirements of the DGCL.
      Section 5.22     Properties.
      (a) The Company and the Subsidiaries do not own any real property.
      (b) The Company has made available to Parent true and complete copies of the written agreements with respect to each leasehold interest in real property leased by, subleased by, licensed or with respect to which a right to use or occupy has been granted to the Company or any of the Subsidiaries (whether or not in use or not in use by the Company or any of the Subsidiaries) (the “Real Property Leases” and such leased real property, the “Real Property”). Except for the Real Property Leases, there are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of the Real Property and there is no Person (other than the Company or a Company Subsidiary) in possession of the Real Property. With respect to each Real Property Lease that is a sublease, to the knowledge of the Company, the representations and warranties set forth in subsections (c) and (d) below are true and correct with respect to the underlying lease.
      (c) Except as set forth on Section 5.22 of the Disclosure Schedules, the Real Property Leases do not impose material restrictions on any portion of the business of the Company or the Subsidiaries other than radius or use restrictions that do not materially interfere with the Company’s business. Neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission as a result of the Merger. The Company has delivered to the Buyer true, correct and complete copies of the Real Property Leases including all amendments, modifications, notices or memoranda of lease thereto and all estoppel certificates or subordinations, non-disturbance and attornment agreements related thereto.
      (d) Except as set forth in Section 5.22(d) of the Disclosure Schedules, there are no outstanding Contracts for the purchase of any material Real Property.
      (e) The Company holds good and valid leasehold interest in the Real Property free of all liens except for Permitted Liens or liens securing Indebtedness evidenced by the agreements listed on Section 5.22(e) of the Disclosure Schedules or reflected in the Financial

Statements filed prior to the date hereof. Other than such exceptions which as would not have a Company Material Adverse Effect, all Real Property Leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant. There are no existing defaults (either on the part of the Company or, to the knowledge of the Company, any other party thereto) under any Real Property Lease and no event has occurred and is presently existing which, with notice or the lapse of time, or both, would constitute a default (either on the part of the Company or, to the knowledge of the Company, any other party thereto) under any of the Real Property Leases, except for any of the foregoing which, individually or in the aggregate, would not have a Company Material Adverse Effect.
      (f) With respect to those Real Property Leases listed on Section 5.22(f) of the Disclosure Schedule, the Company has never paid any percentage rent (based on a percentage of gross sales, revenue, or other financial measure), and the Company is not obligated to pay any percentage rent.
      Section 5.23     Opinion of Financial Advisor.
      The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC, the Company’s financial advisors, to the effect, that as of the date of such opinion, the Cash Merger Consideration to be received in the Merger by the holders of the Company Common Stock (other than the Principal Stockholders and their Affiliates) is fair to such holders from a financial point of view. An executed copy of such opinion will promptly be delivered to Parent solely for information purposes after receipt of a written copy thereof by the Board of Directors of the Company.
      Section 5.24     Affiliate Transactions.
      Except as set forth in the Company’s most recent annual proxy statement filed with the SEC or as set forth on Section 5.24 of the Disclosure Schedules, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months.
      Section 5.25     Insurance.
      The Company maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the knowledge of the Company are reasonably adequate with respect to all material properties, assets and business activities of the Company and each of its Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities.
      Section 5.26     Commercial Relationships.
      Except as set forth on Section 5.26 of the Disclosure Schedules, during the last twelve months none of the Company’s, nor any of its Subsidiaries’ material customers, suppliers,

collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with the Company or any of its Subsidiaries.
      Section 5.27     Fees and Expenses.
      Section 5.27 of the Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company and its Subsidiaries as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company and its Subsidiaries are obligated to pay, and (iii) a good faith estimate of all other transaction fees and expenses that, as of the date hereof, the Company and the Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.
ARTICLE 6.
Representations and Warranties of Merger Sub and Parent
      Merger Sub and Parent hereby represent and warrant to the Company as follows:
      Section 6.1     Organization and Good Standing.
      Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of its business transacted by it makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.
      Section 6.2     Authorization; Binding Agreement.
      Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent’s and Merger Sub’s respective Board of Directors, and this Agreement has been adopted by the stockholders of Merger Sub in accordance with the DGCL and their respective certificates of incorporation and bylaws. No other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize this Agreement, the Merger and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding agreement of Merger Sub and Parent, enforceable against Parent and Merger Sub in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and general principles of equity.
      Section 6.3     Capitalization.
      The authorized capital stock of Merger Sub consists of 3,000 shares of Merger Sub Common Stock of which 100 are issued and outstanding on the date hereof and are beneficially owned by the Parent. All of the shares of Merger Sub Common Stock outstanding at the Effective Time (i) will have been duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) will be beneficially owned by Parent. Merger Sub has not granted any outstanding option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Merger Sub to issue, sell, repurchase or transfer any shares of the capital stock of Merger Sub or (b) restricts the transfer of, or otherwise encumbers, shares of Merger Sub Common Stock. Merger Sub has no treasury stock.
      Section 6.4     No Violation.
      Neither the execution and delivery of this Agreement, the filing of the Certificate of Merger nor the consummation by Merger Sub and Parent of the transactions contemplated hereby, nor compliance by Merger Sub with any of the provisions hereof, will:
      (a) violate any provision of the charter documents or bylaws of Merger Sub or Parent;
      (b) violate any statute or Law or any judgment, decree or order of any Governmental Entity applicable to Merger Sub or Parent or any of their properties; or
      (c) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or except as contemplated by this Agreement, require the consent of any Person under, or result in the creation of any lien upon any property of Merger Sub or the Parent under, any agreement, indenture, lease or instrument, permit, concession, franchise, or license applicable to Merger Sub or Parent to which Merger Sub or Parent is a party or by which Merger Sub or the Parent (or its properties) may be bound, which in the aggregate would have a Parent Material Adverse Effect.

      Section 6.5     Governmental and Other Consents and Approvals.
      No consent, waiver, approval, license or authorization of or designation, declaration or filing with any Governmental Entity or any other Person is required in connection with the execution or delivery by Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger or the transactions contemplated hereby, other than (a) filings in the State of Delaware in accordance with the DGCL, (b) filings required under the HSR Act, (c) filings required under the Exchange Act and (d) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a Parent Material Adverse Effect.
      Section 6.6     Proxy.
      The information furnished to the Company by Merger Sub and Parent specifically for inclusion in the Definitive Proxy Statement or any amendment or supplement thereto, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to any other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
      Section 6.7     Financing.
      Parent and Merger Sub have delivered to the Company true and complete copies of executed commitment letters from (i) Goldman Sachs Credit Partners L.P., Banc of America Securities LLC and Bank of America, N.A. dated as of the date hereof, to provide debt financing in an aggregate amount set forth therein (the “Debt Financing”), (ii) Berkshire Fund VI Limited Partnership and Berkshire Investors LLC, dated as of the date hereof, to provide equity financing in an aggregate amount set forth therein, and (iii) Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. dated as of the date hereof, to provide equity financing in an aggregate amount set forth therein, (such commitment letters and any commitment letters in substitution thereof that are reasonably acceptable to the Company, the “Commitments”, and the financing to be provided thereunder, the “Financing”). The proceeds from the Financing, together with cash of the Company of $25 million, constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and other transactions contemplated by this Agreement, including any funds necessary to pay the Cash Merger Consideration and to repay any indebtedness of the Company that will be repayable (including at the option of the relevant creditor), and, in each case, all associated costs and expenses, upon or following consummation of the Merger and other transactions contemplated herein. The obligations to fund the Commitments are not subject to any condition other than those set forth in the Commitments. As of the date hereof, the Commitments are in full force and effect, have not been withdrawn or terminated or otherwise amended or modified in any respect and no Person extending such Commitments has advised Parent or Merger Sub, and none of Parent or Merger Sub have any reason to believe, that the Commitments will not lead to the Financing contemplated by this Agreement. All commitment and other fees required to be paid under the Commitments on or prior to the date hereof have been paid.

      Section 6.8     Brokers and Finders.
      Except for Goldman, Sachs & Co., the fees and expenses of which shall be paid by Parent or Merger Sub, Parent or Merger Sub has not engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder’s or other fees by the Company in connection with the transactions contemplated hereby.
      Section 6.9     No Prior Activities.
      Merger Sub has not incurred, and will not incur, directly or through any Subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except as contemplated by this Agreement and the Commitments, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity, or become subject to or bound by any obligation or undertaking.
      Section 6.10     Litigation.
      There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Merger Sub or Parent, threatened against or affecting Merger Sub or Parent or any of its properties, assets, business, or Governmental Approvals before any Governmental Entity or arbitrator, which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.
ARTICLE 7.
Conditions
      Section 7.1     Conditions to Each Party’s Obligation to Effect the Merger.
      The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:
      (a) This Agreement and the Merger shall have been approved by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with DGCL and the organizational documents of the Company;
      (b) No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement;

      (c) The Company and Merger Sub shall have been furnished with evidence satisfactory to them of the timely consent or approval of each federal and material state and foreign Governmental Entity whose consent or approval is required in connection with the execution or delivery by the Company of this Agreement or consummation of the transactions contemplated hereby, if the failure to obtain any such consent or approval would constitute a material violation of Law or subject any Party to any material fine or other material adverse consequence; provided, however, that this condition shall not apply as a condition to such Party’s obligation to close if such Party’s failure to fulfill its obligations hereunder shall have been the cause of such failure to obtain such consent or approval; and
      (d) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted.
      Section 7.2     Conditions to Obligation of the Company to Effect the Merger.
      The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, by the Company to the extent permitted by applicable Law:
      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or Parent Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger. The Company shall have received a certificate of the President or a Vice President of each of Parent and Merger Sub to that effect; and
      (b) Agreements and Covenants. Merger Sub and Parent shall have performed or complied in all material respects with all agreement and covenants required to be performed by them under this Agreement prior to the Effective Time, and the Company shall have received a certificate from each of Merger Sub and the Parent signed by its President or a Vice President, respectively, to that effect.
      Section 7.3     Conditions to Obligations of Parent and Merger Sub to Effect the Merger.
      The obligations of Merger Sub and the Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, any or all of which may be waived, in whole or in part, by Parent or Merger Sub to the extent permitted by applicable Law:
      (a) Representations and Warranties. Other than with respect to the Section 5.3 (Authorization; Binding Agreement), 5.4 (Capitalization), 5.13 (Brokers and Finders), 5.19 (State Takeover Statutes), 5.24 (Affiliate Transactions) and 5.27 (Fees and Expenses), the

representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, do not result in and could not reasonably be expected to result in a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 5.3 (Authorization; Binding Agreement) and 5.19 (State Takeover Statutes) shall be true and correct as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), giving effect to all qualifications in such representations and warranties relating to materiality or a Company Material Adverse Effect. The representations and warranties made by the Company in Section 5.4 (Capitalization) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Merger Sub, the Surviving Corporation or any of their Subsidiaries in excess of $100,000. The representations and warranties made by the Company in Section 5.24 (Affiliate Transactions) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, will not result in fees, costs, charges, losses, expenses or other amounts attributable to or payable by Parent, Merger Sub, the Surviving Corporation or any of their Subsidiaries in excess of $50,000. The representations and warranties made by the Company in Section 5.13 (Brokers and Finders) and 5.27 (Fees and Expenses) disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and as of the Effective Time as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date). Parent shall have received a certificate of the President or a Vice President of the Company to that effect.
      (b) Agreements and Covenants. The Company shall have performed in all material respects all agreement and covenants required to be performed by it under this Agreement prior to the Effective Time and Parent shall have received a certificate of the Company signed by the President or a Vice President of the Company to that effect.
      (c) Debt Financing. The Debt Financing contemplated by the Commitments shall have been consummated on the terms set forth therein; provided, that in the event the Debt Financing contemplated in the Commitments shall not have been consummated on the terms set forth therein, Parent shall have received the proceeds of alternate debt financing in the same amount and on terms and conditions no less favorable to Parent and Merger Sub than those included in the Commitments.
      (d) No Company Material Adverse Effect. Since the date of this Agreement there shall have been no Company Material Adverse Effect.
ARTICLE 8.
Termination; Non-survival Of Representations,
Warranties And Covenants; Waiver And Amendment
      Section 8.1     Termination.
      This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger to the stockholders of the Company:
      (a) By mutual written consent of the Constituent Corporations;
      (b) By either the Company or Parent, by giving written notice to the other Party at any time prior to the Effective Time if the Closing shall not have occurred on or before the Termination Date, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement and the conditions set forth in Section 8.1(j) otherwise do not apply;
      (c) By Parent, in the event that prior to the obtaining of the Company Stockholder Approval a Company Adverse Recommendation Change shall have occurred;
      (d) By the Company, in connection with a Superior Proposal, in accordance with the terms and subject to the conditions of Section 4.7(b);
      (e) By the Company or Parent, by written notice to the other, if upon a vote at the Special Meeting, any approval of the stockholders of the Company necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained;
      (f) By any of the Parties, by written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
      (g) By Parent if (i) any of the representations and warranties of the Company herein are or become untrue or inaccurate such that Section 7.3(a) would not be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.3(b) would not be satisfied and, in each case, such breach has not been, or cannot be, cured within the earlier of (x) 30 days after the giving of written notice to the Company of such breach or (y) the Termination Date;

      (h) By the Company (i) any of the representations and warranties of Parent or Merger Sub herein are or become untrue or inaccurate such that Section 7.2(a) would not be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein such that Section 7.2(b) would not be satisfied and, in each case, such breach has not been, or cannot be, cured within earlier of (x) 30 days after the giving of written notice to the Company of such breach or (y) the Termination Date;
      (i) By the Company, by written notice to Parent, if (A) (i) the commitment letters with respect to the Debt Financing have been withdrawn or (ii) the lenders for such Debt Financing have notified Parent in writing (in such case, Parent shall promptly notify the Company of such notification) that the conditions set forth in such commitment letters with respect to the Debt Financing cannot or will not be satisfied (the date of such withdrawal or notification, the “Financing Withdrawal Date”) and (B) within thirty (30) calendar days of the Financing Withdrawal Date, Parent is unable to secure alternate commitments for the Debt Financing to the reasonable satisfaction of the Board of Directors of the Company; or
      (j) By the Company or Parent, by giving written notice to the other Party, if (I) the Closing shall not have occurred on or before the Termination Date; (II) the Company is not otherwise in breach of this Agreement; (III) the Company has satisfied (or is immediately capable of satisfying) all of its conditions to closing under Section 7.1 and 7.3 (other than those conditions that Parent or Merger Sub have responsibility to fulfill, including, without limitation, Section 7.2(a), Section 7.2(b) or Section 7.3(c)); and (IV) the only condition to closing that cannot be satisfied is under Section 7.3(c).
      Section 8.2     Non-Survival of Representations, Warranties and Covenants.
      The respective representations and warranties of the Company, Parent and Merger Sub contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation, the Company, Parent nor Merger Sub or any officer, director or principal thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 8.2 shall have no effect upon any other covenant or agreement of the Parties hereto, whether to be performed before or after the consummation of the Merger. Parent and Merger Sub agree that, except for the representations and warranties contained in Article V, the Company makes no other express or implied representation or warranty on behalf of the Company and its Subsidiaries and the Company hereby disclaims any such representation and warranty whether by the Company, its Subsidiaries, its Affiliates, officers, directors, employees, agents or representatives or any other Person, notwithstanding the delivery or disclosure to Parent or Merger Sub or their respective representatives of any documentation or other information.
      Section 8.3     Amendment.
      This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the Parties hereto.
      Section 8.4     Waiver.
      At any time prior to the Effective Time, whether before or after the Special Meeting, any Party hereto, by action taken by its Board of Directors or a committee thereof, may (i) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (ii) subject to the proviso contained in Section 8.3, waive compliance with any of the agreements of any other Party or with any conditions (other than those appearing in Section 7.1(a) and (b)) to its own obligations. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer, and, in the case of Company, authorized by the Special Committee.
      Section 8.5     Effect of Termination.
      In the event of the termination of this Agreement under Section 8.1, this Agreement shall thereafter become void and have no effect and no Party hereto shall have any liability to any other Party hereto or its stockholders or directors or officers in respect thereof, except (A) that the confidentiality provisions of Section 4.6, the Confidentiality Agreement, Section 4.11, this Section 8.5, Section 8.6 and Article 9 shall survive any such termination if such obligations arose at or before the time of such termination, (B) with respect to any liabilities or damages incurred or suffered by a Party as a result of the willful and material breach by the other Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (other than in the case of a termination pursuant to Sections 8.1(h), 8.1(i) or 8.1(j)), and (C) with respect to liabilities under the Voting Agreement to the extent set forth therein.
      Section 8.6     Certain Payments.
      (a) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b), 8.1(e) or by Parent pursuant to Section 8.1(g), the Company shall pay to Parent in immediately available funds, as directed by Parent in writing, an amount equal to $15 million dollars ($15,000,000) (the “Breakup Fee”); provided, that the Company shall only be required to pay the Breakup Fee pursuant to this Section 8.6(a) if (i) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been commenced or publicly proposed, or disclosed to the Board of Directors or the Special Committee and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to or consummates a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to fifty (50) percent); provided further, that the Company shall not be required to pay the Breakup Fee pursuant to this Section 8.6(a) if this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b) if the Company or Parent may otherwise terminate this Agreement pursuant to Section 8.1(j). Payment under this Section 8.6(a) shall be made upon the earlier of the consummation of such Takeover Proposal and the ninetieth (90th) day following the entering into by the Company of the agreement to engage in such Takeover Proposal.

      (b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c) or by the Company pursuant to 8.1(d), the Company shall pay to Parent, on the date of such termination, the Breakup Fee in immediately available funds, as directed by Parent in writing.
      (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), Section 8.1(i) or Section 8.1(j), Parent shall, for a period of three (3) years (where each annual period shall commence on the date of such termination or the anniversary date of such termination and end one year later on the day prior to such anniversary of such termination (each an “Annual Period”), pay to the Company in immediately available funds as directed by the Company in writing, an amount equal to five percent (5%) of the total cash expenditures of the Company, its Affiliates and franchisees, in the aggregate, for goods or services supplied by Parent, Amscan, Inc. or any of its Subsidiaries to the Company or its Subsidiaries for such Annual Period. Payments under this Section 8.6(c) shall be made annually within forty-five (45) days of each anniversary of such termination.
      (d) If either Party fails to promptly make any payment required under this Section 8.6 and the other Party commences a suit to collect such payment, such Party shall indemnify the other Party for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the Prime Rate (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.6. Except as provided in Section 8.5 and except for breaches of the Confidentiality Agreement by Parent, Merger Sub or their respective Affiliates, the payments made by the Company to Parent or by Parent to the Company as set forth above shall represent the sole and exclusive remedy at Law or in equity to which Parent and Merger Sub or the Company, as the case may be, and their respective officers, directors, representatives and Affiliates shall be entitled under this Agreement in the event this Agreement shall be terminated and payments made in the circumstances contemplated by subsection (a), (b) or (c) above. Such payments shall be made without duplication. Accordingly, neither Parent nor the Company shall be entitled to payments under this Section 8.6 in more than one instance.
ARTICLE 9.
General Agreements
      Section 9.1     Notice.
      All notices, requests and other communications to any Party shall be in writing (including telecopy or similar writing) and shall be given,

(a)	If to Parent or Merger Sub:

Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, New York 10523
Tel: 617-227-0050
Facsimile: 617-227-6105

(b)	Attn: Robert J. Small, Chairman

with copies to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Tel: (617) 951-7000
Facsimile: (617) 951-7050
Attn: David C. Chapin, Esq.
Shari H. Wolkon, Esq.

(b) If to the Company, to:

Party City Corporation
400 Commons Way
Rockaway, NJ 07866
Tel: (973) 453-8780
Facsimile: (973) 983-4677
Attention: Gregg A. Melnick

with copies to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Tel: (212) 906-1200
Facsimile: (212) 751-4864
Attn: Raymond Y. Lin, Esq.

and to:
Special Committee of the Board of Directors of the Company

Party City Corporation
400 Commons Way
Rockaway, NJ 07866
Tel: (973) 983-0888
Facsimile: (973) 983-4776
Attention: Walter Salmon
or to such other address or telecopier number as such Party may hereafter specify for the purpose of notice to the other Parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day); provided, that if notice or other communication is given by telecopy, such notice or communication shall also be given by certified mail or by overnight courier.
      Section 9.2     Entire Agreement.
      This Agreement (including the documents and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties hereto and their Affiliates and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder; provided, that if any term of the Confidentiality Agreement shall conflict with the terms of this Agreement, this Agreement shall control.
      Section 9.3     Parties in Interest.
      This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Article 3 and Section 4.8, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement
      Section 9.4     Headings.
      The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
      Section 9.5     Severability.
      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
      Section 9.6     Successors and Assigns.
      This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto.

      Section 9.7     Governing Law.
      This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal Laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
      Section 9.8     Costs and Expenses.
      Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
      Section 9.9     Counterparts.
      This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.
      Section 9.10     Specific Performance.
      The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, except as specifically provided herein, the Parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at Law or equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.
      Section 9.11     Assignments.
      No Party shall assign, delegate or otherwise transfer this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Parties except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any assignment in violation of the foregoing shall be null and void.
      Section 9.12     Jurisdiction.
      Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the Court of Chancery of the State of Delaware, County of New Castle, and each of the Parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 9.1 shall be deemed effective service of process.
      Section 9.13     Waiver of Jury Trial.
      TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
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      IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the date first above written.

PARTY CITY CORPORATION,
a Delaware corporation

By:	/s/ Gregg A. Melnick

Name: Gregg A. Melnick
Title: Chief Financial Officer

AMSCAN HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Robert J. Small

Name: Robert J. Small
Title: Chairman of the Board

BWP ACQUISITION, INC.,
a Delaware corporation

By:	/s/ Robert J. Small

Name: Robert J. Small
Title: President

Exhibit A
CERTIFICATE OF MERGER
for the merger of
BWP ACQUISITION, INC.
into
PARTY CITY CORPORATION
Pursuant to Section 251(c) of the
Delaware General Corporation Law
      The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

First: That the name and state of incorporation of each of the constituent corporations in the merger is as follows:

Name	State of Incorporation

BWP Acquisition, Inc.	Delaware
Party City Corporation	Delaware

Second: That an Agreement and Plan of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the Delaware General Corporation Law.

Third: That Party City Corporation shall be the surviving corporation of the merger.

Fourth: That upon the effective time of the merger, the Certificate of Incorporation of Party City Corporation, being the surviving corporation, shall be amended and restated in the form attached hereto as Exhibit A.

Fifth: That the executed Agreement and Plan of Merger is on file at an office of the surviving corporation. The address of such office is 400 Commons Way, Rockaway, New Jersey 07866.

Sixth: That a copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

Seventh: That this Certificate of Merger (“Certificate”) shall be effective at such time as this Certificate is filed with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.
[The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, Party City Corporation. has caused this Certificate of Merger to be executed by its duly authorized officer this       day of                     , 2005.

PARTY CITY CORPORATION

By:

Name:
Title:

ANNEX B
[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]
September 26, 2005
Board of Directors
Party City Corporation
400 Commons Way
Rockaway, New Jersey 07866
Members of the Board:
      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Company Common Stock”), of Party City Corporation (the “Company”), other than Tennenbaum & Co., LLC and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 26, 2005 (the “Merger Agreement”), among Amscan Holdings, Inc. (“Amscan”), BWP Acquisition, Inc., a wholly owned subsidiary of Amscan (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $17.50 in cash (the “Merger Consideration”).
      In arriving at our opinion, we have reviewed the Merger Agreement as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company and have compared that data with similar data for other publicly held companies in businesses we deemed similar to the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also have considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
      In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company which we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification, amendment or adjustment of any material term, condition or agreement therein. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than Tennenbaum & Co., LLC and its affiliates, of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that

B-1

Board of Directors
Party City Corporation
September 26, 2005

might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.
      We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to Amscan and to private investment funds whose affiliates are stockholders of Amscan and their respective affiliates, for which services we have received, and would expect to receive, compensation. In addition, certain private investment funds affiliated or associated with us have invested in private equity funds managed or advised by affiliates of Amscan. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and such affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Amscan and their respective affiliates and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.
      It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, other than Tennenbaum & Co., LLC and its affiliates.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

ANNEX C
Section 262 of the General Corporation Law of the State of Delaware
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY CARD
PARTY CITY CORPORATION
PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
                               , 2005
     The undersigned stockholder of Party City Corporation hereby appoints Joseph J. Zepf and Gregg A. Melnick, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Stockholders of Party City Corporation to be held on                      , 2005, at                 , local time, at                     , and at any adjournments thereof. You can revoke your proxy at any time before it is voted at the Special Meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Party City Corporation; or (iii) voting in person at the Special Meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.
     The undersigned acknowledges receipt from Party City Corporation prior to the execution of this proxy of a Notice of Special Meeting and a proxy statement dated                      , 2005.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSAL. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
     Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership or limited liability company, please sign full entity name by an authorized person.
Comments: ________________________________________________________________________________

________________________________________________________________________________
(If you noted any Comments above, please mark corresponding box on the reverse side.)
________________________________________________________________________________

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Adoption of the Agreement and Plan of Merger, dated as of September 26, 2005, as amended, by and among Amscan Holdings, Inc., BWP Acquisition, Inc. and Party City Corporation, which provides for the merger of BWP Acquisition, Inc., a wholly-owned subsidiary of Amscan Holdings, Inc., with and into Party City Corporation, with Party City Corporation continuing as the surviving corporation in the merger, and the conversion of each outstanding share of common stock of Party City Corporation (other than shares held (i) as treasury shares or by any subsidiary of Party City Corporation or (ii) by Amscan Holdings, Inc., BWP Acquisition, Inc. or any subsidiary of BWP Acquisition, Inc.) into the right to receive $17.50 in cash, without interest.
FOR ☐    AGAINST ☐    ABSTAIN ☐

2.	Approval of adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.
FOR ☐    AGAINST ☐    ABSTAIN ☐
For comments, please check this box and write them on the back where indicated ☐
Please indicate if you plan to attend this meeting:            Yes ☐    No ☐
HOUSEHOLDING ELECTION — Please indicate if you consent to receive future investor communications in a single package per household:            Yes ☐    No ☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

FOLD AND DETACH ABOVE
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www		1 ( ) -		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.